     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH  , 2000


                                            REGISTRATION STATEMENT NO. 333-96331

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                               AMENDMENT NO. 1 TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               COHO ENERGY, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                          1311                         75-2488635
(State or other jurisdiction   (Primary Standard Industrial            (IRS Employer
             of                 Classification Code Number)       Identification Number)
      incorporation or
        organization)

        14785 PRESTON ROAD, SUITE 860                         JEFFREY CLARKE,
             DALLAS, TEXAS 75240                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
               (972) 774-8300                          14785 PRESTON ROAD, SUITE 860
      (Address, Including Zip Code, and                     DALLAS, TEXAS 75240
   Telephone Number, Including Area Code,                     (972) 774-8300
of Registrant's Principal Executive Offices)      (Name, Address, Including Zip Code, and
                                                  Telephone Number, Including Area Code,
                                                           of Agent for Service)

                                With a Copy to:

                             HARVA R. DOCKERY, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                          2200 ROSS AVENUE, SUITE 2800
                              DALLAS, TEXAS 75201

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------
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       TITLE OF EACH CLASS OF               PROPOSED MAXIMUM AGGREGATE
     SECURITIES TO BE REGISTERED                  OFFERING PRICE                  AMOUNT OF REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------
Rights(1)............................                   N/A                                   None
Common Stock.........................               $90,103,998                           $23,788.00(3)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


(1) Evidencing the rights to subscribe for Common Stock of the Registrant. Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the Common Stock underlying the rights.
(2) Calculated in accordance with Rule 457(o) based on the estimated maximum offering price of the Common Stock.

(3) Of the total registration fee, $23,760.00 was paid with the filing of the original registration statement. The balance accompanies the filing of this Amendment No. 1.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
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      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


            PROSPECTUS SUBJECT TO COMPLETION. DATED MARCH 24, 2000.



                             UP TO 8,663,846 SHARES


                                  [COHO LOGO]

                                  ENERGY, INC.

                                  COMMON STOCK
                             ---------------------


    We are distributing to the holders of our existing common stock rights to purchase up to an aggregate of 8,663,846 shares of our new common stock. The total purchase price of the shares offered will be $90,103,998 if this offering is fully subscribed. The rights are not transferable and will not be listed for trading on any stock exchange.



    If you owned common stock on March 6, 2000, the record date for this offering, you will receive, at no cost, a right to buy 0.338 shares of new common stock at a price of $10.40 per share for each share of common stock that you owned on the record date. This right is called the basic subscription privilege. If you decide to purchase all of the shares that you are eligible to purchase under the basic subscription privilege, you may also offer to buy additional shares of new common stock at the same subscription price per share. This right is called the over-subscription privilege. We will round the number of rights you receive to the nearest whole number.



    The rights are exercisable beginning on the date of this prospectus. The rights will expire if they are not exercised by 5:00 p.m., New York City time,
on April   , 2000, the expected expiration date of the rights. If you wish to participate in this offering, we recommend that you follow the instructions set forth in this prospectus and that you submit all subscription documents and payments to the subscription agent at least 10 days before the deadline. All subscriptions will be held in escrow by our subscription agent, ChaseMellon Shareholder Services, L.L.C., until accepted by us. We, in our sole discretion, may extend the period for exercising the rights.



    If the shares available under the rights are not fully subscribed by the expiration date of the rights, we may offer the remaining available shares to others for $10.40 per share.



    This offering is an integral part of our plan of reorganization under Chapter 11 of the Bankruptcy Code and is conditioned on the consummation of that plan.



    Our existing common stock is traded on Nasdaq's OTC Bulletin Board under the symbol "COHO." On March 23, 2000, the closing price for the existing common stock as quoted on the OTC Bulletin Board was $ 7/32 per share. We anticipate that the new common stock will be quoted on the OTC Bulletin Board under the symbol "COHO."

                             ---------------------


     INVESTING IN COHO NEW COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 7 BEFORE PURCHASING ANY OF THE NEW COMMON STOCK.

                             ---------------------


                      SUBSCRIPTION PRICE: $10.40 PER SHARE



                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public Offering Price.......................................   $10.40     $90,103,998
Estimated Expenses..........................................   $ 0.06     $   550,000
Net Proceeds to Coho........................................   $10.34     $89,553,998


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


                 THE DATE OF THIS PROSPECTUS IS MARCH   , 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE OFFERING....................    1
PROSPECTUS SUMMARY..........................................    4
SUMMARY CONSOLIDATED FINANCIAL INFORMATION..................    5
SUMMARY HISTORICAL RESERVES AND OPERATING DATA..............    7
RISK FACTORS................................................    8
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   13
GLOSSARY....................................................   14
THE OFFERING AND PLAN OF DISTRIBUTION.......................   16
USE OF PROCEEDS.............................................   23
DIVIDEND POLICY.............................................   23
PRICE RANGE OF EXISTING COMMON STOCK........................   23
CAPITALIZATION..............................................   25
SELECTED FINANCIAL DATA.....................................   27
THE PLAN OF REORGANIZATION..................................   28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   35
BUSINESS....................................................   49
OIL AND GAS OPERATIONS......................................   53
MANAGEMENT..................................................   72
EXECUTIVE COMPENSATION......................................   75
SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND
  MANAGEMENT................................................   80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   82
DESCRIPTION OF EXISTING INDEBTEDNESS........................   83
DESCRIPTION OF OUR CAPITAL STOCK............................   86
DILUTION....................................................   89
LEGAL MATTERS...............................................   90
INDEPENDENT AUDITORS........................................   90
ENGINEERS...................................................   90
WHERE YOU CAN FIND MORE INFORMATION.........................   91
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                    QUESTIONS AND ANSWERS ABOUT THE OFFERING

WHY ARE WE CONDUCTING THIS OFFERING?


     We are conducting this offering to raise capital as part of a comprehensive plan of reorganization under Chapter 11 of the Bankruptcy Code. Our plan of reorganization is designed to provide us with additional financial flexibility and to allow us to continue as a going concern. The offering is made to shareholders as of the record date.


WHAT IS A RIGHTS OFFERING?


     The rights offering is a distribution of rights on a pro rata basis to all of our shareholders who hold shares of our common stock on March 6, 2000, the record date. "Pro rata" means in proportion to the number of shares of our existing common stock that you and the other shareholders hold on the record date. We are distributing 0.338 rights for each share of our existing common stock held on the record date. We will not issue any fractional rights, but rather will round any fractional rights to the nearest whole number.


WHAT IS A RIGHT?


     Each right entitles the shareholder to purchase one share of our new common stock at a subscription price of $10.40 per share. Each right carries with it a basic subscription privilege and an over-subscription privilege.


WHAT IS THE NEW COMMON STOCK?


     Upon the effective date of confirmation of our plan of reorganization, we will cancel our existing common stock and issue new common stock. Generally, the new common stock will carry the same rights as the existing common stock, except that holders of the new common stock will not have cumulative voting rights. See the sections of this prospectus called "The Plan of Reorganization" and "Description of Our Capital Stock" for more information regarding the new common stock.


WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     The basic subscription privilege of each right entitles you to purchase one share of our new common stock for the subscription price.

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

     The over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe to purchase additional shares of new common stock at the same subscription price per share.

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

     We will be able to satisfy your exercise of the over-subscription privilege only if other rights holders do not fully exercise their basic subscription privileges. If sufficient shares of our new common stock are available, we will honor the over-subscription requests in full. If over-subscription requests exceed the number of shares which are available, we will allocate the available shares pro rata among those rights holders who over-subscribed, based on the number of shares purchased under the basic subscription privilege.


WHAT IS THE STANDBY LOAN?



     If this offering is not fully subscribed, we will enter into a loan with our bondholders and possibly others to borrow the balance of the proceeds not received in this offering up to $70 million. This loan is also called the standby loan, and the lenders are called the standby lenders, in this prospectus.

ARE THERE ANY ANTI-DILUTION PROTECTIONS?



     Yes, there is limited anti-dilution protection for shares subscribed in this offering. If this offering is not fully subscribed and we borrow funds under the standby loan, we will issue additional shares of new common stock to the lenders. The number of shares issued to those lenders will depend on the amount borrowed under the standby loan. Shares issued under this offering will not be diluted by shares issued under the standby loan. If the standby loan is used, persons who receive shares under this offering will receive additional shares to ensure that their percentage ownership of our new common stock issued under this offering remains constant after taking into account shares issued under the standby loan. Shares purchased in this offering will carry no other anti-dilution protection if and when we issue more new common stock or other securities in the future. For more information regarding anti-dilution protection, see the section of this prospectus called "Dilution."



WHAT HAPPENS IF THE PLAN OF REORGANIZATION IS NOT CONSUMMATED?



     If our plan of reorganization is not consummated, we may cancel the offering or amend it, depending on the outcome of our Chapter 11 bankruptcy proceedings.


WHEN WILL THE RIGHTS EXPIRE?


     The rights will expire at 5:00 p.m., New York City time, on April   , 2000,
unless we extend the time for exercise of the rights.


WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER OR A CUSTODIAN BANK?

     If you hold shares of our existing common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the offering. If you wish to exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled "Beneficial Owner Election Form," together with your check for the subscription price of the rights you wish to exercise. You should receive this form from your broker, dealer or nominee with the other offering materials.

WILL I BE CHARGED A COMMISSION OR FEE IF I EXERCISE MY RIGHTS?

     No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

ARE THERE ANY CONDITIONS TO EXERCISING MY RIGHTS?


     Yes. The exercise of your rights is subject to the conditions described under the heading "The Offering and Plan of Distribution -- Conditions to the Offering" in this prospectus.


MAY I SELL OR TRANSFER MY RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

     No. The rights are not transferable and may not be sold.

WILL I BE ABLE TO TRADE MY RIGHTS ON NASDAQ?


     No. The rights will not be listed for trading on Nasdaq or any other stock exchange.


AM I REQUIRED TO SUBSCRIBE IN THE OFFERING?

     No.

IF I EXERCISE RIGHTS IN THE OFFERING, MAY I CANCEL OR CHANGE MY DECISION?

     No. All exercises of rights are irrevocable unless the conditions to completion of this offering are not satisfied or waived before the subscription period ends. In that case, we may extend the subscription period and you will be able to change your decision.

IF THE OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO
ME?


     Yes. The subscription agent will hold all funds it receives in escrow until the offering is completed or terminated. If the offering is not completed, the subscription agent will return all subscription payments promptly, without interest or deduction.


IS PARTICIPATION IN THE OFFERING RECOMMENDED?

     We and the subscription agent are not making any recommendations as to whether or not you should exercise your rights or participate in the offering. You should decide whether to subscribe for our new common stock based on your own assessment of your best interests in consultation with your financial and legal advisors.


WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?



     If you have questions or need assistance, please contact ChaseMellon Shareholder Services, L.L.C., the subscription agent for the offering,
at            .



     Banks and brokerage firms please call (800)           .



     For a more complete description of this offering, see the section of this prospectus called "The Offering and Plan of Distribution".

                               PROSPECTUS SUMMARY


     This summary highlights information contained in this prospectus. This summary does not contain all of the important information that you should consider before exercising the rights and investing in our new common stock. You should read the entire prospectus carefully, including the section called "Risk Factors" and the financial data and related notes, before making an investment decision. The terms "Coho," "our," "us" and "we" as used in this prospectus refer to Coho Energy, Inc. and its consolidated subsidiaries, unless we indicate otherwise or the context otherwise requires. Additional definitions related to oil and gas terms are located in the section of this prospectus called "Glossary."



COHO ENERGY, INC.


     We are an independent energy company engaged, through our wholly owned subsidiaries, in the development and production of, and exploration for, crude oil and natural gas. Our operations are concentrated principally in the U.S. Gulf Coast and Mid-Continent regions, including Mississippi, Oklahoma and Texas.


     At December 31, 1999, our total proved reserves were 113.9 MMBOE, of which approximately 94% were comprised of crude oil and approximately 69% were proved developed. The present value of estimated future net cash flows, before income taxes, of proved crude oil and natural gas reserves, discounted at an assumed rate of 10%, was $790.2 million. We also have substantial exploitation reserve growth opportunities, including recompletions, drilling and waterflood projects. Additionally, we have exploration and exploitation reserve growth opportunities associated with our 3-D seismic databases in Mississippi and Oklahoma within the geographical confines of our existing fields. Of the 21 major producing properties in which operations are conducted, we operate 17 and own an average working interest of approximately 77% in these operated properties. Our significant control of operations and geographic focus have resulted in substantial operating economies of scale that have enabled us to maintain a low cost structure.


     Our strategy is to maximize production and increase reserves through


     - relatively low-risk activities such as development and delineation drilling, multi-zone completions, recompletions, enhancement of production facilities and secondary recovery projects;



     - use of 3-D seismic and other technologies to identify exploration projects and to identify reserves;



     - acquisition of controlling interests in underdeveloped crude oil and natural gas properties; and



     - significant control of operations.


     Our executive offices are located at 14785 Preston Road, Suite 860, Dallas, Texas 75240, and our telephone number is (972) 774-8300.

RECENT DEVELOPMENTS


     On November 30, 1999, we filed our plan of reorganization with the United States Bankruptcy Court for the Northern District of Texas. At a hearing on February 4, 2000, the bankruptcy court approved our disclosure statement with respect to the plan of reorganization. In that hearing, the bankruptcy court also scheduled a confirmation hearing to consider the plan of reorganization for March 15, 2000. On February 14, 2000, we and the Official Committee of Unsecured Creditors jointly filed the Debtors' and Creditors Committee's First Amended and Restated Chapter 11 Plan of Reorganization to reflect the matters contained in the approved disclosure statement. On February 15, 2000, we filed the approved disclosure statement with the bankruptcy court and on February 14, 2000, we began mailing it to holders of claims and equity interests for voting on our plan of reorganization.



     Following the February 4 hearing, we began the process of soliciting acceptances and rejections to our plan of reorganization by means of our disclosure statement. In response to those solicitation efforts, we obtained approval of our plan of reorganization by a majority of our creditors in each class entitled to submit a ballot to accept or reject our plan of reorganization. We proceeded to seek confirmation of our plan of reorganization by the bankruptcy court on March 15, 2000, and on March 20, 2000, the bankruptcy court entered a confirmation order confirming our plan of reorganization. If no objections are filed, the effective date of confirmation of our plan of reorganization will be March 31, 2000.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


     Our summary historical consolidated financial information presented below has been derived from our audited consolidated financial statements for each of the years in the three-year period ended December 31, 1999. Additionally, the December 31, 1999 balance sheet data has been adjusted for the following circumstances.



     - to give pro forma effect for projected operating results through March 31, 2000, the assumed effective date of our plan of reorganization;



     - to give pro forma effect to the effectiveness of our plan of reorganization assuming that all of the rights are exercised in the offering, excluding the additional 10,000 shares of new common stock we are registering in this prospectus to account for the effects of the rounding of rights being granted to the shareholders;



     - to give pro forma effect to the effectiveness of our plan of reorganization assuming 50% of the rights are exercised in the offering, excluding the additional 10,000 shares of new common stock we are registering in this prospectus to account for the effects of the rounding of rights being granted to the shareholders, and assuming $45 million is borrowed under the standby loan; and



     - to give pro forma effect to the effectiveness of the plan of reorganization assuming that none of the rights are exercised in the offering and $70 million is borrowed under the standby loan.



This information should be read in conjunction with the other information contained under the captions "Capitalization," "Selected Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in conjunction with our consolidated financial statements and related notes to those financial statements included in this prospectus.



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997       1998        1999
                                                              -------   ---------   --------
STATEMENT OF EARNINGS DATA:
  Operating revenues........................................  $63,130   $  68,759   $ 57,323
  Operating expenses........................................   15,970      26,859     21,155
  General and administrative expenses.......................    7,163       7,750      9,905(1)
  Reorganization costs......................................       --          --      3,123
  Depletion and depreciation................................   19,214      28,135     13,702
  Writedown of crude oil and natural gas properties.........       --     188,000      5,433
  Net interest expense......................................   10,474      32,721     33,698
  Other expense.............................................       --       3,023      1,048
  Income tax expense (benefit)..............................    4,021     (14,383)       (26)
  Net earnings (loss).......................................    6,288    (203,346)   (30,715)
  Basic earnings (loss) per common share....................     0.29       (7.94)     (1.20)
  Diluted earnings (loss) per common share..................     0.28       (7.94)     (1.20)
OTHER FINANCIAL DATA:
  Capital expenditures......................................  $72,667   $  70,143   $  6,349
  EBITDA(2).................................................   39,997      31,127     22,093



                                                                                                   PRO FORMA         PRO FORMA
                                                              PRO FORMA          PRO FORMA        PURCHASE OF       PURCHASE OF
                                                             IMMEDIATELY        PURCHASE OF      50% OF SHARES     NO SHARES IN
                                               AS OF           PRIOR TO         ALL SHARES      IN OFFERING AND    OFFERING AND
                                            DECEMBER 31,    EFFECTIVENESS        PURSUANT         $45 MILLION       $70 MILLION
                                                1999         OF THE PLAN        TO OFFERING      STANDBY LOAN      STANDBY LOAN
                                            ------------   ----------------   ---------------   ---------------   ---------------
BALANCE SHEET DATA:
  Working capital (deficit)(3)............   $(407,490)       $(407,237)         $  8,415          $  5,640          $  5,965
  Net property and equipment..............     311,788          311,436           311,436           311,436           311,436
  Total assets............................     348,801          347,078           336,118           354,146           359,617
  Long-term debt, excluding current
    portion...............................          --               --           172,000           220,208           265,208
  Total shareholders' equity..............     (91,958)         (92,058)          146,755           120,783            81,254

---------------


(1) General and administrative expenses for the year ended December 31, 1999 were substantially higher than those expenses for 1998 primarily due to the expensing of all salaries and other general and administrative costs associated with exploration and development activities during 1999 as compared to the capitalization of $5.7 million of those costs in the year ended December 31, 1998.



(2) "EBITDA" refers to earnings before interest, taxes, depreciation, depletion and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles as an indicator of our operating performance or liquidity.



(3) Working capital (deficit) amounts for 1998 and 1999 include $384,031 and $388,685, respectively, related to the current portion of long-term debt.

                   SUMMARY HISTORICAL RESERVES AND OPERATING DATA


     The following table sets forth summary information with respect to our estimated proved crude oil and natural gas reserves and our operations as of the dates or for the periods indicated. For more information regarding our reserves and our operations, see the section of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes to those financial statements included in this prospectus.



                                                                      AS OF DECEMBER 31,
                                                              ----------------------------------
                                                                 1997        1998        1999
                                                              ----------   --------   ----------
PROVED RESERVES:
Crude oil and condensate (Mbbls)............................      95,084    100,004      107,113
Natural gas (Mmcf)..........................................     147,505     66,328       40,638
          Total (MBOE)......................................     119,668    111,059      113,886
Estimated future net cash flows (before income tax, in
  thousands)................................................  $1,043,516   $549,018   $1,784,368
Present value of proved reserves (in thousands).............  $  526,277   $269,298   $  790,154
Proved developed reserves as a percent of total reserves....         70%        67%          69%


                             SUMMARY OPERATING DATA


                                                               YEAR ENDED DECEMBER 31,
                                                               ------------------------
                                                                1997     1998     1999
                                                               ------   ------   ------
PRODUCTION VOLUMES:
Crude oil and condensate (Mbbls)............................    2,820    5,069    3,343
Natural gas (Mmcf)..........................................    7,666    8,124    2,608
          Total (MBOE)......................................    4,098    6,424    3,778
AVERAGE SALES PRICE PER UNIT:
Crude oil and condensate (per Bbl)..........................   $16.31   $10.40   $15.40
Natural gas (per Mcf).......................................     2.23     1.98     2.24
PER BOE DATA:
Average sales price.........................................   $15.41   $10.70   $15.17
Production expenses.........................................     3.90     4.18     5.60

                                  RISK FACTORS

     An investment in our new common stock is extremely risky. You should carefully consider the following factors, together with the other information contained in this prospectus, before deciding to exercise your rights. An investment in our new common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

RISK FACTORS RELATING TO OUR BUSINESS


  THE BANKRUPTCY COURT MAY NOT ALLOW US TO EMERGE FROM BANKRUPTCY UNDER OUR CURRENT PLAN OF REORGANIZATION.



     We filed for reorganization under Chapter 11 of the United States Bankruptcy Code on August 23, 1999. Our plan of reorganization was confirmed by the bankruptcy court on March 20, 2000. If no objections are filed, the effective date of confirmation of our plan of reorganization will be March 31, 2000. While we believe that our plan of reorganization offers the best alternative currently available to the holders of our equity and claims, there can be no assurance that there will be no objections to confirmation or that our plan of reorganization will become effective on March 31, 2000.


  WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.


     The independent auditor's report on our financial statements is qualified with respect to our ability to continue as a going concern. Specifically, the report notes that we have had recurring losses, we have defaulted on our existing bank credit facility, and that we have had negative cash flow from operations in 1999. The financial statements included in this prospectus have been prepared assuming we will continue as a going concern, though that assumption may not necessarily be true. See the section of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to our consolidated financial statements included in this prospectus for more information regarding our ability to continue as a going concern.


  THE BANKRUPTCY MAY HAVE CREATED A NEGATIVE IMAGE OF US.


     The effect, if any, which our plan of reorganization may have on our operations after it is confirmed and consummated cannot be accurately predicted or quantified. We believe that the consummation of our plan of reorganization will have a minimal future effect on our relationships with our customers, employees and suppliers. Our plan of reorganization was confirmed by the order of the bankruptcy court entered on March 20, 2000, but if consummation of our plan of reorganization does not occur expeditiously, our relationships with our customers, employees and suppliers could be adversely effected. Even an expedited consummation of our plan of reorganization could have a detrimental impact on future sales and patronage because of the negative image of us that may have been created by the bankruptcy.



  OUR LEVEL OF DEBT MAY NOT ALLOW US PROPERLY TO PLAN FOR FUTURE OPPORTUNITIES OR TO COMPETE EFFECTIVELY.



     After the consummation of our plan of reorganization, we will have a significant amount of indebtedness. Assuming the completion of the purchase of all shares of new common stock under the offering, our total consolidated indebtedness would be $172 million and the ratio of total consolidated indebtedness to total capitalization would be 54%. Our high level of indebtedness will have several important effects on our future operations, including:


     - requiring us to devote a substantial portion of our cash flow from operations to pay interest on our indebtedness and not for other uses, such as funding working capital or capital expenditures;

     - limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - putting us at a competitive disadvantage to our competitors who have less debt than us; and

     - limiting our flexibility to plan for, or to react to, changes in our business and the industry in which we operate.

In addition, to the extent the offering is not successful or only partially successful, the standby loan or other alternative means of financing may increase our level of debt even further.



     Please refer to the section of this prospectus called "The Plan of Reorganization -- The New Debt and Equity" for a description of our new indebtedness after consummation of our plan of reorganization and to the section of this prospectus called "Use of Proceeds" for information regarding the refinancing of our current indebtedness.


  LIQUIDITY CONSTRAINTS MAY HINDER OUR CONTINUED OIL AND GAS OPERATIONS.


     We have historically funded our operations primarily through our cash flow from operations and borrowings under an existing credit facility and other credit sources. Due to our need to conserve capital, we have reduced maintenance of our wells, which has substantially reduced our cash flow from operations. Upon consummation of our plan of reorganization, we anticipate our principal sources of liquidity during the next 12 months will be cash on hand, including the net proceeds of the offering and the standby loan, and cash generated by operations. For more information regarding our liquidity constraints, see the sections of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Existing Indebtedness" and our consolidated financial statements and the related notes included in this prospectus.



     If our plan of reorganization is consummated, our ability to raise funds through additional indebtedness could be limited by the terms of our plan of reorganization. Additionally, substantially all of our crude oil and natural gas properties will be subject to a lien for the benefit of the lenders under the new credit facility, further limiting our ability to incur additional indebtedness. We may also choose to issue equity securities or sell assets to fund our operations, although the terms of our new indebtedness could limit our use of the proceeds of any sale of assets. For a description of these limitations, see the section of this prospectus called "The Plan of Reorganization -- The New Debt and Equity." If we elect to raise additional capital by issuing equity securities, there can be no assurance that we will be able to obtain equity financing on satisfactory terms.


  PAST SUBSTANTIAL NET LOSSES MAY AFFECT FUTURE OPERATIONS.


     We experienced a substantial loss for the year ended December 31, 1998 of $203.3 million and for the year ended December 31, 1999 of $30.7 million. There can be no assurances that we will become profitable in the future. For more information regarding our losses, see the section of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in this prospectus.



  WE MAY NOT BE ABLE TO REPLACE DEPLETED RESERVES THAT ARE NECESSARY TO CONTINUE OUR PRODUCTION.



     The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, or conduct successful exploration and development activities or, through engineering studies, identify additional formations with primary or secondary reserve opportunities on our own properties, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent on our level of success in finding and acquiring additional reserves. Our ability to continue acquiring producing properties or companies that own producing properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. There can be no assurance that these divestitures will continue or that we will be able to acquire producing properties at acceptable prices. Our ability to develop additional reserves in the future will be limited by the terms of the new credit facility and the standby loan, each of which limits our ability to obtain additional financing in the future for acquisitions and capital expenditures.

  OUR PROFITABILITY IS HIGHLY DEPENDENT ON INDUSTRY CONDITIONS THAT HAVE, IN THE PAST, CAUSED US TO IMPLEMENT SIGNIFICANT WRITEDOWNS OF OUR ASSETS.



     Our revenue, profitability and future rate of growth substantially depend on prevailing prices for crude oil and natural gas. Crude oil and natural gas prices can be extremely volatile and in recent times have been depressed by excess total domestic and imported supplies. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels. Prices for crude oil and natural gas have recently rebounded from historic lows on an inflation-adjusted basis. There can be no assurance that commodity prices will rise or will not return to historic lows. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of crude oil and natural gas. The substantial and extended decline in the prices of crude oil and natural gas, until recently, adversely affected our financial condition and the results of our operations, including reduced cash flow and borrowing capacity, which has not been overcome by the most recent price rebound. All of these factors are beyond our control.



     We periodically review the carrying value of our crude oil and natural gas properties under the full cost accounting rules of the Commission. Under these rules, capitalized costs of proved oil and natural gas properties may not exceed a present value, based on flat prices at a single point in time, of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. We were required to write down the carrying value of our crude oil and natural gas properties during 1998 by an aggregate of $188 million. We took a write-down of our Tunisian properties of $5.4 million during the third quarter of 1999 once it was determined that an exploratory well drilled in Tunisia, North Africa would not produce sufficient quantities of crude oil to justify further completion work on the well. When a write-down is required, it results in a charge to earnings, but does not affect cash flow from operating activities. Once incurred, a write-down of crude oil and natural gas properties is not reversible at a later date.



  WE RELY ON ESTIMATES OF PROVED RESERVES AND FUTURE NET REVENUE INFORMATION THAT ARE SUBJECT TO MANY FACTORS AND ANY NEGATIVE VARIANCE IN THESE ESTIMATES COULD AFFECT OUR REPORTED ASSETS AND OUR ABILITY TO BORROW FUNDS.



     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The reserve data included in this prospectus represent only estimates. In addition, the estimates of future net revenue from proved reserves and their present value are based on assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the present value of proved reserves for the crude oil and natural gas properties described in this prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 1999. The NYMEX prices as of December 31, 1999, used for purposes of our estimates were $25.60 per Bbl of crude oil and $2.33 per Mcf of natural gas. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of our reserves.



  IF WE ARE UNABLE TO COMPETE EFFECTIVELY AGAINST MAJOR OIL COMPANIES AND OTHER INDEPENDENT OPERATORS, WE MAY BE UNABLE TO OBTAIN NECESSARY MATERIALS AND RESOURCES AND MAY EXPERIENCE A SIGNIFICANT DISRUPTION OF OUR OPERATIONS.



     We encounter strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. Although we believe our current operating and financial resources will be adequate to preclude any significant disruption of our operations in the immediate future if our plan of reorganization is consummated, the continued availability of these materials and resources to us cannot be assured.



  WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION THAT MAY HINDER OUR ABILITY TO CONDUCT OUR BUSINESS.



     Our business is subject to federal, state, provincial and local laws and regulations relating to the exploration for and development, production and marketing of crude oil and natural gas, as well as environmental and safety matters. These laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by these laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with these requirements. There is no assurance that laws and regulations enacted in the future will not hinder our ability to conduct our business. For more information regarding regulations that affect us, see the sections of this prospectus called "Oil and Gas Operations -- Governmental Regulations" and "Oil and Gas Operations -- Environmental Regulations."



  WE HAVE A HIGH LEVEL OF DEPENDENCE ON TWO CUSTOMERS THAT CAN DIRECTLY AFFECT OUR INCOME STATEMENT.



     During 1999, two purchasers of our crude oil and natural gas, EOTT Energy Operating Limited Partnership and Amoco Production Company, accounted for 39% and 41%, respectively, of our revenues. While we believe that our relationships with EOTT and Amoco are good, any loss of revenue from these customers due to nonpayment by the customer would have an adverse effect on our net income and earnings per share on our income statement and, ultimately, may affect our share price. In addition, any significant late payment may adversely affect our short term liquidity position.



RISK FACTORS RELATING TO THE OFFERING AND OUR NEW COMMON STOCK


  SHAREHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS WILL EXPERIENCE DILUTION.


     The offering may result in our issuance of up to an additional 8,663,846 shares of our new common stock, assuming full exercise of the rights. If you choose not to fully exercise your rights, your relative ownership interests will be diluted. If you do not exercise your rights, you will relinquish any value inherent in the rights.


  YOU MAY NOT REVOKE YOUR EXERCISE OF RIGHTS AND THE OFFERING MAY NOT BE COMPLETED.


     Once you exercise your rights, you may not revoke the exercise unless the conditions to our obligations to complete the offering are not satisfied or waived before the subscription period ends. In that case, we may extend the date the rights expire. If we extend the termination date of the rights, you will be able to change your decision. If we elect to withdraw or terminate the offering, neither we nor the subscription agent will have any obligation with respect to the rights except to return to you any subscription payments, without interest or deduction.



  THE SUBSCRIPTION PRICE MAY NOT REFLECT THE VALUE OF OUR SHARES.



     The subscription price does not necessarily bear any relationship to the book value of our assets, historic or future cash flows, financial condition, recent or historic prices for our existing common stock or other established criteria for valuation. You should not consider the subscription price as an indication of the value of our shares. See the section of this prospectus called "The Offering and Plan of Distribution -- Determination of Subscription Price" for further detail regarding the way in which the subscription price was determined.



  THE ANTITAKEOVER EFFECTS OF SOME OF THE PROVISIONS OF OUR GOVERNING DOCUMENTS MAY PREVENT SOME TRANSACTIONS.



     If our plan of reorganization is consummated, some of the provisions of our amended and restated articles of incorporation and amended and restated bylaws may tend to deter potential unsolicited offers or other efforts to obtain control that are not approved by our board of directors. These provisions include the right of our board of directors, without any action by our shareholders, to fix the rights and preferences of undesignated preferred stock, including dividend, liquidation and voting rights. All of these provisions will apply to the new common stock, and may have the effect of delaying, deferring or preventing a change of control.



  IF OUR NEW COMMON STOCK IS NOT LISTED ON NASDAQ OR ANY OTHER STOCK EXCHANGE, THE PRICE OF THE NEW COMMON STOCK MAY BE DEPRESSED AND YOU MAY HAVE DIFFICULTIES RESELLING THE STOCK.



     We intend to explore the possibility of listing the new common stock on Nasdaq or on one or more other national securities exchanges upon the effective date of confirmation of our plan of reorganization. However, there can be no assurance that we will determine that it is feasible, practicable or advisable to list the new common stock or that, if an application is made, that the new common stock would be approved for listing. Our inability to secure the listing of the new common stock or the decision not to list the new common stock will affect the liquidity and marketability of the new common stock. Whether or not the new common stock is approved for listing on Nasdaq or any other national securities exchange, the new common stock may trade in the over-the-counter market. Even if the new common stock is approved for listing on Nasdaq or any other national securities exchange, there can be no assurance as to the price as to which any shares of the new common stock may be traded when issued or that an established market for those securities will develop.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus includes statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future, including:



     - the progression of our bankruptcy proceedings,



     - crude oil and natural gas reserves,



     - future acquisitions,



     - future drilling and operations,



     - future capital expenditures,



     - future production of crude oil and natural gas, and



     - future net cash flow



are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. These types of statements are subject to a number of assumptions, risks and uncertainties, including those related to:



     - our bankruptcy proceedings,



     - competition,



     - general economic and business conditions,



     - prices of crude oil and natural gas,



     - the business opportunities, or lack thereof, that may be presented to and pursued by us,



     - changes in laws or regulations, and



     - the other factors discussed above under the heading "Risk Factors" in this prospectus.



     These types of statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. You should not rely on this information as an estimate or prediction of future performance.

                                    GLOSSARY



     Unless otherwise indicated, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit. The following definitions apply to the technical terms used in this prospectus:



     "2-D seismic" means an interpretive data set that allows a view of a vertical cross-section beneath a prospective area.



     "3-D seismic" means an interpretive data set that allows a view of a vertical cross-section as well as a horizontal cross-section beneath a prospective area.



     "Bbls" means barrels of crude oil, condensate or natural gas liquids, and its equivalent to 42 U.S. gallons.



     "Bcf" means billions of cubic feet.



     "BOE" means barrel of oil equivalent, assuming a ratio of six Mcf to one
Bbl.



     "BOPD" means Bbls per day.



     "Developed acreage" means acreage which consists of acres spaced or assignable to productive wells.



     "Dry hole" means a well found to be incapable of producing either crude oil or natural gas in sufficient quantities to justify completion as a crude oil or natural gas well.



     "Gravity" means the Standard American Petroleum Institute method for specifying the density of crude petroleum.



     "Gross" means the number of wells or acres in which we have an interest.



     "MBbls" means thousands of Bbls.



     "MBOE" means thousands of BOE.



     "Mcf" means thousands of cubic feet.



     "MMBbls" means millions of Bbls.



     "MMBOE" means millions of BOE.



     "MMbtu" means millions of British Thermal Units.



     "MMcf" means millions of cubic feet.



     "Net" is determined by multiplying gross wells or acres by our working interest in those wells or acres.



     "Present value of proved reserves" means the present value discounted at 10% of estimated future net cash flows before income taxes of proved crude oil and natural gas reserves.



     "Productive well" means a well that is not a dry hole.



     "Proved developed reserves" means only those proved reserves expected to be recovered from existing completion intervals in existing wells and those reserves that exist behind the casing of existing wells when the cost of making those reserves available for production is relatively small relative to the cost of a new well.



     "Proved reserves" means natural gas, crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable.



     "Proved undeveloped reserves" means those reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.



     "Recompletion" means leaving one formation for another formation within a well bore.

     "Secondary recovery" means a method of oil and natural gas extraction in which energy sources extrinsic to the reservoir are used.



     "Undeveloped acreage" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless of whether or not that acreage contains proved reserves.



     "Unitized" means the royalty and working interests are pooled within a given geological and/or geographical area.



     "Waterflood" means the injection of water into oil bearing formations to displace the oil.



     "Workover" means the performing of work within a well bore associated with the currently producing formation.

                     THE OFFERING AND PLAN OF DISTRIBUTION


     BEFORE EXERCISING OR SELLING ANY RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED UNDER THE CAPTION "RISK FACTORS" IN THIS PROSPECTUS.



     The following describes the offering and plan of distribution in general and assumes, unless specifically provided otherwise, that you are a record holder of our existing common stock. If you hold your shares in a brokerage account or through a dealer or other nominee, please see "-- Beneficial Owners" below.


THE RIGHTS


     If you are a record holder of our existing common stock on the record date, which is March 6, 2000, we are distributing to you, at no charge, 0.338 rights for each share of our existing common stock owned. Each right will allow you to purchase one share of our new common stock at a price of $10.40. If you elect to exercise your basic subscription privilege in full, you may also subscribe for additional shares of our new common stock under your over-subscription privilege, if there are enough shares available. The shares that you may purchase under your basic subscription privilege or your over-subscription privilege are in addition to the shares that are to be distributed to our shareholders in exchange for our existing common stock when our plan of reorganization is consummated.


NO FRACTIONAL RIGHTS


     We will not issue fractional rights, but rather will round any fractional rights to the nearest whole number. When any calculation of rights would otherwise result in an allocation of rights that is not a whole number, the actual allocation of rights will be adjusted by rounding fractions of 1/2 or greater to the next higher whole number and by rounding fractions of less than 1/2 to the next lower whole number. Regardless of the number of shares owned, each shareholder will receive at least one right. We are registering an additional 10,000 shares of new common stock in this prospectus to account for the effects of rounding.


EXPIRATION OF THE RIGHTS


     You may exercise your rights at any time before 5:00 p.m., New York City
time, on April   , 2000, the expiration date for the rights. We may, in our sole discretion, extend the time for exercising the rights. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the expiration date of the rights, regardless of when you transmitted the documents. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.


SUBSCRIPTION PRIVILEGES

     Your rights entitle you to the basic subscription privilege and the over-subscription privilege.


     Basic Subscription Privilege. With your basic subscription privilege, you may purchase one share of our new common stock per right, upon delivery of the required documents and payment of the subscription price of $10.40 per share. You are not required to exercise all of your rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to you certificates representing the shares that you purchase with your basic subscription privilege as soon as practicable after the offering has been completed and our plan of reorganization has been consummated.



     Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our new common stock, upon delivery of the required documents and payment of the subscription price of $10.40 per share, before the expiration of the rights. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of rights do not exercise their basic subscription privileges in full. There is no maximum or minimum number of shares that you may subscribe for under the over-subscription privilege.

     Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of our new common stock that you and the other rights holders have purchased by exercising your basic subscription privilege. If there is a pro rata distribution of the remaining shares and you receive a pro rata allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

     Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted rights for shares of our existing common stock that you own individually and shares of our existing common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

     When you exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our existing common stock which you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     If you own shares of our common stock through your bank, broker or other nominee holder who will exercise your subscription privilege on your behalf, the bank, broker or other nominee holder will be required to certify to us and the subscription agent the following information:

     - the number of shares held on your behalf on the record date;

     - the number of rights exercised under your basic subscription privilege;

     - that your basic subscription privilege held in the same capacity has been exercised in full; and

     - the number of shares subscribed for under your over-subscription privilege.

     Your bank, broker or other nominee holder may also disclose to us other information received from you.


     Return of Excess Payment. If you exercise your over-subscription privilege and are allocated less than all of the shares for which you wish to subscribe, your excess payment for shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date. We will deliver to you certificates representing the shares that you purchase as soon as practicable after the expiration date, after all pro rata allocations and adjustments have been completed and after consummation of our plan of reorganization.


CONDITIONS TO THE OFFERING


     We may terminate the offering at any time in our sole discretion. We may terminate the offering if our plan of reorganization is not consummated. We may terminate the offering if at any time before completion of the offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the offering that in the sole judgment of our board of directors would or might make the offering or its completion illegal or otherwise restrict or prohibit completion of the offering. We may waive any of these conditions and choose to proceed with the offering even if one or more of these events occur. If we terminate the offering, all rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. This offering is not conditioned on any minimum number of shares being purchased.

METHOD OF SUBSCRIPTION -- EXERCISE OF RIGHTS


     You may exercise your rights by delivering the following to the
subscription agent, at or before 5:00 p.m., New York City time, on April   ,
2000, the date on which the rights expire:



     - Your properly completed and executed notice of exercise of rights with any required signature guarantees or other supplemental documentation; and


     - Your full subscription price payment for each share subscribed for under your subscription privileges.

METHOD OF PAYMENT

     Your payment of the subscription price must be made in U.S. dollars for the full number of shares of new common stock you are subscribing for by either:

     - Check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

     - Wire transfer of immediately available funds, to the subscription account
       maintained by the subscription agent at           ABA
       No.          , further credit to           , Attention:           .

RECEIPT OF PAYMENT

     Your payment will be considered received by the subscription agent only upon:

     - Clearance of any uncertified check;

     - Receipt by the subscription agent of any certified check or bank draft drawn on a U.S. bank or of any postal, telegraphic or express money order; or

     - Receipt of collected funds in the subscription account designated above.

CLEARANCE OF UNCERTIFIED CHECKS

     If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and cleared by that time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your rights.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT


     You should deliver your notice of exercise of rights and payment of the subscription price to the subscription agent by one of the methods described below:


     - If by mail to:

     - If by hand delivery or by overnight courier to:

     You may call the subscription agent at           .

     Your delivery to an address other than the address set forth above will not constitute valid delivery.

CALCULATION OF RIGHTS EXERCISED


     If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you deliver to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege for the maximum number of shares with your overpayment at a price of $10.40 per share. If we do not apply your full subscription price payment to your purchase of shares of our new common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the offering is completed.


YOUR FUNDS WILL BE HELD BY THE SUBSCRIPTION AGENT UNTIL SHARES OF NEW COMMON STOCK ARE ISSUED

     The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares to you.

SIGNATURE GUARANTEE MAY BE REQUIRED


     Your signature on the notice of exercise of rights must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:



     - Your notice of exercise of rights provides that shares are to be delivered to you as record holder of those rights; or


     - You are an eligible institution.

NOTICE TO BENEFICIAL HOLDERS


     If you are a broker, a trustee or a depositary for securities who holds shares of our existing common stock for the account of others on March 6, 2000, the record date for the issuance of rights under this offering, you should notify the beneficial owners of those shares of the offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owners with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate notice of exercise of rights and submit it to the subscription agent with the proper payment. If you hold shares of our existing common stock for the account of more than one beneficial owner, you may exercise the number of rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our existing common stock on the record date for the issuance of rights under this offering, if you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification," which we will provide to you with your offering materials.


BENEFICIAL OWNERS

     If you are a beneficial owner of shares of our existing common stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our existing common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your rights, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form," together with your check for the subscription price of the rights you wish to exercise. You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate notice of exercise of rights, you should contact the nominee as soon as possible and request that a separate notice of exercise of rights be provided to you.


INSTRUCTIONS FOR COMPLETING YOUR NOTICE OF EXERCISE OF RIGHTS


     You should read and follow the instructions accompanying the notice of exercise of rights carefully.



     If you want to exercise your rights, you should send your notice of exercise of rights with your subscription price payment to the subscription agent. Do not send your notice of exercise of rights and subscription price payment to us.



     You are responsible for the method of delivery of your notice of exercise of rights with your subscription price payment to the subscription agent. If you send your notice of exercise of rights and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent before the time the rights expire. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.


DETERMINATIONS REGARDING THE EXERCISE OF YOUR RIGHTS


     We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within a period of time as we may determine. We may reject the exercise of any of your rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within a period of time as we decide, in our sole discretion.



     Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of notice of exercise of rights and we will not be liable for any failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the offering or in proper form. We will also not accept your exercise of rights if our issuance of shares of our new common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.


QUESTIONS ABOUT EXERCISING RIGHTS -- SUBSCRIPTION AGENT


     We have appointed ChaseMellon Shareholder Services, L.L.C. as subscription agent for the offering. We will pay its fees and expenses related to the offering. We also have agreed to indemnify the subscription agent for some of the liabilities that it may incur in connection with the offering. You may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions, the nominee holder certification or other subscription documents referred to in this prospectus, to the subscription agent, at the following telephone number and address:


     Banks and Brokerage Firms, please call           .

NO REVOCATION

     Once you have exercised your subscription privileges, you may not revoke your exercise. Rights not exercised before the expiration date of the rights will expire.

PROCEDURES FOR DTC PARTICIPANTS


     We expect that your exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company, or the DTC. If your rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our new common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share you subscribed for under your basic subscription privilege and your over-subscription privilege.


SHARES OFFERED TO OTHERS


     If the shareholders as of the record date do not exercise their rights to all of the shares available, we will offer the remaining shares to others at $10.40 per share. After the rights expire, we will determine the number of remaining shares. An investment bank approved by the bankruptcy court will assist us in placing the remaining shares with others.


SUBSCRIPTION PRICE


     The subscription price is $10.40 per share.


DETERMINATION OF THE SUBSCRIPTION PRICE


     The subscription price was determined through negotiations between us and the holders of a majority of the existing bonds. Under our plan of reorganization, our bondholders will receive 96% of the outstanding shares of the new common stock, before giving effect to any shares issued under this offering or under the standby loan. The original subscription price of $0.26 was derived based on the value of the bondholder claim ($161,635,870) divided by the total number of shares to be issued to the bondholders under our plan of reorganization (614,484,288). Because we have decreased the number of shares to be issued under the plan of reorganization by a factor of 40, we have multiplied the original subscription price by 40 to arrive at the $10.40 subscription price. If we issue additional shares to those who purchase shares in the offering because of the limited anti-dilution feature, the effective purchase price per share to those purchases will be less than $10.40. See the section of this prospectus called "Dilution" for more information about the limited anti-dilution feature.


EXTENSIONS AND TERMINATION

     We may extend the offering and the period for exercising your rights, in our sole discretion. In addition, we may terminate the offering at any time before the time the rights expire.

NO RECOMMENDATION TO HOLDERS OF RIGHTS OR OTHERS

     We are not making any recommendations as to whether or not you should subscribe for shares of our new common stock. You should decide whether to subscribe for shares based upon your own assessment of your best interests in consultation with your legal and financial advisors.

FOREIGN AND OTHER SHAREHOLDERS


     A notice of exercise of rights will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise those rights, you must notify the subscription agent, and take all other steps that are necessary to exercise your rights on or before the expiration date of the rights. If the procedures set forth in the preceding sentence are not followed before the expiration date your rights will expire.

SHARES OF NEW COMMON STOCK OUTSTANDING AFTER THE OFFERING


     If our plan of reorganization is consummated, and assuming we issue all of the shares offered in this offering excluding the additional 10,000 shares of new common stock we are registering in this prospectus to account for the effects of rounding of the rights being granted to the shareholders, 24,656,041 shares of our new common stock will be issued and outstanding after the offering expires. Based on the 16,002,195 shares of our new common stock that will be issued and outstanding after the effective date of confirmation of our plan of reorganization, before taking into account shares sold in this offering and, if applicable, issued under the standby loan, our issuance of all shares in this offering would result on a pro forma basis in a 54% increase in the number of outstanding shares of our new common stock. See the section of this prospectus called "Dilution" for additional information concerning the new common stock outstanding after this offering.


REGULATORY LIMITATION


     We will not be required to issue to you shares of our new common stock in the offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time the rights expire, you have not obtained that clearance or approval.


ISSUANCE OF COMMON STOCK


     The subscription agent will issue to you certificates representing shares of our new common stock you purchase under the offering as soon as practicable after the time the rights expire and our plan of reorganization has been consummated.



     Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to us until your subscription is accepted and you are issued your share certificates. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of Coho, with respect to shares of our new common stock subscribed for, until certificates representing the shares are issued to you. Upon our issuance of the certificates, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the notice of exercise of rights, your certificates for shares issued as a result of your exercise of rights will be registered in your name.



     If the offering is not completed for any reason, the subscription agent will promptly return, without interest or deduction, all funds received by it.


     We will retain any interest earned on the funds held by the subscription agent.

COMPLIANCE WITH STATE REGULATIONS PERTAINING TO THE OFFERING


     We are not making the offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase our new common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the offering in these states or other jurisdictions to comply with their laws. We do not expect that there will be any changes in the terms of the offering. However, we may decide, in our sole discretion, not to modify the terms of the offering as may be requested by some of these states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the offering.

                                USE OF PROCEEDS


     There is no minimum number of shares of new common stock that must be subscribed for in this offering. If all the rights are exercised, we will receive approximately $90 million upon completion of this offering, before deducting the offering expenses. The offering expenses are estimated to be $550,000. We will use the net proceeds from the offering for working capital and general corporate purposes.


                                DIVIDEND POLICY


     We have never paid cash dividends on our existing common stock and we do not intend to pay cash dividends on our new common stock. Because Coho Energy, Inc. is a holding company, our ability to pay dividends depends on the ability of our subsidiaries to pay cash dividends or make other cash distributions. Our debt agreements generally prohibit the subsidiaries from paying dividends or making cash distributions. Our board of directors has sole discretion over the declaration and payment of future dividends. Any future dividends will depend on our:



     - profitability,



     - financial condition,



     - cash requirements,



     - future prospects,



     - general business conditions,



     - the terms of our debt agreements, and



     - other factors our board of directors believes relevant.


                      PRICE RANGE OF EXISTING COMMON STOCK

     Our existing common stock was, until June 7, 1999, listed on the Nasdaq Stock Market under the symbol "COHO." Our existing common stock is currently traded on Nasdaq's OTC Bulletin Board under the symbol "COHO." The following table shows the high and low sales prices of our existing common stock over recent periods.


                                                               HIGH        LOW
                                                              ------      ------
1998
  1st Quarter...............................................  $ 9 5/8     $    6 1/4
  2nd Quarter...............................................    9 1/4          6 1/4
  3rd Quarter...............................................    7 1/8          4 1/2
  4th Quarter...............................................    5 1/8          2 5/16
1999
  1st Quarter...............................................  $ 3 1/8     $     1/2
  2nd Quarter...............................................    1               1/32
  3rd Quarter...............................................    1 5/8           7/32
  4th Quarter...............................................        3/4        5/32
2000
  1st Quarter (through March 23, 2000)......................        51/64       3/16


     As a result of our financial condition and decreases in the market value of our existing common stock, the Nasdaq Stock Market on March 8, 1999, suspended trading of our existing common stock. Subsequently, effective as of the close of business on June 4, 1999, our existing common stock was delisted from Nasdaq. As a result of those actions, our existing common stock is not currently listed on any stock exchange but is trading over the counter. At December 1, 1999, there were 425 holders of record of the common stock. We believe we have in excess of 8,000 beneficial holders of our existing common stock.



     The closing price for our existing common stock on Nasdaq's OTC Bulletin Board was $ 7/32 on March 23, 2000.



     If our plan of reorganization is consummated, we anticipate that our new common stock will be quoted on Nasdaq's OTC Bulletin Board.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization at December 31, 1999, and as adjusted for the following circumstances:



     - to give pro forma effect for projected operating results through March 31, 2000, the assumed effective date of our plan of reorganization,



     - to give pro forma effect to the effectiveness of the plan of reorganization assuming that all of the rights are exercised in the offering, excluding the additional 10,000 shares of new common stock we are registering in this prospectus to account for the effects of the rounding of rights being granted to the shareholders,



     - to give pro forma effect to the effectiveness of the plan of reorganization assuming that 50% of the rights are exercised in the offering, excluding the additional 10,000 shares of new common stock we are registering in this prospectus to account for the effects of the rounding of rights being granted to the shareholders, and $45 million is borrowed under the standby loan, and



     - to give pro forma effect to the effectiveness of the plan of reorganization assuming that none of the rights are exercised in the offering and $70 million is borrowed under the standby loan.


This information should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and our consolidated financial statements and related notes to those statements included in this prospectus.


                                                                                         PRO FORMA
                                                                                        PURCHASE OF        PRO FORMA
                                                      PRO FORMA                           50% OF          PURCHASE OF
                                                     IMMEDIATELY                          SHARES           NO SHARES
                                                       BEFORE          PRO FORMA      IN OFFERING AND   IN OFFERING AND
                                     DECEMBER 31,   EFFECTIVENESS     PURCHASE OF       $45 MILLION       $70 MILLION
                                         1999          OF THE         ALL SHARES          STANDBY           STANDBY
                                      HISTORICAL       PLAN(3)      IN OFFERING(4)        LOAN(4)           LOAN(4)
                                     ------------   -------------   ---------------   ---------------   ---------------
Current Liabilities:
  Existing Bank Group Loan(1)......   $ 258,836       $ 260,150        $      --         $      --         $      --
  Existing Bonds(1)................     161,094         161,094               --                --                --
  Other............................      19,029          16,092            9,455             9,455             9,455
                                      ---------       ---------        ---------         ---------         ---------
          Total Current
            Liabilities............   $ 438,959       $ 437,336        $   9,455         $   9,455         $   9,455
                                      ---------       ---------        ---------         ---------         ---------
Long-Term Liabilities:
  Credit Facility..................   $      --       $      --        $ 172,000         $ 171,000         $ 191,000
  Standby Loan.....................          --              --               --            45,000            70,000
  Promissory Notes.................          --              --            4,208             4,208             4,208
                                      ---------       ---------        ---------         ---------         ---------
          Total Long-Term
            Liabilities............          --              --          176,208           220,208           265,208
                                      ---------       ---------        ---------         ---------         ---------
Shareholders' Equity:
  Preferred stock, par value $0.01
     per share.....................
  Existing common stock and new
     common stock, par value $0.01
     per share; authorized
     50,000,000 shares(2)..........         256             256              247               230               186
  Additional paid-in capital.......     137,812         137,812          387,037           342,815           298,580
  Retained deficit.................    (230,026)       (230,126)        (240,529)         (222,262)         (217,512)
                                      ---------       ---------        ---------         ---------         ---------
          Total Shareholders'
            Equity.................     (91,958)        (92,058)         146,755           120,783            81,254
                                      ---------       ---------        ---------         ---------         ---------
          Total Capitalization,
            excluding current
            liabilities............   $ (91,958)      $ (92,058)       $ 322,963         $ 340,991         $ 346,462
                                      =========       =========        =========         =========         =========


---------------


(1) All amounts outstanding under the existing bank group loan agreement and the existing bonds and the related accrued interest are classified as current liabilities as of December 31, 1999 due to accelerations by the lenders.



(2) Shares of existing common stock outstanding were 25,603,512 at December 31, 1999 and Pro Forma Immediately Before Effectiveness of the plan of reorganization. Shares of new common stock outstanding were 24,656,041 under Pro Forma Purchase of All Shares in Offering; 22,953,523 under

    Pro Forma Purchase of 50% of Shares in Offering and $45 million standby loan; and 18,607,203 under Pro Forma Purchase of No Shares in Offering and $70 million standby loan.



(3) Current liabilities and retained deficit have been adjusted to reflect the effect of projected operating results for the period from January 1, 2000 through March 31, 2000, the assumed effective date of the plan of reorganization.



(4) The pro forma columns that present the purchase of shares in the offering assuming all shares are purchased, 50% of the shares are purchased and no shares are purchased reflect pro forma adjustments to record the following transactions:



     - Repayment of borrowings outstanding under the existing bank group loan agreement together with accrued interest totaling $260.2 million from borrowings under the credit facility together with proceeds of the offering and borrowings under the credit facility and standby loan, as applicable, and the write-off of $1.6 million related to unamortized debt issue costs.



     - Conversion of the existing bonds into: 15,362,107 shares of new common stock at an assumed fair market value of $10.40 per share for a total of $159.8 million and the recognition of a loss on extinguishment of debt of $2.3 million related to unamortized debt issue costs under the "Purchase of All Shares" column; 15,362,107 shares of new common stock at an assumed fair market value of approximately $9.21 per share for a total of $141.5 million and the recognition of a gain on extinguishment of debt of $16.0 million due to the dilution in the assumed fair market value of the shares issued as a result of the additional shares issued for the standby loan under the "Purchase of 50% of Shares" column; and 15,362,107 shares of new common stock at an assumed fair market value of $8.94 per share for a total of $137.4 million and the recognition of a gain on the extinguishment of debt of $20.1 million due to the dilution in the assumed fair market value of the shares, as discussed above, under the "Purchase of No Shares" column.



     - Payment of $529,000 of accrued reorganization costs and the recognition of additional reorganization expenses totaling $5.5 million, including $1.5 million for estimated severance payments. The break-up fee of $1.0 million associated with the standby loan is an additional expense under the "Purchase of All Shares" column.


     - The $4.2 million reclassification of the long-term portion of the five-year promissory notes to be issued in settlement of the priority tax claims from current liabilities.


     - The borrowings of $172.0 million, 171.0 million and $191.0 million under the credit facility on the effective date under the "Purchase of All Shares," "Purchase of 50% of Shares" and "Purchase of No Shares" columns, respectively.



     - The borrowings of $45 million under the standby loan and the related issuance of 2,065,817 shares of new common stock at an assumed fair market value of approximately $9.21 per share for a total of $19.0 million under the "Purchase of 50% of Shares" column and borrowings of $70 million under the standby loan and the related issuance of 2,605,008 shares of new common stock at an assumed fair market value of approximately $8.94 per share for a total of $23.3 million under the "Purchase of No Shares" column.



     - Issuance of 8,653,846 shares of new common stock at $10.40 per share for total net proceeds of $87.6 million after estimated offering costs of $550,000, under the "Purchase All Shares" column and issuance of 4,885,511 shares of new common stock at an assumed fair market value of approximately $9.21 per share for total net proceeds of $43.7 million after estimated offering costs of $550,000 under the "Purchase of 50% of Shares" column.



     - Issuance of 640,088 shares of new common stock in exchange for 25,603,512 shares of existing common stock.

                            SELECTED FINANCIAL DATA


     The following selected consolidated financial data for each of the five years in the period ended December 31, 1999 are derived from, and qualified by reference to, our audited consolidated financial statements included in this prospectus. The information presented below should be read in conjunction with our consolidated financial statements and the related notes included in this prospectus and the section of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data presented below is not necessarily indicative of the future results of our operations or financial performance.



                                                                             YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------------
                                                                1995       1996       1997       1998        1999
                                                              --------   --------   --------   ---------   ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA:
  Operating revenues........................................  $ 40,903   $ 54,272   $ 63,130   $  68,759   $  57,323
  Operating costs...........................................    12,457     13,875     15,970      26,859      21,155
  General and administrative expenses(1)....................     5,400      7,264      7,163       7,750       9,905
  Reorganization costs......................................        --         --         --          --       3,123
  Depletion and depreciation................................    14,717     16,280     19,214      28,135      13,702
  Writedown of crude oil and natural gas properties.........        --         --         --     188,000       5,433
  Net interest expense......................................     8,048      7,464     10,474      32,721      33,698
  Other expense.............................................        --         --         --       3,023       1,048
  Income tax expense (benefit)..............................       112      3,483      4,021     (14,383)        (26)
  Earnings (loss) from continuing operations................       169      5,906      6,288    (203,346)    (30,715)
  Net earnings (loss).......................................     1,780      5,906      6,288    (203,346)    (30,715)
  Basic earnings (loss) from continuing operations per
    common share............................................     (0.02)      0.29       0.29       (7.94)      (1.20)
  Diluted earnings (loss) from continuing operations per
    common share............................................     (0.02)      0.29       0.28       (7.94)      (1.20)
  Basic earnings (loss) per common share(2).................      0.05       0.29       0.29       (7.94)      (1.20)
  Diluted earnings (loss) per common share(3)...............      0.05       0.29       0.28       (7.94)      (1.20)
OTHER FINANCIAL DATA:
  Capital expenditures......................................  $ 29,970   $ 52,384   $ 72,667   $  70,143   $   6,349
  EBITDA(4).................................................    23,046     33,133     39,997      31,127      22,093
BALANCE SHEET DATA:
  Working capital (deficit)(5)..............................  $ 14,433   $  6,662   $ (2,021)  $(388,297)  $(407,490)
  Net property and equipment................................   175,899    210,212    531,409     324,574     311,788
  Total assets..............................................   204,042    230,041    555,128     350,068     348,801
  Long-term debt, excluding current portion.................   107,403    122,777    369,924          --          --
  Total shareholders' equity................................    74,321     81,466    142,103     (61,243)    (91,958)


---------------


(1) General and administrative expenses for 1999 are substantially higher than those expenses for the same period in 1998 primarily due to the expensing of all salaries and other general and administrative costs associated with exploration and development activities during 1999 as compared to the capitalization of $5.7 million of those costs in 1998.



(2) Basic per share amounts have been computed by dividing net earnings after preferred dividends by the weighted average number of shares outstanding:
    17,392 in 1995; 20,179 in 1996; 21,693 in 1997; 25,604 in 1998; and 25,604
    in 1999.



(3) Diluted per share amounts have been computed by dividing net earnings after preferred dividends by the weighted average number of shares outstanding including common stock equivalents, consisting of stock options and warrants, when their effect is dilutive: 17,392 in 1995; 20,342 in 1996; 22,334 in 1997; 25,604 in 1998; and 25,604 in 1999.



(4) "EBITDA" refers to earnings before interest, taxes, depreciation, depletion and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles as an indicator of our operating performance or liquidity.



(5) Amounts for 1998 and 1999 include $384,031 and $388,685, respectively, related to the current portion of long-term debt. The working capital deficit as of December 31, 1999 includes liabilities subject to compromise as a result of the bankruptcy filing.

                           THE PLAN OF REORGANIZATION

INTRODUCTION


     A summary of the principal provisions of the plan of reorganization and the treatment of classes of claims and equity interests is set forth below. This summary is qualified by reference to the plan of reorganization. You may obtain a copy of the plan of reorganization and related disclosure statement by sending us a written request at 14785 Preston Road, Suite 860, Dallas, Texas 75240 to the attention of Ms. Anne Marie O'Gorman.



     We conceived the plan of reorganization as an alternative to the more drastic measures available to us for restructuring our debt, such as a liquidation of our properties. The terms of the plan of reorganization were arrived at after a diligent search for, and extensive evaluation of, numerous financing and liquidation proposals by us, and consultation with our financial advisors as to what type of plan of reorganization might be feasible after lengthy negotiations with our creditors. We believe that the plan of reorganization provides our creditors and our shareholders with distributions of property in the form of new securities having a value not less than the amount that those holders would receive if we were to be liquidated under Chapter 7 of the Bankruptcy Code. We believe that reorganization under the plan of reorganization is feasible and that the plan of reorganization provides for the greatest and earliest possible recoveries for our creditors and our shareholders. After the effective date of confirmation of the plan of reorganization, we, as reorganized under the plan of reorganization, may operate our businesses and buy, use and otherwise acquire and dispose of our property free of any restrictions contained in the Bankruptcy Code.



  1. Existing Bank Group.



     We and some of our subsidiaries are parties to an existing bank group loan agreement. The lenders under the existing bank group loan are MeesPierson Capital Corp.; Paribas, Houston Agency; Christiania Bank OG Kreditkasse, ASA; Den Norske Bank ASA; Bank of Scotland; Bank One, Texas, N.A.; Credit Lyonnais New York Branch; and Toronto Dominion (Texas), Inc. Approximately $240 million of principal, plus accrued interest and reasonable fees, owed to the bank group in connection with the existing bank group loan agreement is treated as fully secured under the plan of reorganization. The bank group asserts that accrued interest and reasonable fees aggregate approximately $22.4 million. The exact amount of the bank group claim, including interest at a reasonable rate and reasonable fees, is subject to allowance. The allowed amount of the bank group claim has been fixed by the bankruptcy court at approximately $260 million.



     The bank group claim is to be paid in full in cash on the effective date. We will obtain the funds necessary for the payment of the allowed bank group claim through the combination of:



     - a new senior revolving credit facility, from a syndicate of lenders led by Chase Manhattan Bank, as agent for the lenders,



     - the offering described in this prospectus,



     - cash on hand from our operations and



     - if necessary, the sale of senior subordinated notes to the standby lenders, including:



        - PPM America, Inc. and their assignees



        - Oaktree Capital Management, L.L.C. and their assignees



        - Pacholder Associates, Inc. and their assignees



        - Appaloosa Management, L.P. and their assignees



        - other holders of existing bonds who opt to participate, and



        - other parties who may participate.

  2. Existing Bond Holders.



     We are the issuer of $150 million principal amount of 8 7/8% senior subordinated notes due 2007. These existing bonds were issued under an indenture dated October 1, 1997, which some of our subsidiaries guaranteed. Approximately $162 million is owed to the holders of the existing bonds in connection with the existing bond indenture. Under the plan of reorganization, the existing bond indenture and the existing bonds will be extinguished on the effective date. Holders of existing bonds will receive on the effective date their pro rata share of 96% of our new common stock. This 96% of new common stock would be diluted by shares of new common stock issued in connection with this offering and, if applicable, the standby loan.



  3. Existing Shareholders.



     We currently have issued and outstanding 25,603,512 shares of existing common stock, $0.01 par value. The existing common stock is held by approximately 425 shareholders of record. On the effective date the existing common stock will be extinguished and the shareholders will receive their pro rata share of 4% of the new common stock, except that we will pay cash in lieu of distributing fractional shares of new common stock. This 4% of new common stock will be diluted by shares of new common stock issued in connection with this offering and, if applicable, the standby loan. The shareholders will also receive the exclusive first priority right to purchase their pro rata portions of additional shares of the new common stock in this offering for a purchase price of $10.40 per share, up to a total amount of approximately $90 million.



     Additionally, shareholders as of February 7, 2000, will receive their pro rata share of the following:



     - 20% of the proceeds available from the Hicks Muse lawsuit after payment of all fees and expenses, including any contingent fee paid in connection with these proceeds, and



     - 40% of the proceeds of the disposition of our interest in Coho Anaguid, Inc. or the disposition of substantial assets of Coho Anaguid, Inc.



For more information about the Hicks Muse lawsuit, see the section of this prospectus called "Oil and Gas Operations -- Legal Matters." For more information about the assets of Coho Anaguid, Inc., see the section of this prospectus called "Oil and Gas Operations -- Tunisia, North Africa."



  4. New Capitalization.



     Originally, our plan of reorganization anticipated that we would issue one new share of stock for each share of existing stock, and that the shares of stock offered pursuant to this prospectus would be offered for a purchase price of $0.26 per share. In the plan of reorganization, we noted that we may effect a reverse stock split after the effective date of the plan to proportionately reduce the number of our authorized and outstanding shares. As we noted, we believed that this measure would help us to satisfy Nasdaq listing requirements. After the plan of reorganization was approved by the bankruptcy court, we determined that it would be in the best interests of us and our shareholders to make the effect of that reverse stock split applicable as of the effective date of the plan of reorganization, so that we would not have to take any actions after the effective date of the plan of reorganization to adjust the number of shares authorized and outstanding. Therefore, we have amended the plan of reorganization so that on the effective date of the plan, we will issue one share of our new common stock for each forty shares of our existing common stock, and so that the purchase price for shares of stock offered pursuant to this prospectus will be $10.40 per share. This amendment has the effect of decreasing the number of our outstanding shares of new common stock and increasing the per-share price. The amendment does not affect the relative percentage ownership interests among various groups of shareholders after the effective date. The bankruptcy court has approved this amendment.

CLASSIFICATION AND TREATMENT SUMMARY



     The following is a summary of the classification of claims and interests, and their treatment under the plan of reorganization.



CLASSIFICATION                                                    TREATMENT
--------------                                                    ---------
Class 1                                         Unimpaired
  Administrative expense claims                 Will be paid in full, in cash including any
     Total estimated amount of Class 1            retainers on hand, on the later of the
     claims:                                      effective date, the due date or court
       $2,329,000                                 approval (if required by law), or paid on
                                                  other agreed terms.
                                                Estimated recovery: Full recovery.
Class 2                                         Impaired
  Priority tax claims                           Will receive five-year promissory notes
     Total estimated amount of Class 2            bearing interest at a rate of 6% per annum
     claims:                                      unless a different rate is chosen by the
       $5,260,000                                 bankruptcy court, or paid on other agreed
                                                  terms.
                                                Estimated recovery: Full recovery over time.
Class 3                                         Impaired
  Bank group claim                              Will receive payment in full, in cash on the
     Total estimated amount of Class 3            effective date from advances made under the
     claims:                                      new credit facility and proceeds of the
       $260,000,000                               offering and, if applicable, the standby
                                                  loan.
                                                Estimated recovery: Full recovery.
Class 4                                         Impaired
  Senior miscellaneous secured claims           Will receive cash payment of 100% of allowed
     Total estimated amount of Class 4            claims on the effective date, or paid on
     claims:                                      other agreed terms.
       $300,000
                                                Estimated recovery: Full recovery.
Class 5                                         Impaired
  Unsecured bond claims                         Will receive shares representing 96% of the
     Total estimated amount of Class 5            new common stock as of the effective date
     claims:                                      (without giving effect to dilution from
       $161,635,870                               shares issued under the offering and, if
                                                  applicable, the standby loan).
                                                Estimated recovery: Approximately full
                                                  recovery over time.
Class 6                                         Impaired
  General unsecured claims                      Will receive cash payment of 100% of allowed
     Total estimated amount of Class 6            claims, payable in four equal quarterly
     claims:   $4,700,000 (Estimate assumes       installments without interest.
     no
       significant adverse result to us in      Estimated recovery: Full recovery over one
     the                                          year.
       bankruptcy court's allowance and
       estimation process. See "Oil and Gas
       Operations-Legal Matters.")
Class 7                                         Unimpaired
  Administrative convenience claims             Will receive payment in full, in cash 30 days
     Total estimated amount of Class 7            from the effective date, up to a maximum of
     claims:                                      $1,000 per claim.
       $72,000
                                                Estimated recovery: Full recovery.

CLASSIFICATION                                                    TREATMENT
--------------                                                    ---------
Class 8                                         Impaired
  Holders of our existing common stock          Will receive shares representing 4% of the
       25,603,512 shares outstanding              new common stock as of the effective date,
                                                  without giving effect to dilution from
                                                  shares issued under the offering and, if
                                                  applicable, the Standby Loan; and rights to
                                                  purchase additional shares of the new
                                                  common stock at $10.40 per share. Will
                                                  receive cash in lieu of any fractional
                                                  shares of new common stock to be issued in
                                                  exchange for existing common stock. Will
                                                  receive 20% of any proceeds of the Hicks
                                                  Muse lawsuit after fees and expenses. Will
                                                  receive 40% of any proceeds from the
                                                  disposition of our interests in, or the
                                                  assets of, Coho Anaguid, Inc.
                                                Estimated recovery: 3% to 38% of our new
                                                  outstanding common stock, depending on the
                                                  degree of participation in the offering and
                                                  other variables.



THE NEW DEBT AND EQUITY



  The Credit Facility.



     On the effective date, we will establish a new credit facility with a group of lenders and Chase, as agent for the new lenders, for a principal amount of up to $250 million. The new credit facility will limit advances to the amount of the borrowing base, which has been set initially at $205 million. Additionally, $15 million must be available on the effective date in cash and undrawn borrowing capacity. The borrowing base will be the loan value to be assigned to the proved reserves attributable to our oil and gas properties. The borrowing base will be subject to semiannual review based on reserve reports. The initial borrowing base was subject to Chase's review of the January 1, 2000 reserve report, which was prepared and audited by an independent petroleum engineering firm acceptable to the new lenders.



     The new credit facility will be subject to semiannual borrowing base redeterminations, each April 1 and October 1, and will be made in the sole discretion of the lenders. We will deliver to the lenders by March 1 of each year a reserve report prepared as of the immediately preceding January 1 and by September 1 of each year a reserve report prepared as of the immediately preceding July 1. The January 1 reserve report will be prepared internally by us and audited by an independent petroleum engineering firm, acceptable to Chase, and the July 1 reserve report will be prepared internally by us, in a form acceptable to Chase. Based in part on the reserve report, the lenders will redetermine the borrowing base in their sole discretion. For an increase in the borrowing base, consent of 100% of the lenders will be required. To maintain the borrowing base, or to reduce the borrowing base, consent of 75% of the lenders of outstanding loans or, if no loans are outstanding, the lenders of 75% of the current loan commitments under the new credit facility, will be required. We or Chase may request one additional borrowing base determination during any calendar year.



     Interest on advances under the new credit facility will be payable on the earlier of the expiration of any interest period under the new credit facility or quarterly, beginning the first quarter after the effective date. Amounts outstanding under the new credit facility will accrue interest at our option at either the Eurodollar rate, which is the annual interest rate equal to the London interbank offered rate for deposits in United States dollars that is offered to Chase plus an applicable margin, or the base rate, which is the floating annual interest rate established by Chase from time to time as its base rate of interest and which may not be the lowest or best interest rate charged by Chase on loans similar to the new credit facility, plus an applicable margin. All outstanding advances under the new credit facility are due and payable in full three years from the effective date.

     The new credit facility will be secured by granting Chase the following collateral for the benefit of the lenders:



     - first and prior security interests in our issued and outstanding capital stock and other equity interests of our subsidiaries,



     - first and prior mortgage liens and security interests covering proved mineral interests selected by Chase having a present value, as determined by Chase, of not less than 85% of the present value of all of our proved mineral interests evaluated by the lenders for purposes of determining the borrowing base, and



     - security interests in our other tangible and intangible assets.



The rights and responsibilities of Chase, the lenders and us will be governed by a new senior revolving credit agreement and related documents, which, in part, will permit the lenders to enforce their rights to the collateral on the occurrence of an event of default under the new credit agreement. There are conditions we must satisfy before the effective date for Chase to be obligated to enter into the new credit facility.



     The new credit agreement will contain financial and other covenants including,



     - maintenance of minimum ratios of cash flow to interest expense, senior debt to cash flow, and current assets to current liabilities as of the end of the initial fiscal quarter to commence after the effective date,



     - restrictions on the payment of dividends and



     - limitations on the incurrence of additional indebtedness, the creation of liens and the incurrence of capital expenditures.



     Fees for the lenders contained in the Chase commitment letter to us dated December 9, 1999 were approved by the bankruptcy court at a hearing on the fees held on January 27, 2000. These fees include an initial due diligence fee of $200,000. If the lenders fund under the new credit facility on the effective date, then they will be entitled to an additional aggregate $6.5 million of closing fees. All fees paid by us in connection with the new credit facility are non-refundable and are in addition to reimbursements to be paid for expenses incurred by Chase in connection with the preparation of the new credit agreement.



     The Chase commitment letter provides that there are a number of conditions which must be met before the lenders will be committed to fund the new credit facility on the effective date, including agreement concerning definitive documents, completion of economic due diligence and approval by Chase of our management team and capital structure after reorganization. We expect all conditions to be met by the effective date, but there is no assurance that this will be the case. If all conditions have been met, the lenders will be committed to fund on the effective date. If the lenders fund on the effective date, they will be entitled to $6.5 million in closing fees.



  The Offering.



     To implement the plan of reorganization, we will raise up to $90 million of new investment by the offering made under this prospectus and if applicable, up to $90 million in a standby loan to be made by the standby lenders.



     Under this offering, our shareholders as of the record date have the exclusive first opportunity to buy additional shares of the new common stock for a price of $10.40 per share, up to an aggregate of $90 million. Shareholders who wish to purchase more than their allocable portion of the shares offered to them in this offering may do so, to the extent that other shareholders do not elect to participate in the offering.

  The Standby Loan.



     The majority of the funds necessary for the payment of the allowed bank group claim will be obtained through an advance under the new credit facility of the full amount of the initial borrowing base. The remaining amount of the allowed bank group claim will be paid with the proceeds of this offering and, if necessary, the standby loan. The standby loan is to be made under a senior subordinated note facility under which we will issue, and PPM America, Inc., Appaloosa Management, L.P., Oaktree Capital Management, L.L.C. and Pacholder Associates, Inc. and their assignees and any other holders of existing bonds who opt to participate in the standby loan, will purchase, an amount of senior subordinated notes to be determined by us. This amount will be a maximum of $70 million given the current level of commitment under the standby loan and a maximum of $90 million if more standby loan commitments are obtained and made available before the effective date. Our rights and responsibilities and those of the standby lenders will be governed by a standby loan agreement which will allow the holders of existing bonds to participate in the standby loan.



     Debt under the standby loan agreement will be evidenced by notes, maturing seven years after the effective date, and bearing interest at a minimum annual rate of 15% and payable in cash semiannually. After the first anniversary of the effective date, additional semiannual interest payments will be payable in an amount equal to 1/2% for every $0.25 that the "actual price" for our oil and gas production exceeds $15 per barrel of oil equivalent during the applicable semiannual interest period, up to a maximum of 10% additional interest per year. The "actual price" for our oil and gas production is the weighted average price received by us for all of our oil and gas production, including hedged and unhedged production, net of hedging costs, in dollars per barrel of oil equivalent using a 6:1 conversion ratio for natural gas. The actual price will be calculated over a six-month measurement period ending on the date two months before the applicable interest payment date. Additionally, upon an event of default occurring under the standby loan, interest will be payable in cash, unless otherwise required to be paid-in-kind, at a rate equal to 2% per year over the applicable interest rate. Interest payments under the standby loan may be paid-in-kind subject to the requirements of the new credit agreement. "Paid-in-kind" refers to the payment of interest owed under the standby loan by increasing the amount of principal outstanding under the standby loan notes, rather than paying the interest in cash.



     Payment of the standby loan notes will be expressly subordinate to payments in full in cash of all obligations arising in connection with the new credit facility. Subject to a final agreement between Chase and the standby lenders, after the initial 12-month period, cash interest payments may be made only to the extent by which EBITDAX, or earnings before interest, tax, depreciation and amortization expense, on a trailing four-quarter basis exceed $65 million. The new credit agreement may also prohibit us from making any cash interest payments on the standby loan indebtedness if the outstanding indebtedness under both the new credit facility and the standby loan exceeds 3.75 times the EBITDAX for the trailing four quarters. We may prepay the standby loan notes at the face amount, in whole or in part, in minimum denominations of $1,000,000, plus either a standard make-whole payment at 300 basis points over the "treasury rate" for the first four years, or beginning in the fifth year, a premium equal to one-half the 15% base interest rate declining annually, and ratably to par. The "treasury rate" is the yield of U.S. Treasury securities with a term equal to the then-remaining term of the standby loan notes that has become publicly available on the third business day before the date fixed for repayment. The standby loan notes may only be paid if either all obligations under the new credit facility have been paid in full in cash, or if the lenders of 75% of the outstanding loans or, if none are outstanding, the lenders of 75% of the current loan commitments under the new credit facility consent to payment.



     If the standby loan notes are issued, the standby lenders will receive a percentage of our fully diluted new common stock as of the effective date. If $70 million in principal amount of the standby loan notes are issued, the standby lenders will receive 14% of the fully diluted new common stock as of the effective date. The amount of new common shares issued to the standby lenders will be adjusted ratably according to the actual principal amount of standby loan notes issued. The shares of new common stock issued to the standby lenders will be in addition to the shares of new common stock issued to holders of the existing bonds, to our shareholders prior to reorganization and to persons participating in this offering. See the section of this prospectus called "Dilution" for an illustration of the dilution of the new common stock.



     Fees for the standby lenders contained in the standby lender fee letter to us dated January 24, 2000 were approved by the bankruptcy court at a hearing on the fees held on January 27, 2000. These fees include a due diligence fee of $200,000, payable immediately, and a break up fee of $1.0 million, to be paid if the standby lenders give us written notice that all conditions to closing have been met and if a plan of reorganization that does not use the standby loan is subsequently confirmed and consummated. If, after receiving a written notice from the standby lenders that they have completed their due diligence and all conditions to closing have been met except entry of a plan confirmation order, we confirm a plan of reorganization without an alternative financing proposal, we will owe the standby lenders a closing fee in an amount equal to the greater of $1.0 million or 3 1/2% of the aggregate principal amount of the standby loan notes purchased. Our obligation to pay either the break up fee or closing fee will be an administrative expense claim having priority over all administrative expenses in accordance with Section 364(c)(1) of the bankruptcy code. We will pay either the closing fee or the break up fee, not both.



     The standby lender fee letter provides that there are only two essential kinds of conditions which must be met before the standby lenders will be committed to fund the standby loan on the effective date. These are agreement on definitive documents and completion of economic due diligence. We expect all conditions to be met by the effective date, but there is no assurance that this will be the case. If all conditions have been met, the standby lenders will be committed to fund on the effective date and the standby lenders will then be entitled to a minimum fee of $1.0 million, either as a closing fee or break up fee. If the standby lenders fund the standby loan on the effective date, they will be entitled to the closing fee and will not be entitled to the break up fee.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with our consolidated financial statements included in this prospectus. Some information contained in this prospectus, including information with respect to our plans and strategy for its business, are forward-looking statements. For more information about the limitations associated with these types of statements, see the section of this prospectus called "Cautionary Statement Regarding Forward-Looking Statements."



SUBSEQUENT EVENTS



     See the subsections below called "Bankruptcy Proceedings" and "Liquidity and Capital Resources" for a description of certain events affecting our current liquidity.



OUR HISTORY



     We were incorporated in June 1993 under the laws of the State of Texas and currently conduct a majority of our operations through Coho Resources, Inc.



     In December 1994, we acquired all of the capital stock of Interstate Natural Gas Company. Interstate Natural Gas, through its subsidiaries, was a privately-held natural gas producer, gatherer and pipeline company operating in Louisiana and Mississippi. To acquire Interstate Natural Gas, we:



     - paid $20 million cash,



     - assumed net liabilities of $3.3 million, excluding deferred taxes, and



     - issued 2,775,000 shares of our common stock and 161,250 shares of redeemable preferred stock having an aggregate stated value of $16.1 million.



The preferred shares were exchanged on August 30, 1998 for 3,225,000 shares of our common stock. We accounted for the acquisition of Interstate Natural Gas with the purchase method.



     In April 1996, Interstate Natural Gas sold all of the stock of three wholly-owned subsidiaries comprising its natural gas marketing and transportation segment to an unrelated third party in exchange for:



     - cash of $19.5 million,



     - the assumption of net liabilities of approximately $2.3 million, and



     - the payment of taxes of up to $1.2 million generated as a result of the tax treatment of the transaction.



The marketing and transportation segment is accounted for as discontinued operations in this prospectus.



     On October 3, 1997, we issued 5,000,000 shares of common stock at $10.50 per share and $150 million of 8 7/8% senior subordinated notes due 2007, which are our existing bonds. The combined $193.7 million in proceeds from these offerings were used to repay $144.8 million of indebtedness outstanding under our existing bank group loan, to fund general corporate purposes and to fund a portion of the December 1997 Oklahoma property acquisition discussed in the next paragraph.



     Effective December 31, 1997, we acquired from Amoco Production Company interests in crude oil and natural gas properties located primarily in southern Oklahoma for approximately $257.5 million in cash and for warrants valued at $3.4 million to purchase one million shares of our common stock at $10.425 per share for a period of five years. The Oklahoma properties comprise more than 25,000 gross acres in southern Oklahoma, and include 14 major producing oil fields. Of the 14 major producing fields, we operate eleven fields. At December 31, 1999, we had an average working interest of approximately 78% in these eleven fields we operate.

     On December 2, 1998, we sold our natural gas assets, including our natural gas properties and the related gas gathering systems, located in Monroe, Louisiana, to an unaffiliated third party for net proceeds of approximately $61.5 million. The proved reserves attributable to these natural gas properties represented approximately 14% of our year end 1997 proved reserves. The sale of these assets represented substantially all of the remaining assets of Interstate Natural Gas.



GENERAL



     Our operating revenues result solely from crude oil and natural gas sales, with crude oil sales representing approximately 75% of production revenues for 1997, 77% of production revenues for 1998 and 90% of production revenues for 1999. Natural gas sales represented approximately 25% of production revenues for 1997, 23% of production revenues for 1998 and 10% of production revenues for 1999. Approximately 60% of natural gas sales revenues during 1998 were attributable to the gas properties located in Monroe, Louisiana, which we sold in December 1998.



     Operating revenues increased from $26.5 million in 1994 to $68.8 million in 1998 primarily due to an increase in production volumes from successful development and exploration activities in our existing Mississippi fields and due to the following acquisitions:



     - the December 1994 acquisition of the Monroe natural gas field,



     - the August 1995 acquisition of the Brookhaven field, and



     - the December 1997 acquisition of the Oklahoma properties.



     Operating revenues were $57.3 million for 1999, representing a 17% decrease from the same period in 1998. This decrease is attributable to:



     - our sale of our natural gas assets in Monroe, Louisiana in December 1998, which contributed approximately 2,452 BOE per day during 1998,



     - overall production declines on our operated properties in Oklahoma and Mississippi as a result of natural decline and the decrease and ultimate cessation of well repair work and drilling activity during the last five months of 1998 and the first four months of 1999, and



     - our halting of production on wells that we considered uneconomical because of depressed crude oil prices.



     We also strive to maintain a low cost structure through asset concentration, such as in the interior salt basin of Mississippi and the Oklahoma properties. Asset concentration permits operating economies of scale and leverages operational, technical and marketing capabilities.



     The price we receive for crude oil and natural gas may vary significantly during the year due to the volatility of the crude oil and natural gas market, particularly during the cold winter and hot summer months. As a result, we have entered, and expect to continue to enter, into forward sale agreements or other arrangements for a portion of our crude oil and natural gas production to hedge our exposure to price fluctuations, though at December 31, 1999, we were not a party to any forward sale agreements or other arrangements. It is unlikely that we will be able to enter into any forward sales agreements or other similar arrangements until we remedy our current liquidity problems because of the associated credit risks of the counterparty to these agreements. See the subsection of this prospectus called "Liquidity and Capital Resources" for more information. While our hedging program is intended to stabilize cash flow and thus allow us to plan our capital expenditure program with greater certainty, any hedging transactions may limit our potential gains if crude oil and natural gas prices rise substantially over the price established by the hedge. Because all hedging transactions are tied directly to our crude oil and natural gas production and natural gas marketing operations, we do not believe that these transactions are of a speculative nature. Gains and losses on these hedging transactions are reflected in crude oil and natural gas revenues at the time of sale of the hedged production. Any gain or loss on our crude oil hedging transactions is determined as the difference between the contract price and the average closing price for West Texas Intermediate crude oil on NYMEX for the contract period. Any gain or loss on our natural gas hedging transactions is generally determined as the difference between the contract price and the average settlement price on NYMEX for the last three days during the month in which the hedge is in place. Consequently, hedging activities do not affect the actual price received for our crude oil and natural gas.



     We also control the magnitude and timing of our capital expenditures by obtaining high working interests in and operating our properties. At December 31, 1999, we owned an average working interest of 77% in the fields we operate.



BANKRUPTCY PROCEEDINGS



     On August 23, 1999, we and our wholly owned subsidiaries, Coho Resources, Inc., Coho Oil & Gas, Inc., Coho Exploration, Inc., Coho Louisiana Production Company and Interstate Natural Gas Company, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. We are currently operating as a debtor-in-possession subject to the bankruptcy court's supervision and orders. We filed schedules with the bankruptcy court on September 21, 1999, and amended these schedules on December 14, 1999. These schedules contain our unaudited, and in some cases estimated, assets and liabilities as of August 23, 1999, as shown by our accounting records.



     The bankruptcy petitions were filed to facilitate the restructuring of our long term debt and to protect us while we develop a solution to our capital needs with the banks, bondholders and potential investors. The following list contains some important dates in our bankruptcy process:



- August 23, 1999     -- We filed a voluntary Chapter 11 bankruptcy petition;
- November 30, 1999   -- We filed our plan of reorganization;
- February 4, 2000    -- At a hearing, the bankruptcy court approved our
                         disclosure statement with respect to our plan of
                         reorganization;
                      -- At a hearing, the bankruptcy court scheduled a
                         confirmation hearing for March 15, 2000, to consider our
                         plan of reorganization;
- February 14, 2000   -- We and the Committee of Unsecured Creditors jointly filed the Debtors' and Creditors Committee's First Amended and
                         Restated Chapter 11 Plan of Reorganization to reflect the
                         matters contained in the approved disclosure statement;
                      -- We began mailing our approved disclosure statement to
                         holders of claims and equity interests for voting on our
                         plan of reorganization;
- February 15, 2000   -- We filed our approved disclosure statement with the
                         bankruptcy court;
- March 10, 2000      -- Deadline for submitting votes on our plan of
                         reorganization;
- March 15, 2000      -- Scheduled date for the confirmation hearing to consider our plan of reorganization;
- March 20, 2000      -- The bankruptcy court entered an order confirming our plan of reorganization; and
- March 31, 2000      -- Expected effective date of confirmation of our plan of
                         reorganization.



     Our plan of reorganization describes the means for satisfying claims, including liabilities subject to compromise, and interests in Coho. Our plan of reorganization includes the cancellation of our existing common stock and the issuance of a new class of common stock in exchange for our existing common stock and our existing bonds. The issuance of our new class of common stock will materially dilute the current equity interests.



     Our ability to effect a successful reorganization through our bankruptcy proceedings depended upon our ability to obtain approval for the plan of reorganization. As of March 3, 2000, the date the financial statements were finalized, it was not possible to predict the outcome of the bankruptcy proceedings, in general, or their effect on our business or on the interests of our creditors or shareholders. We believed, however, that it would not be possible to satisfy in full all of the claims against us if the plan of reorganization was not approved. As a result of the bankruptcy filing, all of our liabilities incurred before August 23, 1999, including secured debt, are subject to compromise. Under the Bankruptcy Code, payment of these liabilities may not be made except under a plan of reorganization or bankruptcy court approval.



     The December 31, 1999 financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts, including $311.8 million in net property, plant and equipment, or the amount and classification of liabilities that might result should we be unable to continue as a going concern. Our ability to continue as a going concern is dependent upon confirmation of a plan of reorganization, adequate sources of capital and the ability to sustain positive results of operations and cash flows sufficient to continue to explore for and develop oil and gas reserves. These factors, among others, raise substantial doubt concerning our ability to continue as a going concern.



     As a result of the Chapter 11 filing, we have incurred and will continue to incur significant costs for professional fees as the plan of reorganization is developed. We have incurred approximately $3.1 million in reorganization costs during 1999, relating to the professional fees for consultants and attorneys who are assisting in the negotiations associated with the financing and reorganization alternatives, partially offset by interest income earned since August 23, 1999, on accumulated cash.



     On the effective date of our plan of reorganization we anticipate significant adjustments will be made to our first quarter 2000 financial statements to effect the reorganization.



RESULTS OF OPERATIONS



  Selected Operating Data



                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              -------   -------   -------
PRODUCTION:
  Crude oil (Bbl/day).......................................    7,726    13,889     9,159
  Natural gas (Mcf/day).....................................   21,003    22,260     7,146
     BOE (Bbl/day)..........................................   11,227    17,599    10,350
AVERAGE SALES PRICES:
  Crude oil (per Bbl).......................................  $ 16.31   $ 10.40   $ 15.40
  Natural gas (per Mcf)(a)..................................     2.23      1.98      2.24
PER BOE DATA:
  Production costs(b).......................................  $  3.90   $  4.18   $  5.60
  Depletion.................................................     4.69      4.38      3.63
PRODUCTION REVENUES (IN THOUSANDS):
  Crude oil.................................................  $45,991   $52,689   $51,469
  Natural gas...............................................   17,139    16,070     5,854
                                                              -------   -------   -------
          Total production revenues.........................  $63,130   $68,759   $57,323
                                                              =======   =======   =======


---------------


(a)  Natural gas prices are net of fuel costs used in gas gathering.



(b) Includes lease operating expenses and production taxes, exclusive of general and administrative costs.



  1999 COMPARED WITH 1998



     Operating Revenues. During 1999, production revenues decreased 17% to $57.3 million as compared to $68.8 million in 1998. This decrease was principally due to a 34% decrease in crude oil production and a 68% decrease in natural gas production, substantially offset by increases of 48% in the price received for crude oil and 13% in the price received for natural gas, including hedging gains and losses discussed below.

     The 68% decrease in daily natural gas production during 1999 is primarily due to the December 1998 sale of the Monroe field gas properties which accounted for 67% of our natural gas production during 1998. The 34% decrease in daily crude oil production during 1999 is due to overall production declines in the Mississippi and Oklahoma properties that we operate. Due to our capital constraints caused by the decline in crude oil prices during 1998, we:



     - significantly reduced both minor and major well repairs and drilling activity on our operated properties during the last five months of 1998,



     - ceased all well repairs and drilling activity in December 1998, and



     - halted production on wells which were uneconomical due to depressed crude oil prices.



All of these actions contributed to our overall production declines. Since May 1999, we have been using working capital provided by operations to perform well repair work to return some of our shut-in wells to production in response to the improved crude oil prices in the second quarter of 1999. We intend to continue to use available working capital, if any, generated from improved prices and improved production to fund further well repairs and some well recompletions to stabilize production. Despite the recent increases in price and the recent repair work, we do not anticipate a significant improvement in production over the production in 1999 until substantial additional funds are available for well repairs and additional development activity.



     Average crude oil prices increased 48% during 1999 compared to the same period in 1998. During 1998 and the first quarter of 1999, substantially all of our crude oil was sold under contracts which were keyed off of posted crude oil prices. Beginning in April 1999, we entered into a new crude oil contract for substantially all of our Oklahoma crude oil, now keyed off of the NYMEX price, which should result in a net increase in our realized price. Our overall average crude oil price per Bbl was $15.40, which represented a discount of 20% to the average NYMEX price in 1999.



     Our realized price for our natural gas, including hedging gains and losses discussed below, increased 13% from $1.98 per Mcf in 1998 to $2.24 per Mcf in 1999 due to an increase in demand for natural gas during 1999.



     Production revenues for 1999 and 1998 did not include any crude oil hedging gains or losses. Production revenues in 1999 did not include any natural gas hedging gains or losses compared to natural gas hedging gains of $488,000 ($0.06 per Mcf) for 1998.



     Expenses. Production expenses, including production taxes, were $21.2 million for 1999 compared to $26.9 million for 1998. The decrease in expenses between years is primarily due to:



     - decreased production,



     - decreased production taxes, and



     - the December 1998 sale of the Monroe properties.



On a BOE basis, production costs increased 34% to $5.60 per BOE in 1999 compared to $4.18 per BOE in 1998. On a BOE basis, the increase in production costs is primarily due to a decrease in production volumes, which resulted in a higher fixed cost per BOE, and $3.3 million of well repair work performed during the last half of 1999 to return shut-in wells to production. Additionally, severance taxes increased $0.25 per BOE over the same period last year due to higher price realization. The current well repair work represents an accumulation of projects because we had reduced both minor and major well repairs during the last five months of 1998 and ceased substantially all well repair work in December 1998 due to depressed oil prices.



     General and administrative costs increased $2.2 million or 28% between the comparable periods. This increase is primarily due to the expensing of all salaries and other general and administrative costs associated with exploration and development activities during 1999 as compared to the capitalization of

$5.7 million of these costs in 1998. Total general and administrative costs, excluding capitalization of administrative costs associated with exploration and development activities, decreased $3.6 million or 27% between the comparable periods. This decrease is primarily due to:



     - cost reductions associated with the Monroe field sale,



     - reductions in employee-related costs due to staff attrition,



     - reductions in estimated franchise tax accruals as a result of our losses in 1998, and



     - reductions in professional fees and general corporate costs.



These decreases were partially offset by lower cost recoveries from working interest owners due to a decrease in well activity.



     State income tax penalties of $1.0 million for 1999 result from approximately $4 million in Louisiana state income taxes which were due on April 15, 1999, resulting from the gain on the December 1998 sale of the Monroe gas field. The past due taxes include the accrual of the maximum penalty of 25% of the taxes due.



     Interest expense increased 3% in 1999 compared to 1998 primarily as a result of higher interest rates from payment defaults and debt acceleration, but partially offset by the discontinuance of interest expense accruals on our unsecured debt. On August 24, 1999, we discontinued the accrual of interest on our unsecured debt as a result of our Chapter 11 filing. We would have recognized approximately $5.7 million of additional interest expense in 1999, including $2.2 million of interest on our existing bonds that would have been due on October 15, 1999, if not for the discontinuation of these interest expense accruals. The average interest rate on outstanding indebtedness was 8.55% in 1999, compared to 8.07% in 1998.



     Depletion and depreciation expense decreased 51% to $13.7 million in 1999 from $28.1 million in 1998. This decrease is primarily the result of decreased production volumes and a decreased depletion and depreciation rate per BOE, which was $3.63 in 1999, compared with $4.38 in 1998. The depletion and depreciation rate per BOE decreased between 1998 and 1999 due to the writedowns of oil and gas properties in 1998 as discussed in the next paragraph.



     In accordance with generally accepted accounting principles, at a point in time coinciding with the quarterly and annual reporting periods, we must test the carrying value of our crude oil and natural gas properties, net of related deferred taxes, against the "cost center ceiling." The "cost center ceiling" is a calculated amount based on estimated reserve volumes valued at then-current realized prices held flat for the life of the properties discounted at 10% per annum plus the lower of cost or estimated fair value of unproved properties. If the carrying value exceeds the cost center ceiling, the excess must be expensed in that period and the carrying value of the oil and gas reserves lowered accordingly. Amounts required to be written off may not be reinstated for any subsequent increase in the cost center ceiling. During 1998, the carrying values related to our United States properties exceeded the cost center ceilings, resulting in non-cash writedowns of our crude oil and natural gas properties of $188 million. These writedowns resulted from the declines in crude oil prices in 1998. No writedowns of this kind were required on our United States properties in 1999.



     In June 1999, we commenced drilling an exploratory well on our Anaguid permit in Tunisia, North Africa, due to our obligation under the permit. In September 1999, we tested the well and determined that the well would not produce sufficient quantities of crude oil to justify further completion work on it. As a result, we took a writedown of our Tunisian properties of $5.4 million during the third quarter of 1999. Anadarko Tunisia Anaguid Company, one of the working interest owners in this permit, assumed responsibility as operator in December 1999 and plans to continue exploration of this permit. Our remaining carrying cost in this permit is $2.4 million associated with geological and geophysical costs that will be used for this continued exploration.

     Reorganization costs of $3.1 million in 1999 relate to professional fees for consultants and attorneys assisting us in the negotiations associated with our financing and reorganization alternatives and are partially offset by interest income earned since August 23, 1999, on accumulated cash.



     Our net operating loss carryforwards for United States and Canadian federal income tax purposes were approximately $124.0 million at December 31, 1999 and expire between 2000 and 2019. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires that the tax benefit of those net operating loss carryforwards be recorded as an asset to the extent that management assesses the utilization of those net operating loss carryforwards to be more likely than not. A valuation allowance has been established for the entire net deferred tax asset balance of these net operating loss carryforwards as it is uncertain whether they will be used before they expire.



     Due to the factors discussed above, our net loss for 1999 was $30.7 million, as compared to a net loss of $203.3 million for 1998. The 1999 loss includes a writedown of our Tunisian oil and gas properties of $5.4 million and the 1998 loss includes writedowns of our United States crude oil and natural gas properties of $188.0 million.



  1998 COMPARED WITH 1997



     Operating Revenues. During 1998, production revenues increased 9% to $68.8 million as compared to $63.1 million in 1997. This increase was principally due to an 80% increase in crude oil production and a 6% increase in natural gas production, substantially offset by decreases of 36% in the prices received for crude oil and decreases of 11% in the prices received for natural gas including hedging gains and losses discussed below.



     The 6% increase in daily natural gas production is primarily due to a 26% increase in production as a result of the December 1997 acquisition of the Oklahoma properties, substantially offset by production declines on our Brookhaven, Martinville, North Padre and Monroe fields. Additionally, the Monroe field was sold to an unaffiliated third party on December 2, 1998, resulting in lower gas production for 1998 as compared to 1997. The Monroe field represented 85% of our gas production in 1997 and 67% of our gas production in 1998. The 80% increase in daily crude oil production during 1998 is primarily due to a 76% increase in production as a result of the acquisition of the Oklahoma properties. Although we increased crude oil production during the first three quarters of 1998 as compared to the same period in 1997 in the Martinville and Brookhaven fields, these increases were substantially offset by fourth quarter 1998 crude oil production declines of 21% on our Mississippi fields as compared to the fourth quarter of 1997 and overall crude oil production declines in the Soso and Summerland fields throughout 1998 as compared to 1997.



     Crude oil and natural gas production declined in the fourth quarter of 1998 from an average of 18,495 BOE per day during the first nine months of 1998 to 14,939 BOE per day during the fourth quarter of 1998 due to the December 1998 sale of the Monroe field natural gas properties and to overall production declines in the operated Mississippi and Oklahoma properties. Due to our capital restraints caused by the decline in crude oil prices, we significantly reduced both minor and major well repairs on our operated properties during the last five months of 1998 and ceased all well repairs in December 1998, resulting in overall production declines.



     Average crude oil prices realized in 1998, including hedging gains and losses discussed below, decreased from 1997 due to declining oil prices which can be attributed to several factors, including:



     - a lack of cold weather in the 1998 winter months,



     - increased storage inventories, and



     - perceptions of the effects of increased quotas or lack of adherence to quotas from the Organization of Petroleum Exporting Countries.

The posted price for our crude oil averaged $11.32 per Bbl in 1998, a 38% decrease over the average posted price of $18.34 per Bbl experienced in 1997. The price per Bbl we received is adjusted for the quality and gravity of the crude oil and is generally lower than the posted price.



     The realized price for our natural gas, including hedging gains and losses discussed below, decreased 11% from $2.23 per Mcf in 1997 to $1.98 per Mcf in 1998 due to a lack of cold weather and market volatility.



     Production revenues for 1998 did not include crude oil hedging gains or losses compared to crude oil hedging losses of $0.3 million ($0.11 per Bbl) in 1997. Production revenues in 1998 included natural gas hedging gains of $0.5 million ($0.06 per Mcf) compared with natural gas hedging gains of $0.1 million ($0.01 per Mcf) for 1997.



     Interest and other income decreased to $214,000 in 1998 from $646,000 in 1997 primarily due to a decline of interest received on cash investments in 1998. In 1997, we received $137,000 of interest in the first quarter on a federal tax refund and earned $465,000 of interest in the fourth quarter on cash investments.



     Expenses. Production expenses, including production taxes, were $26.9 million for 1998 compared to $16 million for 1997. On a BOE basis, production costs increased to $4.18 per BOE in 1998 compared to $3.90 per BOE in 1997. The increase in expenses between years is primarily due to an increase of approximately $11.8 million relating to the December 1997 acquisition of the Oklahoma properties. This increase was partially offset by reduced operating costs on our Mississippi properties due to the improved operating efficiencies and due to our reduction of repairs during the last half of 1998 because of the decline in crude oil prices.



     General and administrative costs increased 8% from $7.2 million in 1997 to $7.8 million in 1998. This increase resulted primarily from increased personnel costs due to staff additions to handle the increased capital activities in Mississippi during the first half of 1998 and the December 1997 acquisition of the Oklahoma properties. In addition, this increase resulted from the accrual of a $0.4 million fee related to the termination of a drilling contract which extended through mid-year 1999, partially offset by an increase in capitalization of salaries and other general and administrative costs directly associated with our exploration and development activities.



     Allowance for bad debt in 1998 represents an allowance for uncollectible accounts receivable from working interest owners and an allowance for director and employee receivables as discussed in Note 11 to the consolidated financial statements contained elsewhere in this prospectus.



     Unsuccessful transaction costs of $2.1 million incurred in 1998 relate to the termination of an agreement in which we were to issue $250 million of equity. These costs are comprised of $1.2 million for financial advisory services in conjunction with this transaction, $0.5 million for an outside financial advisor regarding the fairness of the agreement and $0.4 million for legal, accounting and other services.



     Interest expense increased 296% in 1998 compared to 1997, due to higher borrowing levels during 1998 as compared to 1997 and to the sale of $150 million of senior notes on October 3, 1997, which bear a higher interest rate than our revolving credit facility. The average interest rate paid on outstanding indebtedness was 8.07% in 1998, compared to 7.84% in 1997. Our borrowing levels increased throughout 1997 and 1998 due to additional borrowings to fund our capital expenditure program and the December 1997 acquisition of the Oklahoma properties.



     Depletion and depreciation expense increased 46% to $28.1 million in 1998 from $19.2 million in 1997. These increases are primarily the result of increased production volumes partially offset by a decreased rate per BOE, which decreased to $4.38 in 1998, compared with $4.69 in 1997. The depletion and depreciation rate per BOE decreased between 1997 and 1998 because of the writedowns of oil and gas properties in 1998 as discussed below.



     During 1998, the carrying values of our crude oil and natural gas properties exceeded the cost center ceilings, resulting in non-cash writedowns of the crude oil and natural gas properties, aggregating

$188 million, including $32 million recognized in the first quarter of 1998, $41 million recognized in the second quarter of 1998 and $115 million recognized in the fourth quarter of 1998.



     Current tax expense of $4.1 million in 1998 primarily relates to state income taxes due on the December 1998 sale of the Monroe field natural gas properties and related gas gathering systems.



     Our net loss for 1998 was $203.3 million, as compared to net earnings of $6.3 million for 1997, for the reasons discussed above.



LIQUIDITY AND CAPITAL RESOURCES



     Capital Sources. During 1999, cash flow provided by operating activities was $14.9 million compared with $1.0 million during 1998. Operating revenues, net of lease operating expenses, production taxes and general and administrative expenses, decreased $7.9 million during 1999 as compared to 1998. This decrease resulted primarily from a 42% decline in production on a BOE basis between comparable periods, partially offset by price increases between comparable periods of 48% for crude oil and 13% for natural gas. In addition, due to the cessation of exploration and development of crude oil and natural gas reserves, no overhead expenditures were capitalized during 1999 as compared to $5.7 million of capitalized overhead during 1998. We also incurred costs totaling $4.2 million in 1999 related to state income tax penalties and reorganization costs and additional interest expense of $1.0 million in 1999 over 1998. Changes in operating assets and liabilities provided $25.8 million of cash for operating activities for 1999, compared to $4.6 million provided for 1998, primarily due to an increase in accrued interest payable. See the subsection called "Results of Operations" for a discussion of operating results.



     As discussed more fully under "Results of Operations," operating revenues declined during 1998 and the first half of 1999 due to crude oil and natural gas price declines. Additionally, our crude oil and natural gas production declined from an average of 17,599 BOE per day during 1998 to 10,350 BOE per day during 1999. We do not anticipate a significant improvement in production over the production in 1999 until substantial additional funds are available for well repairs and additional development activity. See "Results of Operations -- 1999 Compared to 1998" for a discussion of production declines.



     Based on the December 1999 production level of approximately 10,320 BOE per day and the average price received in December 1999 of approximately $21.78 per barrel of crude oil and $2.25 per Mcf of natural gas, our operating revenues are adequate to cover lease operating expenses, production taxes, general and administrative expenses and current interest accruing on the borrowings under the existing bank group loan but are not sufficient to cover past due interest on our existing bonds or on the borrowings under the existing bank group loan.



     Our working capital deficit, including $423.7 million of liabilities subject to compromise, was $407.5 million at December 31, 1999 compared to a working capital deficit of $388.3 million at December 31, 1998. The increase in the working capital deficit relates to several factors. Accrued interest increased by $24.2 million primarily because we were unable to make interest payments when due prior to filing bankruptcy on August 23, 1999 and because interest has been accruing on the existing bank group loan at the default rate of prime plus 4% since August 23, 1999. We also borrowed an additional $4.6 million under the existing bank group loan in January 1999 that is reflected in the current portion of long term debt. Cash balances on hand increased from $6.9 million at December 31, 1998 to $18.8 million at December 31, 1999, partially offsetting the increase in current liabilities. The increase in cash occurred as a result of our Chapter 11 filing and reductions in spending under limitations imposed by the bankruptcy court.



     Subsequent to August 23, 1999 we filed three motions with the bankruptcy court to seek the use of the bank group's cash collateral in on-going operations. Since August 26, 1999, we have been operating under three interim orders authorizing the use of cash collateral as approved by the bankruptcy court. We are currently operating under the Third Interim Cash Collateral Order authorizing the use of cash collateral which was approved by the bankruptcy court on November 9, 1999. Under these orders, we may pay for ordinary course of business goods and services incurred after August 23, 1999 that are within the court approved budgets attached to each order. Any expenditure that is outside the ordinary course of business or that is not reflected in the approved budgets must be specifically authorized by the bankruptcy court. We have accumulated, as of December 31, 1999, $18.8 million in cash, an increase of $12.8 million since August 23, 1999, that can be used for operations under the terms of the cash collateral orders.



     The current interim cash collateral order of the bankruptcy court expired on January 30, 2000. We and the bank group agreed to an extension of the cash collateral order through March 31, 2000. We paid additional interest payments of $1.8 million on February 1, 2000 and March 1, 2000.



     On February 22, 1999, we were informed by the bank group that our borrowing base was reduced from $242 to $150 million effective January 31, 1999 creating an over advance of $89.6 million under the new borrowing base. Under the terms of the existing bank group loan, we were required to cure the over advance amount by March 2, 1999 by either:



     - providing collateral with value and quantity in amounts equal to the excess,



     - prepaying, without premium or penalty, the excess plus accrued interest, or



     - paying the first of five equal monthly installments to repay the over advance.



We were unable to cure the over advance as required by the existing bank group loan and received written notice from the bank group on March 8, 1999, that we were in default under the terms of the existing bank group loan and the bank group reserved all rights, remedies and privileges as a result of the payment default. Additionally, we were unable to pay the second installment due at the beginning of April, the third installment due at the beginning of May, the fourth installment due at the beginning of June and the fifth installment due at the beginning of July, 1999. We have made aggregate interest payments of approximately $3.4 million during the period between March and July 1999. As a result of the payment defaults, advances under the existing bank group loan bear interest at the prime rate, and the loan agreement provides that past due installments to repay the over advance and past due interest bear interest at the default interest rate of prime plus 4%. On August 19, 1999, the bank group accelerated the full amount outstanding under the existing bank group loan. The bank group contends that the default rate of interest is owed on all amounts, not only the over advance, since the date of acceleration. Under a cash collateral order approved by the bankruptcy court in November 1999, we made an interest payment of $878,000 to the bank group in December 1999 and are required to make monthly interest payments of approximately $1.8 million. Due to the default, the outstanding advances of $239.6 million have been included in liabilities subject to compromise as of December 31, 1999. The total amounts related to the installment payments due on the over advance and past due interest were approximately $108.8 million as of December 31, 1999, including approximately $19.2 million of past due interest, $10.2 million included in liabilities not subject to compromise, and $89.6 million related to installments due on the over advance.



     The existing bank group loan contains financial and other covenants including:



     - the maintenance of minimum amounts of shareholders' equity -- $108 million plus 50% of accumulated consolidated net income beginning in 1998 for the cumulative period excluding adjustments for any writedown of property, plant and equipment, plus 75% of the cash proceeds of any sales of our capital stock,



     - maintenance of minimum ratios of cash flow to interest expense of 1.5 to
       1.0 as well as current assets including unused borrowing base to current liabilities of 1.0 to 1.0,



     - limitations on our ability to incur additional debt, and



     - restrictions on the payment of dividends.



At December 31, 1999, we were not in compliance with the minimum shareholders' equity, cash flow to interest expense and current asset to current liability covenants.

     We did not pay the April 15, 1999 interest payment of approximately $6.7 million due on our existing bonds and are currently in default under the terms of the existing bond indenture. Under the existing bond indenture, the trustee under the existing bond indenture by written notice to us, or the holders of at least 25% in principal amount of the outstanding existing bonds by written notice to the trustee and us, may declare the principal and accrued interest on all the existing bonds due and payable immediately. However, we may not pay the principal of, any premium or interest on the existing bonds so long as any required payments due on the existing bank group loan remain outstanding and have not been cured or waived. On May 19, 1999, we received a written notice of acceleration from two holders of the existing bonds, which own in excess of 25% in principal amount of the outstanding existing bonds. Both the accelerated principal and the past due interest payment bore interest at the default rate of 9.875%, which is 1% in excess of the stated rate for the existing bonds, from the date of acceleration to the August 23, 1999. As a result of our bankruptcy filing we have ceased accruing interest on unsecured debt, including the existing bonds. Approximately $5.7 million of additional existing bond interest expense, including $2.2 million of existing bond interest expense that would have been due on October 15, 1999, would have been recognized by us in 1999 if not for the discontinuance of the interest expense accruals. All amounts outstanding under the existing bonds as of December 31, 1999 have been included in liabilities subject to compromise.



     We did not pay approximately $4 million in Louisiana state income taxes which were due on April 15, 1999, related to the gain on the December 1998 sale of the Monroe gas field. The past due taxes accrue a monthly penalty of 10% not to exceed 25% of the taxes due. The maximum penalty of $1.0 million was expensed during the second and third quarters of 1999.



     On December 2, 1998, we sold our natural gas assets, including our natural gas properties and the related gas gathering systems, located in Monroe, Louisiana for approximately $61.5 million. Proceeds from the sale were used to reduce borrowings under the existing bank group loan.



     Plan of Reorganization. We filed our plan of reorganization with the bankruptcy court on November 30, 1999 and a confirmation hearing was held beginning on March 15, 2000 for final approval of the plan of reorganization. On March 20, 2000, the bankruptcy court entered a confirmation order confirming our plan of reorganization. For more information about our plan or reorganization, see the section of this prospectus called "The Plan of Reorganization."



     Under the plan of reorganization, we expect to establish a new senior revolving credit facility from a syndicate of new lenders led by Chase Manhattan Bank, as agent for the new lenders, for a principal amount of up to $250 million. Additionally, we are expected to raise up to $90 million of new investment by the offering of rights to acquire shares of a new class of our common stock and, if necessary, up to $90 million in a standby loan. For more information, see the section of this prospectus called "The Plan of Reorganization -- The New Debt and Equity."



     Proceeds from the rights offering together with cash on hand as of the effective date, borrowings under the new credit facility and, if necessary, borrowings under the standby loan will be used to:



     - repay amounts due under the existing bank group loan, including accrued interest and reasonable fees and expenses,



     - pay administrative expenses associated with the bankruptcy proceeding, and



     - provide working capital for future operations.



General unsecured creditors will be paid in full in four equal quarterly installments from working capital during the year following the effective date and tax claims will receive five-year promissory notes bearing interest at a rate of 6% per annum, unless a different rate is chosen by the bankruptcy court, or paid on other agreed terms. For more information, see the section of this prospectus called "The Plan of Reorganization -- Classification Treatment Summary."



     The holders of the our existing bonds will receive shares representing 96% of our new common stock as of the effective date without giving effect to dilution from shares issued under the rights offering or the standby loan. For more information, see the section of this prospectus called "The Plan of Reorganization -- 2. Existing Bondholders."



     Existing shareholders will receive shares representing 4% of our new common stock on a basis of one share of new common stock for 40 shares of existing common stock as of the effective date without giving effect to dilution from shares issued under the rights offering or the standby loan and rights to purchase additional shares of our new common stock at $10.40 per share. Additionally, existing shareholders will receive 20% of any proceeds from the Hicks Muse lawsuit after fees and expenses, and 40% of any proceeds from the disposition of our interest in, or the assets of, Coho Anaguid, Inc. For more information, see the section of this prospectus called "The Plan of Reorganization -- 3. Existing Shareholders."



     Dividends. While we are restricted on the payment of dividends under the existing bank group loan, dividends are permitted on our equity securities provided:



     - we are not in default under the existing bank group loan; and



     - (a) the aggregate sum of the proposed dividend, plus all other dividends or distributions made since February 8, 1994 do not exceed 50% of cumulative consolidated net income during the period from January 1, 1994 to the date of the proposed dividend, or



        (b) the ratio of total consolidated indebtedness, excluding accounts payable and accrued liabilities to shareholders' equity does not exceed 1.6 to 1.0 after giving effect to the proposed dividend or



        (c) the aggregate amount of the proposed dividend, plus all other dividends or distributions made since February 8, 1994, do not exceed 100% of cumulative consolidated net income for the three fiscal years immediately preceding the date of payment of the proposed dividend.



The existing bond indenture limits our ability to pay dividends, based on our ability to incur additional indebtedness and primarily limited to 50% of consolidated net income earned, excluding any write down of property, plant and equipment after the date the existing bonds were issued plus the net proceeds from any future sales of our capital stock. Due to our default under the existing bank group loan and due to our current and expected capital needs as discussed above, it is unlikely that we will pay dividends in the foreseeable future. Additionally, the terms of the new credit facility and the standby loan will restrict our paying dividends.



     Capital Expenditures. During 1999, we incurred capital expenditures of $6.3 million, which includes $2.1 million spent on the Tunisian well drilled in mid-1999, compared with $70.1 million for 1998. We have ceased substantially all of our capital projects in 1999 due to our liquidity problems and our bankruptcy filing. No general and administrative costs associated with our exploration and development activities were capitalized for 1999, compared with $5.7 million of capitalized costs for 1998.



     During 1998, we incurred capital expenditures of $70.1 million compared with $72.7 million in 1997. The capital expenditures incurred during 1998 were largely in connection with the continuing development efforts, including recompletions, workovers and waterfloods, on existing wells in the following fields:



- Brookhaven                  - Tatums
- Laurel                      - East Fitts
- Martinville                 - North Alma Deese and
- Summerland                  - Sholem Alechem.
- Bumpass



In addition, during 1998, we drilled 42 wells which include the following:



- Mississippi fields             - Oklahoma fields                - Louisiana fields
  -- 16 producing oil wells,       -- 11 producing oil wells        -- 2 producing gas wells, and
  -- 1 producing gas well,         -- 5 producing gas wells,        -- 3 dry holes.
  -- 3 dry holes;                  -- 1 dry hole;

     General and administrative costs directly associated with our exploration and development activities were $4.1 million and $5.7 million for the years ended December 31, 1997 and 1998, respectively, and were included in total capital expenditures.



     Hedging Activities. Crude oil and natural gas prices are subject to significant seasonal, political and other variables which are beyond our control. In an effort to reduce the effect of the volatility of the prices received for crude oil and natural gas, we have entered, and expect to continue to enter, into crude oil and natural gas hedging transactions. It is unlikely that we will be able to enter into any forward sales agreements or other similar arrangements until we remedy our current liquidity problems because of the associated credit risks of the counterparty to these agreements. Our hedging program is intended to stabilize cash flow and thus allow us to minimize our exposure to price fluctuations. Because all hedging transactions are tied directly to our crude oil and natural gas production, we do not believe that these transactions are of a speculative nature. Gains and losses on these hedging transactions are reflected in crude oil and natural gas revenues at the time of sale of the hedged production. We had no natural gas or crude oil production hedges during 1999.



     We will be required to adopt Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" for the fiscal year ended 2001. If we had adopted this standard during 1999, there would be no effect as we had no hedges outstanding at December 31, 1999. Although the future impact of adopting this standard has not yet been determined, we believe that the impact will not be material.



YEAR 2000 ISSUE



     We, like other businesses, faced the Year 2000 issue. Many computer systems and equipment with embedded chips or processors use only two digits to represent the calendar year. This could result in computational or operational errors because date sensitive systems will recognize the year 2000 as 1900 or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly.



     State of Readiness. We divided our Year 2000 review into five separate elements: accounting computer systems, network infrastructure, desktop computers at corporate headquarters, field operational systems and major suppliers and purchasers. We completed our Year 2000 review and remediation in December 1999.



     We concurrently reviewed Year 2000 compliance of major suppliers and purchasers. We have contacted our major suppliers and purchasers by letter and have asked for a written response from them describing their Year 2000 readiness efforts. To date, we have not identified any material problems associated with the Year 2000 readiness efforts of our major suppliers and purchasers.



     In addition, we created a contingency plan to mitigate potential Year 2000 problems both within Coho and with our major suppliers and purchasers.



     Cost. We began our Year 2000 Program in 1997, and have incorporated our preparations into our normal equipment upgrade cycle. As a result, the historical cost of our Year 2000 efforts to date has not been material. We do not estimate future expenditures related to the Year 2000 to be material.



     Risks. We believe that we have taken and are taking all reasonable steps to ensure Year 2000 readiness. Although other unanticipated Year 2000 issues could yet have an adverse effect on our results of operations or our financial condition, it is not possible to estimate the extent of impact at this time, though it is unlikely that any effect will be material.



     ALL STATEMENTS REGARDING YEAR 2000 MATTERS CONTAINED IN THIS PROSPECTUS ARE "YEAR 2000 READINESS DISCLOSURES" WITHIN THE MEANING OF THE YEAR 2000 INFORMATION AND READINESS DISCLOSURE ACT.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS



     We use financial instruments which inherently have some degree of market risk. The primary sources of market risk include fluctuations in commodity prices and interest rate fluctuations.



     Price Fluctuations. Our results of operations are highly dependent upon the prices received for crude oil and natural gas production. We have entered, and expect to continue to enter, into forward sale agreements or other arrangements for a portion of our crude oil and natural gas production to hedge our exposure to price fluctuations. At December 31, 1999, we were not a party to any forward sale agreements or other arrangements. It is unlikely that we will be able to enter into any forward sales agreements or other similar arrangements until we remedy our current liquidity problems because of the associated credit risks of the counterparty to these agreements. For more information see the section of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations".



     Interest Rate Risk. Total debt as of December 31, 1999, included $239.6 million of floating-rate debt attributed to the existing bank group loan. As a result, our annual interest cost in 2000 will fluctuate based on short-term interest rates. Additionally, due to the current payment defaults under the existing bank group loan discussed under the section of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations," the existing bank group loan borrowings and the past due interest will bear interest at the default interest rate of prime plus 4%. The impact on annual cash flow of a ten percent change in the floating interest rate (approximately 125 basis points) would be approximately $3.0 million assuming outstanding debt of $239.6 million throughout the year.



     Total debt as of December 31, 1999, also included $149 million, net of $900,000 of unamortized original issue discount, of fixed rate existing bonds with an estimated fair market value of $83 million based on quoted prices from market sources.



     We are in default under our existing bank group loan and our existing bonds. For more information see the section of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     On the effective date of the plan of reorganization, the existing bank group loan is expected to be paid in full in cash and the existing bonds will be converted to our new common stock. A new line of credit will be established with the new lenders and Chase, as agent for the new lenders. If necessary, we may also obtain additional funds under the standby loan with a maximum commitment of $90 million. The establishment of the new debt instruments, as discussed above, is expected to change our interest rate risk.

                                    BUSINESS




GENERAL



     Coho Energy, Inc. is an independent energy company engaged, through its wholly owned subsidiaries, in the development and production of, and exploration for, crude oil and natural gas. Our crude oil activities are concentrated principally in Mississippi and Oklahoma. At December 31, 1999, our total proved reserves were 113.9 MMBOE with a present value of proved reserves of $790.2 million, approximately 69% of which were proved developed reserves. At December 31, 1999, approximately 94% of our total proved reserves were comprised of crude oil. At December 31, 1999, our operations were conducted in 21 major producing fields, 17 of which we operated. Our average working interest in the fields we operate was approximately 77%.



     We were incorporated in June 1993 under the laws of the State of Texas and conduct a majority of our operations through our subsidiary Coho Resources, Inc. References in this Prospectus to "Coho," "we," "our," or "us," except as otherwise indicated, refer to Coho Energy, Inc. and our subsidiaries. Our principal executive office is located at 14785 Preston Road, Suite 860, Dallas, Texas 75240, and our telephone number is (972) 774-8300.


BANKRUPTCY PROCEEDINGS


     Our ability to effect a successful reorganization through our bankruptcy proceedings will depend upon our ability to consummate our plan of reorganization, which was confirmed by the bankruptcy court on March 20, 2000. At this time, it is not possible to predict the outcome of the bankruptcy proceedings, in general, or the effect on our business or on the interests of our creditors or shareholders. For more information regarding the bankruptcy proceedings, see the sections of this prospectus called "Oil and Gas Operations -- Legal Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".



OUR HISTORY



     We commenced operations in Mississippi in the early 1980s and have focused most of our development efforts in that area. We believe that the salt basin in central Mississippi offers significant long-term potential due to the basin's large number of mature fields with multiple oil and gas producing sands. The application of proven technology to these underexploited and underexplored fields yields attractive, lower-risk exploitation and exploration opportunities. As a result of the attractive geology and our experience in exploiting fields in the area, we have accumulated a large inventory of potential development drilling, secondary recovery and exploration projects in this basin.



     Our focus in the onshore Gulf Coast and Mid-Continent regions has resulted in significant growth in production, reserves and earnings before interest, taxes, depreciation and amortization. Our average net daily production has increased over the last six years from 5,203 BOE in 1993 to 10,350 BOE in 1999, representing a compound annual growth rate of 12.1%; however, our crude oil and natural gas production has declined from the average of 17,599 BOE per day produced during 1998. This decline was due in part to the sale of the Monroe field gas properties in December 1998, which contributed approximately 2,452 BOE per day during 1998. Further, we experienced overall production declines on our operated properties in Oklahoma and Mississippi as a result of:



     - the natural production decline,



     - the decrease and ultimate cessation of well repair work and drilling activity during the last five months of 1998 and the first four months of 1999, and



     - the halting of production on wells which were uneconomical due to depressed crude oil prices.



     Over the five-year period ended December 31, 1999, we discovered or acquired approximately 90.9 MMBOE of proved reserves at an average finding cost of $4.83 per BOE. Over the same period, we have replaced over 428% of our production. This increase in reserves from
44.2 MMBOE at year-end 1994 to 113.9 MMBOE at year-end 1999 represents a five-year compound annual growth rate of 21.0%.



     Effective December 31, 1997, we acquired from Amoco Production Company:



     - approximately 50 MMBbls of crude oil and natural gas liquid reserves,



     - approximately 33 Bcf of natural gas reserves, and



     - interests in more than 40,000 gross acres, concentrated primarily in southern Oklahoma, including 14 principal producing fields.



Daily net production from these properties during December 1997 was approximately 7,300 BOE. To acquire these properties, we paid $257.5 million in cash and issued warrants to purchase one million of our common shares at $10.425 per share for a period of five years.



     In August 1998, we announced an agreement to issue $250 million of our common stock at $6.00 per share, approximately 41.7 million shares, to HM4 Coho L.P., a limited partnership managed by Hicks, Muse, Tate & Furst Incorporated, giving HM4 an ownership interest in Coho of approximately 62%. On December 15, 1998, we announced that HM4 was terminating the agreement reached in August 1998, which had received shareholder approval, and that we were working on revising the HM4 agreement to lower the $6.00 price per share to $4.00 on the $250 million purchase price. After working through all of the issues and reaching a verbal agreement with all of the interested parties regarding the proposed restructuring, HM4 informed us on February 12, 1999 that they were no longer interested in the investment.



     On May 27, 1999, we filed a lawsuit against HM4 in the District Court of Dallas County, Texas. The lawsuit alleges:



     - breach of the written contract terminated by HM4 in December 1998,



     - breach of the oral agreements reached with HM4 on the restructured transaction in February 1999, and



     - promissory estoppel.



In the lawsuit, we seek monetary damages of approximately $500 million. The lawsuit is currently in the discovery phase. While we believe that the lawsuit has merit and that the actions of HM4 in December 1998 and February 1999 were the primary cause of our current liquidity crisis, there can be no assurances as to the outcome of this litigation.



     On February 22, 1999, the bank group under our existing bank credit facility notified us that they had decided to reduce our borrowing capacity at January 31, 1999, from $242 million to $150 million, creating an $89.6 million over advance. The bank group's decision to change our borrowing capacity was based on the then-current decline in crude oil prices. We were unable to cure the over advance, and on March 8, 1999, we received written notice from the bank group that we were in default under the existing credit facility, and the bank group reserved all rights, remedies and privileges as a result of the payment default. On August 19, 1999, the bank group accelerated the full amount outstanding under the existing bank group loan. For more information about the default under the existing credit facility, see the section of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Additionally, our $150 million 8 7/8% bond indenture includes cross-default provisions, which would effect a default under the terms of our $150 million
8 7/8% bonds if indebtedness under the existing bank group loan was not repaid within the applicable grace period after final maturity. We were unable to make the $6.7 million interest payment to the holders of our existing bonds which was due on April 15, 1999. On May 19, 1999, we received a written notice of acceleration from two holders of existing bonds, which own in excess of 25% in principal amount of the outstanding existing bonds. As a result, on May 19, 1999, one of the holders of existing bonds filed a lawsuit against us and each of our subsidiaries who is a guarantor of existing bonds in the Supreme Court of the State of New York. On January 5, 2000, this lawsuit was dismissed without prejudice to the plaintiff's ability to refile the lawsuit in the future, if appropriate. For more information about the default under the existing bonds, see the section of this prospectus called "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     We explored our alternatives to resolve the problems created by the bank group's actions, including:



     - the conversion of a portion or all of our existing bonds to equity,



     - raising additional equity,



     - cost reduction programs to enhance cash flow from operations, and



     - refinancing our existing bank credit facility to:



      - make overdue principal and interest payments on our indebtedness,



      - provide additional capital to fund well repairs, and



      - provide additional capital to fund the continued development of our properties.



However, on August 23, 1999, we made the Chapter 11 filing since we believed that the resolution of our restructuring could not be completed without the protection and assistance of the bankruptcy court.



BUSINESS STRATEGY



     While we remain committed in the long term to our multifaceted growth strategy, as discussed below, oil prices and cash flow estimates dictate our near-term business strategy. Most of our near-term capital expenditures are expected to be made in Oklahoma and Mississippi. Our Oklahoma properties offer numerous shallow oil and gas recompletion and drilling opportunities with favorable economics.



     In the past we have pursued a multifaceted growth strategy, as follows:



     Relatively Low-Risk Field Development. We maximize production and increase reserves through relatively low-risk activities such as:



     - development/delineation drilling, including high-angle and horizontal drilling,



     - multi-zone completions,



     - recompletions,



     - enhancement of production facilities, and



     - secondary recovery projects.



Since 1994, we have drilled 94 development wells, of which 87% were completed successfully.



     Use of Technology. We identify exploration prospects and develop reserves in the vicinity of our existing fields using technologies that include 3-D seismic technology. 3-D seismic technology is a tool that allows us to look at vertical cross-sections as well as horizontal cross-sections beneath the prospective area of our properties on a very small grid pattern. We first began using 3-D seismic technology in the Laurel field in Mississippi in 1983, and have shot two large 3-D seismic programs in and around our existing properties in Mississippi within the last four years. At the time of purchase, we acquired four 3-D seismic programs in and around our Oklahoma properties. These programs have produced an attractive inventory of exploration projects that can be pursued in the future.



     Acquire Properties with Underdeveloped Reserves. We acquire underdeveloped crude oil and natural gas properties which have geological complexity and multiple producing horizons. We believe that our extensive experience in Mississippi developed over the past 15 years should enable us to efficiently increase reserves and improve production rates in similar geologically complex environments. Additionally, we believe that this experience gives us a competitive advantage in evaluating similarly situated acquisition prospects. For more information about our experience in Mississippi, see "Oil and Gas Operations -- Principal Areas of Activity -- Mid-Continent Area."



     Significant Control of Operations. Our long-term strategy of increasing production and reserves through acquiring and developing multiple-zone fields requires us to develop a thorough understanding of the complex geological structures and to maintain operational control of field development. Therefore, we strive to operate and obtain high working interests in all of our properties. As of December 31, 1999, we operated 17 of the 21 major fields in which we have production. Of the operated properties, our average working interest is approximately 77%. Operating control, combined with our significant technical and geological expertise, enables us to control the magnitude and timing of our capital expenditures and field development.



     Geographic Focus. We have been able to maintain a low cost structure through asset concentration. At December 31, 1999, approximately 89% of our Gulf Coast reserves were concentrated in five fields, and 80% of our Mid-Continent reserves were concentrated in six fields. Asset concentration permits operating economies of scale and leverages operational, technical and marketing capabilities.

                             OIL AND GAS OPERATIONS


     General. We have focused our operations on three main activities: conventional exploitation, secondary recovery and exploration. Each of these interrelated activities plays an important role in our continuing production and reserve growth. Our 1998 and 1999 operations have been conducted primarily in the following fields:



     - Mississippi



       - Brookhaven,



       - Laurel,



       - Martinville,



       - Soso,



       - Summerland, and



     - Oklahoma



       - Bumpass,



       - Sholem Alechem,



       - East Fitts.



Our capital expenditures totaled $70.1 million in 1998 and $6.3 million in 1999. The substantial reduction in 1999 capital expenditures was due to budget constraints resulting from the substantial decline in crude oil prices in 1998 and early 1999, as well as expenditure constraints imposed by the bankruptcy court subsequent to August 23, 1999.



     Conventional Exploitation. Our properties are characterized by the large number of formations that have been productive, as well as by the large number of wells that have been drilled over the past 50 years. These well histories provide considerable geological and reservoir information for use in further exploration and exploitation.



     Acquisition of mature underdeveloped and underexplored fields has been one of the key elements of our strategy of building reserves and creating shareholder value. By capitalizing on our operating knowledge and technical expertise, we have been able to acquire properties and develop substantial additional low-cost reserves through conventional development drilling and exploration opportunities. This strategy is illustrated by our 1995 acquisition of the Brookhaven field in Mississippi. Since acquiring this property in 1995, we increased total daily field production, by successful exploitation and exploration, to approximately 1,123 net BOE by year end 1998 from approximately 230 net BOE at the time of acquisition. However, due to natural reservoir decline and limited well activity, production in the Brookhaven field declined to 560 BOE per day in 1999. In addition, we increased the proved reserves associated with our Mid Continent properties to 74.6 MMBOE at December 31, 1999 from 55.5 MMBOE at the time of their acquisition in December 1997, due to our acquisition of additional working interest in the Mid Continent properties and the successful exploitation of the Springer, Deese, Viola, Hunton and Bromide reservoirs in 1998 and 1999.



     Secondary Recovery. Over the last five years, we have evaluated 20 secondary recovery projects in the Mississippi salt basin. Six of these projects have been successfully developed and 14 are undergoing further evaluation or are in the pilot phase. Since the acquisition of our Oklahoma properties, we have identified 11 new secondary recovery projects to be developed. These projects are currently in the study or planning phases. Facilities and wellbores are being evaluated to begin pilot waterfloods in three of these projects. The current waterflood operations have been part of our efforts to lower operating expenses and improve production enhancement opportunities through low cost waterflood conformance work. These projects have demonstrated strong production response and meaningful reserve additions. In addition, these projects incur low production costs due to existing field infrastructures and the ability to reinject produced water from current operations. We believe opportunities exist for adding secondary recovery projects throughout our current field inventory.



     Exploration. The many productive formations located within our producing properties substantially reduce dry hole risks, which improves exploration economics. We have drilled several successful exploration wells in the Brookhaven, Laurel, Martinville and Eola fields. In 1995, we completed a

24 square mile 3-D seismic survey on the Martinville field. Based on this data, two successful exploratory wells were completed, one in 1996 and one in 1997. We have identified additional opportunities in the Martinville field; however, lower oil prices and budget constraints did not allow us to pursue these opportunities in 1998 and 1999. We may pursue these drilling opportunities as oil prices and cash flow allow. In 1996, we completed a 37 square mile 3-D seismic survey encompassing the Laurel field, our largest crude oil producing field, which currently has producing properties covering less than one square mile within the survey area. Based on initial interpretations, several exploration wells are planned in the future, and a prospect which has similar geological properties west of the Laurel field has been identified. We believe each of these fields has significant exploration reserve potential relative to our reserve base.



     Along with the producing properties acquired in Oklahoma in 1997, we acquired approximately 95 square miles of 3-D seismic data and 2,750 miles of 2-D seismic data. 2-D seismic data is a tool that allows us to look at vertical cross-sections beneath the prospective area of our properties typically on a much wider grid pattern. A large portion of the 3-D seismic data is over areas of future reserve potential. The 3-D data will be useful in enhancing waterflood development and exploration of the deeper objectives.



PRINCIPAL AREAS OF ACTIVITY



     The following table sets forth, for our major producing areas, average net daily production of crude oil and natural gas on a BOE basis for each of the years in the three-year period ended December 31, 1999, and the number of productive wells producing at December 31, 1999. The Oklahoma properties were acquired effective December 31, 1997, with no production being recorded in 1997. The Louisiana properties were sold December 2, 1998.



                                      YEAR ENDED DECEMBER 31,           AT DECEMBER 31, 1999
                                      ------------------------   -----------------------------------
                                       1997     1998     1999        NET
                                      ------   ------   ------   PRODUCTIVE
                                                                    WELLS                   AVERAGE
                                       BOE/     BOE/     BOE/    -----------   PERCENTAGE   WORKING
STATE                                  DAY      DAY     DAY(A)   OIL    GAS     OPERATED    INTEREST
-----                                 ------   ------   ------   ----   ----   ----------   --------
Mississippi.........................   8,178    8,202    4,621   116      1       95%         91%
Oklahoma............................      --    6,345    5,414   572     51       50%         41%
Louisiana...........................   2,848    2,452       --    --     --        --          --
Other...............................     201      600      315     1      3        8%         14%
                                      ------   ------   ------   ---     --
     Total..........................  11,227   17,599   10,350   689     55
                                      ======   ======   ======   ===     ==


---------------


(a) In response to depressed crude oil prices during 1998 and early 1999, we significantly reduced minor and major repairs and drilling activity on our operated properties beginning in August 1998, ceased all repair work and drilling activity in December 1998 and halted production on wells which were uneconomical. We restarted repairs and maintenance on the properties we operate and began doing limited recompletion and workover activity in the second half of 1999.



  Gulf Coast Area



     Brookhaven Field, Mississippi. In 1995, we purchased a 93% working interest in the unitized Brookhaven field covering more than 13,000 acres. Unitized means that the royalty and working interests are pooled within a given geological and/or geographical area. At the time of acquisition, there were 11 active wells and 159 inactive wells. Proved reserves were 1.2 MMBOE and net production averaged approximately 230 BOE per day, producing only from the Tuscaloosa formation at 10,500 feet.



     As with other fields, we acquired the Brookhaven field in anticipation of additional field-wide recoveries through development drilling, recompletions, secondary recovery and exploration. During our first year of ownership, we focused our efforts on expanding our understanding of the Tuscaloosa reservoir. Our mapping suggested less than 25% of the oil in place from the Tuscaloosa reservoir had been recovered. As a result of our study, we identified and have drilled six new Tuscaloosa well bores in the field to date. The six penetrations found remaining crude oil reserves due to structural and stratigraphic complexity. Four of these penetrations have been completed as commercial producers and two wells will be used as injectors to aid our secondary recovery operations. In 1998 and 1999, we continued our detailed study and mapping of the stratigraphically complex Tuscaloosa reservoirs and initiated several waterflood pilot areas.



     In addition to our exploitation success, we have had significant exploration success. In 1997 and early 1998, we had successful deep exploratory results in the Washita Fredricksburg, Paluxy and Rodessa formations, with initial production from these horizons in excess of 1,600 gross BOE per day. Due to deep structural complexity realized with the 1997 and early 1998 drilling, additional drilling was halted until new seismic data was acquired. In 1998, 35 miles of 2-D seismic data was acquired and interpreted. This 2-D seismic data has improved the structural definition of the deep drilling potential in these formations which assists us in selecting drilling locations.



     Production in Brookhaven in 1999 averaged 560 BOE per day and proved reserves at December 31, 1999 were 6.4 MMBOE. Daily production was 50% below 1998 levels and reserves were 10% below 1998 levels as a result of the reduced capital activity and natural reservoir decline.



     Cranfield Field, Mississippi. As a result of the exploration success at Brookhaven, we leased approximately 7,900 net acres on a similar geologic structure near the Brookhaven field in the Cranfield field. In 1998, detailed mapping using subsurface data from existing well bores and existing 2-D seismic data was performed. Drilling prospects were generated at depths from 6,000 feet to 11,000 feet in four different horizons:



     - the Wilcox formations,



     - the Eutaw formations,



     - the Tuscaloosa formations, and



     - the Washita Fredricksburg formations.



Two existing wellbores were reentered during the second half of 1998. The Hosston and Mooringsport formations were tested unsuccessfully in one deep existing wellbore; however, excellent reservoir quality rock was found in the Mooringsport formation, which we believe remains a future exploitation opportunity. A re-entry of an existing shallow wellbore proved successful in both the Washita Fredricksburg and Wilcox formations. The Washita Fredricksburg formation tested at a rate of 700 Mcf per day and turned to sales in early 1999. Production in Cranfield in 1999 averaged 378 Mcf per day and proved reserves at December 31, 1999 were 0.6 MMBOE.



     Laurel Field, Mississippi. The Laurel field is a multi-pay geological setting with producing horizons from the Eutaw formation at approximately 7,500 feet, to the Hosston formation at approximately 13,500 feet. It is our largest oil producing property and represented approximately 50% of our total Mississippi production on a BOE basis in 1999. At December 31, 1999, the field contained 47 wells producing from the Stanley, Christmas, Tuscaloosa, Washita Fredricksburg, Paluxy, Mooringsport, Rodessa, Sligo and Hosston reservoirs.



     We consider the Laurel field both an exploration and exploitation success. In 1983, at the time of the initial acquisition, the only then-existing well in what is now the Laurel field had been operating for 24 years and was producing only 47 BOPD. We employed 3-D seismic technology to assist in defining the multi-pay zones in the field and began an extensive drilling program to increase primary production, using a combination of vertical, high-angle and horizontal drilling techniques.



     We have also implemented successful secondary recovery programs in a number of Laurel's producing reservoirs. In recent years, secondary recovery programs were started in the Mooringsport, Rodessa, Sligo and Tuscaloosa Stringer reservoirs. The production response from the secondary recovery projects has been strong.



     In addition to the continued exploitation program, we have continued an active exploration program at Laurel. In 1996 and 1997, much of our focus at Laurel was directed toward a mineral leasing program and the permitting and surveying associated with shooting a 37 square mile 3-D seismic program. In 1998 and 1999, we evaluated the 3-D seismic data to better understand the exploration potential within the Laurel field as it is currently defined, as well as to define exploration possibilities in the acreage surrounding the field.



     The average net daily production in 1999 from Laurel was 2,300 BOE, down 35% from 1998 levels due to our scaled back operating and capital program. These programs were scaled back because of the substantial decline in commodity prices in 1998 and early 1999 and the resulting budget constraints. At December 31, 1999, proved reserves were 12.5 MMBOE, up approximately 33% over year end 1998. The reserve increase is attributable primarily to improved crude oil prices experienced at year end 1999 relative to year end 1998.



     Martinville Field, Mississippi. We acquired the Martinville field in April 1989; it was originally discovered in 1957. At the time of acquisition, Martinville was producing only 80 net BOE per day; the average production for 1999 was 776 net BOE per day. The field covers more than 7,400 acres and currently has 17 producing wells. Like Laurel, the field is characterized by highly complex faulting and produces from multiple horizons. We currently have an average working interest of 98% in the field.



     In late 1995, we conducted a 3-D seismic shoot over a 24 square mile area to enhance our ability to exploit primary reserves through continued reservoir delineation and to develop secondary recovery projects in the Mooringsport, Rodessa and Sligo formations.



     Since 1996, we have successfully drilled wells to the Hosston, Sligo, Rodessa, Mooringsport and Washita Fredricksburg formations, including two successful development wells drilled and completed in 1998 in the Sligo and Washita Fredricksburg reservoirs.



     Because declining oil prices in 1998 and early 1999 made property development less economical, we spent much of the year refining our interpretation of the 3-D seismic data of Martinville. We currently have defined six exploration prospects along with numerous development drilling opportunities. Proved reserves at year end 1999 totaled 5.4 MMBOE, a 13% decline from year end 1998. This decline is due to the lack of development of the Martinville properties in 1999 due to low oil prices during the first half of 1999, reduced capital activity and the natural reservoir decline.



     Soso Field, Mississippi. In mid-1990, we acquired a 90% working interest in the Soso field, which was originally discovered in 1945 and covers approximately 6,500 acres. At the time we acquired it, the field produced 225 BOPD. For 1999, the average daily production was 354 BOE, a decrease of 56% from 1998 average daily production. Reserves at December 31, 1999 totaled 5.6 MMBOE, a 12% increase over year end 1998. The decline in average daily production is due to reduced development activity on the properties as a result of capital budget constraints, while the increase in reserves is due to improved crude oil prices experienced at year end 1999 relative to year end 1998.



     Soso is a large, geologically complex field which had already produced over 75 MMBOE at the time we acquired it in 1990. Also, like Brookhaven, our detailed mapping of the field suggested that less than 25% of the total crude oil had been recovered. We acquired Soso primarily to increase total recoverable reserves by another 5% to 15% through recompletions in existing wellbores, development drilling and secondary recovery projects.



     Most of our early production growth at Soso was associated with workovers and recompletions on existing wells, with some development drilling taking place. Because of the success of secondary recovery projects at Laurel and Martinville, we took a fresh look at the field in 1997, and since then, secondary recovery projects have been initiated in the Cotton Valley, Sligo and Rodessa formations.



     In 1998, we acquired 35 miles of new 2-D seismic data across the Soso field. This 2-D seismic data should enhance our development of the Hosston and Cotton Valley formations. We believe many more exploitation opportunities exist for primary as well as secondary reserves in the multi-reservoir field.



     Summerland Field, Mississippi. The Summerland field, discovered in 1959, is a broad, elongated, fault bounded anticline with productive intervals from the Tuscaloosa formation at approximately

6,000 feet to the Mooringsport formation at 12,500 feet. At December 31, 1999, we operated 18 producing wells and had an average working interest of 90% in this unitized field.



     We assumed operating control of the Summerland field in November 1989. At the date of acquisition, net crude oil production was 415 BOE per day, of which only 200 BOE per day were economic. Recompletions, development drilling and the installation of higher volume artificial lift equipment increased net crude oil production to 1,019 BOE per day in 1998. For 1999, however, daily production averaged 494 BOE, down from 1998 as a result of the natural decline of the reservoirs, low oil prices during the first half of 1999 and reduced capital activity.



     At December 31, 1999, the Summerland field had proved reserves of 5.6 MMBOE, up approximately 6% over year end 1998 due to improved crude oil prices.



  Mid-Continent Area



     In December 1997, we acquired interests in approximately 40,000 gross acres concentrated primarily in southern Oklahoma, including 14 principal producing fields. Of the 14 principal producing fields, we are the operator of eleven fields. At December 31, 1999, we had an average working interest in the eleven fields we operate of approximately 74%.



     These properties are very similar to our Mississippi salt basin operations and we believe that our substantial knowledge base should benefit in the development of these properties. In 1998, we began an exploration and exploitation program which resulted in the drilling of 19 gross wells, 18 of which were completed successfully. Additionally, we began interpreting 3-D seismic information on two fields in 1998 and have identified several drilling opportunities as a direct result of this seismic information. In 1999, activity on these properties was very limited due to capital budget constraints.



     Bumpass Unit, Oklahoma. The Bumpass Unit, located in Carter County, Oklahoma, was discovered in 1924. Production is primarily from both structural and stratigraphic traps within the Deese and Springer reservoirs. The Deese reservoirs are typically encountered at depths between 3,500 and 4,500 feet with the Springer reservoirs located from 4,500 to 6,700 feet.



     Currently, our primary focus at Bumpass is to exploit the Flattop and Goodwin sands located in the Springer formation, which we believe to be underdeveloped. In 1998 and 1999, we drilled one well, deepened one well and recompleted two wells in these lower Springer sands. All four of these jobs were successful and resulted in a combined initial production rate in excess of 3,000 net Mcf per day. We intend to continue this exploitation program in 2000. Additionally, we are studying the Humphrey sands, which are in the upper portion of the Springer formation, to determine their waterflood potential. We plan to initiate a waterflood program in the near future. At December 31, 1999, we had an average working interest of approximately 65% in the Bumpass field.



     Average net daily production in 1999 was 451 BOE compared with 623 BOE per day in 1998. Proved reserves at December 31, 1999 totaled 4.5 MMBOE, a decrease of 10% from the 5.0 MMBOE at the end of 1998. The decrease in both production and reserves is due to the reduced development activity on the property as a result of capital budget constraints experienced during 1999.



     Sholem Alechem Fault Block "A" Unit, Oklahoma. Located in Stephens County, Oklahoma, the Sholem Alechem Fault Block "A" Unit was discovered in 1947. As with the Bumpass Unit, production at Sholem Alechem originates primarily from the Deese and Springer reservoirs.



     In 1998 and 1999, we deepened eight wells and recompleted one well into the Flattop and Goodwin sands located in the Springer formation. Six of these nine jobs were successful and resulted in a combined initial production rate of 240 net BOE per day and 1,630 net Mcf per day. Exploitation of the Springer formation will continue into 2000. At December 31, 1999, we had an average working interest in Sholem Alechem of approximately 89%.

     Net production in 1999 averaged 705 BOE per day, down from the 843 BOE per day in 1998 as a result of our limited development activity during the year. Proved reserves at December 31, 1999 totaled 7.0 MMBOE, basically unchanged from year end 1998.



     East Fitts Unit, Oklahoma, The East Fitts Unit was discovered in 1933, with production originating from the Cromwell, Hunton and Viola reservoirs, at depths ranging from 2,400 to 5,000 feet.



     Our current emphasis at East Fitts is to take the Viola reservoir from ten acre spacing to five acre spacing. We believe that this development will not only increase existing production but prove up additional reserves. In 1998, we drilled five wells to the Viola reservoir, all of which were successful, increasing production by 200 BOE per day and adding approximately 600 MBOE in reserves. No significant activity occurred in the East Fitts Unit in 1999 due to capital budget constraints. However, additional wells to the Viola reservoir are planned in 2000, and we are planning to initiate pilot waterflood projects in the Chimney Hill formation, a lower member of the Hunton reservoir, and the Bromide formation. At December 31, 1999, our average working interest in East Fitts was approximately 83%.



     Average net daily production in 1999 was 997 BOE and proved reserves at December 31, 1999 totaled 23.7 MMBOE. This is down marginally from the average 1998 production of 1,174 BOE per day and 1998 proved reserves of 24.6 MMBOE.



     Other Oklahoma. We operate eight other fields in Oklahoma:



     - East Velma Middle Block,



     - North Alma Deese,



     - Tatums,



     - Jennings Deese,



     - Graham Deese,



     - Eola S.E.,



     - Eola N.W., and



     - Cox Penn.



Total average net daily production in 1999 from these fields was 2,169 BOE. East Velma Middle Block has significant upside potential through secondary recovery. Similar reservoirs have been successfully waterflooded along the Velma complex. East Velma Middle Block is the remaining block along this complex which has not been enhanced through secondary recovery. Tatums is a shallow Deese producing unit which has been evaluated to have significant upside potential through down spacing. Currently the unit is developed on a ten acre spacing with some areas of the field underexploited. A five acre drilling program and adjustments to current waterflood injection could provide substantial upside potential. At year end, net proved reserves from these properties totaled 33.6 MMBOE, essentially unchanged from year end 1998.



     We also have non-operating working interests in three fields in Oklahoma. At December 31, 1999, year-end proved reserves in these three fields were estimated at 3.0 MMBOE.



     Since the acquisition of the Oklahoma properties, we have identified 11 new secondary recovery projects to be developed. These projects are currently in the study or planning phases. Facilities and wellbores are being evaluated to begin pilot waterfloods. In addition, these projects should incur low capital and production costs due to existing field infrastructures. We believe opportunities exist for adding secondary recovery projects throughout our current field inventory. Additionally, we believe that substantial Springer through Simpson gas potential exists in and around our currently operated properties. This potential will be a focal point of low-risk exploration through the deepening of existing wellbores or through recompletions, both of which require less capital as compared to drilling for these objectives. Historically in these areas, gas has not been the primary focus of exploitation; however, improved technology has now allowed commercial development of these deeper, tighter objectives.

  Other Domestic Properties



     We also have working interests in other producing properties in Mississippi and Texas. We operate the Bentonia and Frio properties in Mississippi and own non-operated working interests in the Glazier property in Mississippi, the Clarksville field in Texas and a field in state waters offshore North Padre Island, Texas. As of December 31, 1999, these fields had combined net proved reserves of 4.9 MMBOE.



  Tunisia, North Africa



     We have a 45.8% interest in a permit covering 1.1 million gross acres in Tunisia, North Africa that we acquired from our former Canadian parent company. During 1994, we and our joint interest partners conducted a seismic survey on the Anaguid permit in Tunisia. In October 1995, we and our partners drilled an unsuccessful exploratory well on the Anaguid permit in southern Tunisia. In early 1997, we and our partners conducted a 465 kilometer 2-D seismic program in a new area of the Anaguid permit. In June 1999, we commenced drilling an exploratory well on this permit. In September 1999, we tested the well and determined that the well would not produce sufficient quantities of crude oil to justify further completion work on the well. As a result, we wrote down our Tunisian properties by $5.4 million during the third quarter of 1999. Anadarko Tunisia Anaguid Company, one of the working interest partners in this permit, has assumed responsibility as operator and plans to continue exploration of this permit.



     In June 1999, we extended our Anaguid permit in Tunisia through June 2001. We have a commitment to drill two additional wells during that two-year period.



     PRODUCTION



     The following table contains information regarding our production volumes, average prices received and average production costs associated with our sales of crude oil and natural gas for each of the years in the three-year period ended December 31, 1999:



                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1997     1998     1999
                                                             ------   ------   ------
CRUDE OIL:
  Volumes (MBbls)..........................................   2,820    5,069    3,343
  Average sales price (per Bbl)(a).........................  $16.31   $10.40   $15.40
NATURAL GAS:
  Volumes (MMcf)...........................................   7,666    8,124    2,608
  Average sales price (per Mcf)(b).........................  $ 2.23   $ 1.98   $ 2.24
AVERAGE PRODUCTION COST (PER BOE)(c).......................  $ 3.90   $ 4.18   $ 5.60


---------------


(a) Includes the effects of crude oil price hedging contracts. Price per Bbl before the effect of hedging was $16.42 for the year ended December 31, 1997, $10.40 for the year ended December 31, 1998 and $15.40 for the year ended December 31, 1999.



(b) Includes the effects of natural gas price hedging contracts. Price per Mcf before the effect of hedging was $2.22 for the year ended December 31, 1997, $1.92 for the year ended December 31, 1998 and $2.24 for the year ended December 31, 1999.



(c)  Includes lease operating expenses and production taxes.

     DRILLING ACTIVITIES



     During the periods indicated, we drilled or participated in the drilling of the following wells:



                                                         YEAR ENDED DECEMBER 31,
                                                -----------------------------------------
                                                    1997           1998          1999
                                                ------------   ------------   -----------
                                                GROSS   NET    GROSS   NET    GROSS   NET
                                                -----   ----   -----   ----   -----   ---
EXPLORATORY:
  Crude oil...................................    3      2.8     1      1.0     --     --
  Natural gas.................................    1       .8    --       --     --     --
  Dry holes(1)................................    1      1.0     2      2.0      1    0.5
DEVELOPMENT:(2)
  Crude oil...................................   10      9.3    26     21.7     --     --
  Natural gas.................................   11      9.8     8      6.5      3    3.0
  Dry holes...................................    2      2.0     5      4.9      2    1.5
  Service wells...............................   --       --     2      1.0     --     --
                                                 --     ----    --     ----    ---    ---
          Total...............................   28     25.7    44     37.1      6    5.0
                                                 ==     ====    ==     ====    ===    ===


---------------


(1) 1999 well was drilled in Tunisia, North Africa.



(2) Included in drilling activities are wells deepened to a lower reservoir through existing well bores. In 1999, all wells under "Development" were deepenings within existing well bores.



     At December 31, 1999, we were not participating in the drilling or completion stages of a well.



     RESERVES



     The following table summarizes our net proved crude oil and natural gas reserves as of December 31, 1999, which have been reviewed by Ryder Scott Company with regard to our Mississippi properties and Sproule Associates, Inc. with regard to our Oklahoma properties. The other properties in the table are related to our crude oil and natural gas reserves located in Texas which have been audited, depending on location, by the independent engineers named in the preceding sentence.



                                                          CRUDE    NATURAL   NET PROVED
                                                           OIL       GAS      RESERVES
                                                         (MBBLS)   (MMCF)      (MBOE)
                                                         -------   -------   ----------
Mississippi............................................   36,736    2,978      37,232
Oklahoma...............................................   68,533   25,863      72,844
Other..................................................    1,844   11,797       3,810
                                                         -------   ------     -------
          Total........................................  107,113   40,638     113,886
                                                         =======   ======     =======



     At December 31, 1999, we had net proved developed reserves of 78,047 MBOE and net proved undeveloped reserves of 35,839 MBOE. The present value of proved reserves was $790.2 million, which represented $543.7 million for the proved developed reserves and $246.5 million for the proved undeveloped reserves. At December 31, 1998, we reported total proved reserves of 111,059 MBOE, and the present value of proved reserves was $269.3 million.



     There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves, including many factors beyond our control. The estimates of the reserve engineers are based on several assumptions, including the following:



     - actual future production,



     - revenues,



     - taxes,

     - production costs,



     - development expenditures and



     - quantities of recoverable crude oil and natural gas reserves.



Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth herein. In addition, our reserves might be subject to revision based upon:



     - actual production,



     - results of future development,



     - prevailing crude oil and natural gas prices and



     - other factors.



     In general, the volumes of production from crude oil and natural gas properties decline as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon the level of success in acquiring or finding additional reserves.



     For further information on reserves, costs relating to crude oil and natural gas activities and results in operations from producing activities, see "Supplementary Information Related to Oil and Gas Activities" appearing in note 14 to our consolidated financial statements included in this prospectus.



     ACREAGE



     The following table summarizes the developed and undeveloped acreage we owned or leased at December 31, 1999:



                                                        DEVELOPED        UNDEVELOPED
                                                     ---------------   ---------------
                                                     GROSS     NET     GROSS     NET
                                                     ------   ------   ------   ------
Mississippi........................................  24,126   22,881   26,901   22,640
Oklahoma...........................................  38,463   28,301       40       40
Texas..............................................   4,276    3,428    1,691    1,691
Offshore Gulf of Mexico............................   5,760    2,269       --       --
                                                     ------   ------   ------   ------
          Total....................................  72,625   56,879   28,632   24,371
                                                     ======   ======   ======   ======



     At December 31, 1999, we also held a 45.8% working interest in an exploratory permit in Tunisia, North Africa, covering approximately 1,130,000 gross acres.



TITLE TO PROPERTIES



     As is customary in the oil and gas industry, in many circumstances, we make only a limited review of title to undeveloped crude oil and natural gas leases at the time we acquire them. However, before we acquire developed crude oil and natural gas properties, and before drilling commences on any leases, we cause a thorough title search to be conducted, and any material defects in title are remedied to the extent possible. To the extent title opinions or other investigations reflect title defects, we, rather than the seller of the undeveloped property, are typically obligated to cure any title defects at our expense. We could lose our entire investment in any property we drill, if we have a title defect of a nature that makes it prudent to commence drilling upon but which we could not remedy or cure. We believe that we have good title to our crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties we own are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. We do not believe that any of these encumbrances or burdens will materially affect our ownership or use of our properties.



COMPETITION



     The crude oil and natural gas industry is highly competitive. We encounter strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of desirable undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase these properties, and the financial resources necessary to acquire and develop these properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond our control, the effect of which cannot be accurately predicted.



     The principal resources necessary for the exploration and production of crude oil and natural gas are:



     - leasehold prospects under which crude oil and natural gas reserves may be discovered,



     - drilling rigs and related equipment to explore for these reserves, and



     - knowledgeable personnel to conduct all phases of crude oil and natural gas operations.



We compete for these resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources will be adequate to preclude any significant disruption of our operations in the immediate future if our plan of reorganization is consummated, the continued availability of these materials and resources to us cannot be assured.



CUSTOMERS AND MARKETS



     Substantially all of our crude oil is sold at the wellhead at posted prices, as is customary in the industry. In some circumstances, natural gas liquids are removed from our natural gas production and are sold by us at posted prices. During 1999, EOTT Energy Operating Limited Partnership accounted for 39% of our revenues and Amoco Production Company accounted for 41% of our revenues. While we believe our relationships with EOTT and Amoco are good, any loss of revenue from these customers due to nonpayment would have an adverse effect on our net income and earnings per share on our income statement and, ultimately, may affect our share price. In addition, any significant late payment may adversely affect our short term liquidity position.



     We have a three-year crude oil purchase agreement with EOTT which was effective March 1, 1996. Under the crude oil purchase agreement, we committed the majority of our crude oil production in Mississippi to EOTT for a period of three years on a pricing basis of posting plus a premium. This contract is currently on a month-to-month basis. As part of this contract, we have agreed to sell to EOTT approximately 50% of our heavy Mississippi crude oil with a minimum well head price of $8.50 per barrel.



     The majority of crude oil production in Oklahoma is sold to Amoco on a NYMEX pricing basis minus a discount. Beginning January 1, 1999 and for a nine-year period thereafter, Amoco has a right of first refusal to match, in all respects, a competitive bid. The crude contract was a component of the original Amoco purchase and sale agreement and provides for a competitive annual review of the pricing mechanism.



     The price we receive for crude oil and natural gas may vary significantly during the year due to the volatility of the crude oil and natural gas market, particularly during the cold winter and hot summer months. As a result, we periodically enter into forward sale agreements or other arrangements for a portion of our crude oil and natural gas production to hedge our exposure to price fluctuations. Gains and losses on these forward sale agreements are reflected in crude oil and natural gas revenues at the time of sale of the related hedged production. While intended to reduce the effects of the volatility of the prices received for crude oil and natural gas, these hedging transactions may limit our potential gains if crude oil and natural gas prices were to rise substantially over the price established by the hedge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and Note 1 to our consolidated financial statements for more information related to hedging.



OFFICE AND FIELD FACILITIES



     We currently lease 47,942 square feet for our executive and administrative offices in Dallas, Texas, under a lease that continues through October 2000. We are considering a renewal of some portion of this lease as well as other available square footage. We also lease field offices in Laurel, Mississippi, covering approximately 5,000 square feet under a non-cancelable lease extending through June 2000. We are currently evaluating the renewal of the Laurel lease as well as other alternatives. We also lease office space in Ratliff City, Oklahoma, covering approximately 10,000 square feet through January 2003.



GOVERNMENTAL REGULATION



     Regulation of Crude Oil and Natural Gas Exploration and Production. Crude oil and natural gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. These regulations include:



     - requiring permits for the drilling of wells,



     - maintaining bonding requirements in order to drill or operate wells,



     - regulating the location of wells,



     - regulating the method of drilling and casing wells,



     - regulating the surface use and restoration of properties upon which wells are drilled, and



     - regulating the plugging and abandonment of wells.



Our operations are also subject to various conservation laws and regulations in which our properties are located, including those of Mississippi, Oklahoma and Texas. These laws and regulations include the regulation of :



     - the size of drilling and spacing units or proration units,



     - regulation of the density of wells that may be drilled,



     - regulation of unitization or pooling of crude oil and natural gas properties,



     - maximum rates of production from crude oil and natural gas wells,



     - restrictions on the venting or flaring of natural gas, and



     - requirements regarding the ratability of production.



Some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of land and leases. The effect of these regulations is to limit the amount of crude oil and natural gas we can produce from our wells and to limit the number of wells or the locations at which we can drill.



     Each state generally imposes a production or severance tax with respect to production and sale of crude oil, natural gas and natural gas liquids within their respective jurisdictions. For the most part, state production taxes are applied as a percentage of production or sales. Currently, we are subject to production tax rates of up to 6% in Mississippi and 7% in Oklahoma. In addition, we have been active in the adoption of legislation dealing with production and severance tax relief in Mississippi, specifically where severance tax is either waived for a fixed period of time, as in renewed production from inactive wells, or reduced to

50% of regular rates for enhanced recovery projects. The state of Oklahoma has adopted severance tax relief, adjusting tax rates to:



     - 1% for posted crude oil priced less than $14.00 per barrel,



     - 4% for posted crude oil priced between $14.00 and $17.00 per barrel, and



     - the regular tax rate of 7% for prices over $17.00 per barrel.



     Legislation affecting the crude oil and natural gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the crude oil and natural gas industry and its individual members. Some of these rules and regulations carry substantial penalties for failure to comply. The regulatory burden on the crude oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability.



     Offshore Leasing. Some of our operations are located on federal crude oil and natural gas leases, which are administered by the United States Minerals Management Service. These leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed regulations and orders, which are subject to change by the Minerals Service. For offshore operations, lessees must obtain approval from the Minerals Service for exploration plans and development and production plans before the commencement of operations. In addition to permits required from other agencies, such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency, lessees must obtain a permit from the Minerals Service before the commencement of drilling. The Minerals Service has promulgated regulations requiring offshore production facilities located on the outer continental shelf to meet stringent engineering and construction specifications. Similarly, the Minerals Service has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. Under some circumstances, the Minerals Service may require any operations on federal leases to be suspended or terminated. To cover the various obligations of lessees on the outer continental shelf, the Minerals Service generally requires that lessees or operators post substantial bonds or other acceptable assurances that these obligations will be met. The cost of these bonds or other surety can be substantial and there is no assurance that we can obtain bonds or other surety in all cases.



     Gas Royalty Valuation Regulations. In December 1997, the Minerals Service published a final rule amending its regulations governing valuation for royalty purposes of gas produced from federal and Indian leases. The rule primarily addresses allowances for transportation of gas and purports to clarify the methods by which gas royalties and deductions for gas transportation are calculated. The final rule became effective February 1, 1998. The rule purports to continue the commitment of the Minerals Service to assure that lessees deduct only the actual, reasonable costs of transportation and not any marketing costs. The rule identifies specific allowable and nonallowable costs of transportation. The rule is, however, under judicial review. In August 1999, the Minerals Service published a final rule amending its regulations governing the valuation for royalty purposes of natural gas produced from Indian leases. The changes add alternative valuation methods to the existing regulations, to ensure that Indian lessors receive maximum revenues from their mineral resources. The final rule became effective January 1, 2000.



     Crude Oil Sales and Transportation Rates. Sales of crude oil and condensate can be made by us at market prices not subject at this time to price controls. In January 1997, the Minerals Service published a proposed rule to amend the current federal crude oil royalty valuation regulations. In July 1997, the Minerals Service published a supplementary proposed rule concerning the proposed regulations. In February 1998, the Minerals Service published another supplementary proposed rule. The intent of the rule is to decrease reliance on posted prices and to assign a value to crude oil that better reflects market value. In general, the rule as proposed would base royalties on gross proceeds when the oil is sold under an arm's length contract by either the producer or the producer's marketing affiliate. Index pricing or other benchmarks would be used when oil is not sold under an arm's length contract. On July 16, 1998, the Minerals Service proposed additional changes to its second supplementary proposed rule. On March 12,

1999, the Minerals Service published a notice reopening the public comment period on the second supplementary proposed rule until April 12, 1999. On April 13, 1999, the Minerals Service published a notice extending the comment period until April 27, 1999. On December 30, 1999, the Minerals Service published additional changes, inviting public comment by January 31, 2000. In February 1998, the Minerals Service also published a notice of a proposed rule to amend the current regulations establishing a value for royalty purposes of oil produced from Indian leases. The proposed changes would decrease reliance on oil posted prices and use more publicly available information for oil royalty calculation purposes under Indian leases. On January 5, 2000, the Minerals Service published additional proposed changes to the regulations regarding Indian leases, inviting public comment by March 6, 2000. We cannot predict what action the Minerals Service will take on these matters, nor can we predict at this stage of the rulemaking proceedings how we might be affected by amendments to these regulations.



     The price that we receive from the sale of these products is affected by the cost of transporting the products to market. The Energy Policy Act of 1992 directed the Federal Energy Regulatory Commission to establish a simplified and generally applicable rate-making methodology for crude oil pipeline rates. Effective as of January 1, 1995, the Federal Energy Regulatory Commission implemented regulations establishing an indexing system for transportation rates for crude oil pipelines, which would generally index these rates to inflation. We are not able to predict with certainty what effect, if any, these regulations will have on us, but other factors being equal, the regulations may tend to increase transportation costs or reduce wellhead prices for these commodities.



     Future Legislation and Regulation. Our operations will be affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, crude oil and natural gas production operations and economics are affected by:



     - tax and other laws relating to the petroleum industry,



     - changes in these laws, and



     - constantly changing administrative regulations.



For example, the price at which natural gas may lawfully be sold has historically been regulated under the Natural Gas Act. Only since the deregulation of the last remaining regulated price categories of natural gas on January 1, 1993, have free market forces been allowed to control the sales price of natural gas. There is no guarantee that new regulations, similar or otherwise, will not be imposed on the production or sale of crude oil, condensate or natural gas. It is impossible to predict the terms of any future legislation or regulations that might ultimately be enacted or the effects of any legislation or regulations on us.



ENVIRONMENTAL REGULATIONS



     Numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection affect our operations. These laws and regulations may:



     - require us to obtain permits before drilling,



     - restrict the types, quantities and concentration of various substances that can be released into the environment through drilling and production activities,



     - limit or prohibit drilling activities on some lands lying within wilderness, wildlife refuges or preserves, wetlands and other protected areas, and



     - impose substantial liabilities for pollution resulting from our operations.



Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal and clean-up requirements may significantly impact our operating costs, as well as the oil and gas industry in general. We believe that we substantially comply with current applicable environmental laws and regulations and that continued compliance with existing requirements will not result in material adverse impacts to us.

     The Oil Pollution Act of 1990 attempts to prevent crude oil spills by imposing on "responsible parties" liability for damages resulting from crude oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A "responsible party" includes the owner or operator of an onshore facility or a vessel, and the lessee or permittee of the area in which an offshore facility is located. The Oil Pollution Act requires the lessee or permittee to establish and maintain evidence of financial responsibility in the amount of $35.0 million, $10.0 million if the offshore facility is located landward of the seaward boundary of a state, to cover liabilities that result from a crude oil spill for which that person is statutorily responsible. The minimum amount of financial responsibility may be increased to $150.0 million depending on the risks posed by the quantity or quality of crude oil handled by the facility. The Minerals Service has promulgated regulations that implement the financial responsibility requirements of the Oil Pollution Act. The regulations use an offshore facility's worst case oil-spill discharge volume to determine if the responsible party must maintain increased financial responsibility. We are not presently subject to the financial responsibility requirement because our only offshore well is a natural gas well that does not produce oil.



     The Oil Pollution Act subjects responsible parties to strict, joint and several and potentially unlimited liability for removal costs and other damages caused by an oil spill covered by the statute. It also imposes other requirements on responsible parties, including the preparation of a crude oil spill contingency plan. We maintain a crude oil spill contingency plan. A responsible party may face civil or criminal enforcement actions if it fails to comply with the Oil Pollution Act's ongoing requirements or inadequately cooperates during a spill event. We are not the subject of any civil or criminal enforcement actions under the Oil Pollution Act and we are not aware of any basis for a civil or criminal enforcement action against us.



     The Federal Water Pollution Control Act of 1972 imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. These controls have become more stringent over the years, and it is probable that additional restrictions will be imposed in the future. We must obtain permits to discharge pollutants into state and federal waters. State discharge regulations and general permits under the Federal National Pollutant Discharge Elimination System prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and other substances related to the oil and gas industry into coastal waters. The Federal Water Pollution Control Act allows civil, criminal and administrative penalties for any unauthorized discharges of oil and any other hazardous substances in reportable quantities. The Federal Water Pollution Control Act and the Oil Pollution Act also impose potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters.



     The Comprehensive Environmental Response, Compensation, and Liability Act, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on classes of persons considered to have contributed to the release of a hazardous substance into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and the companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are responsible for releases of hazardous substances under Superfund may be subject to joint and several liability for the costs of cleaning up the hazardous substances and for damages to natural resources. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We do not own or operate any Superfund-identified sites and have not received notice that we are liable for response or remediation costs at any Superfund site.



     The Resource Conservation and Recovery Act is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. The Resource Conservation and Recovery Act imposes stringent operating requirements, and liability for failure to meet these requirements, on a person who is either a generator or transporter of hazardous waste or an owner or operator of a hazardous waste treatment, storage or disposal facility. At present, the Resource Conservation and Recovery Act includes a statutory exemption that allows most crude oil and natural gas exploration and production wastes to be classified as non-hazardous waste. A similar exemption is contained in many of the state counterparts to the Resource

Conservation and Recovery Act. Proposals have been made to amend the Resource Conservation and Recovery Act and the various state statutes to rescind the exemption that excludes crude oil and natural gas exploration and production wastes from regulation as hazardous waste. Repeal or modification of this exemption by administrative, legislative or judicial process, or through changes in applicable state statutes, could increase the volume of hazardous waste that we must manage and dispose of. Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Any change in the applicable statutes may require us to make additional capital expenditures or incur increased operating expenses.



     A significant portion of our operations in Mississippi is conducted within city limits. Each year we are required to meet tests of financial responsibility to obtain permits to conduct new drilling operations. We are conducting a voluntary program to remove inactive aboveground storage tanks from our well sites and to replace them, as necessary, with newer aboveground storage tanks.



     Some states have enacted statutes governing the handling, treatment, storage and disposal of waste containing naturally occurring radioactive material. Naturally occurring radioactive material is present in varying concentrations in subsurface and hydrocarbon reservoirs around the world and may be concentrated in scale, film and sludge in equipment that comes in contact with crude oil and natural gas production and processing streams. Mississippi legislation prohibits the transfer of property for residential or other unrestricted use if the property evidences concentrations of naturally occurring radioactive material above prescribed levels because of crude oil and natural gas production activities. We are voluntarily remediating naturally occurring radioactive material concentrations identified at several fields in Mississippi. In addition, we are a defendant in several lawsuits brought by landowners alleging personal injury and property damage from naturally occurring radioactive material at various wellsite locations. See the subsection below called "Legal Matters" for more information concerning these lawsuits.



     Because our strategy is to acquire interests in underdeveloped crude oil and natural gas properties, many of which have been operated by others for many years, we may incur liability for damages or pollution caused by the former operators of these crude oil and natural gas properties. We provide for future site restoration charges on a unit-of-production basis by including these charges in depletion and depreciation expense. In addition, we may continue to be responsible for environmental contamination on properties we transferred to others. Our operations are also subject to all the risks related to the operation and development of crude oil and natural gas properties and the drilling of crude oil and natural gas wells. These risks include encountering unexpected formations or pressures, blowouts, cratering and fires, any of which could result in personal injuries, loss of life, pollution damage and other damage to our properties and that of others. Moreover, offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions. Offshore operations also involve extensive governmental regulations, including regulations that may impose strict liability for pollution damage, and interruptions or terminations of operations by governmental authorities based on environmental or other considerations. We maintain insurance against losses or liabilities arising from our operations in accordance with customary industry practices and in amounts that we believe reasonable. However, insurance is often not available against all operational risks or is not economically feasible for us to obtain. If a significant event occurs that imposes liability on us that is either not insured or not fully insured, a material adverse effect on our financial condition and results of operations could result.



EMPLOYEES



     At March 1, 2000, we had 124 employees associated with our operations, including 23 field personnel in Mississippi and 28 field personnel in Oklahoma. None of our employees is represented by a union. We consider our employee relations to be satisfactory.

LEGAL MATTERS


  The Bankruptcy Proceedings.



     On August 23, 1999, we and our consolidated subsidiaries filed a voluntary Chapter 11 petition with the bankruptcy court. Consistent with bankruptcy cases involving large, publicly traded companies and their affiliates, a number of proceedings have occurred since August 23, 1999, the most significant of which are discussed below.



     The bankruptcy court approved Fulbright & Jaworski LLP as our counsel and Arthur Andersen LLP as our financial consultants and auditors. The bankruptcy court also approved our retention of oil and gas reserve engineers, special counsel for litigation, and ordinary course of business professionals. All of these professionals are assisting us in our efforts to reorganize our businesses.



     Official committees for the unsecured creditors and equity holders have been formed by the Office of the United States Trustee. The bankruptcy court approved counsel for the Official Unsecured Creditors Committee and the Official Equity Committee. The Unsecured Creditors Committee has retained its own financial consultants. The committees have been actively involved in our bankruptcy proceedings.



     The bankruptcy court approved our use of cash collateral in the continued operations of our business, including its use in our capital expenditure programs. Our use of cash collateral was extended through March 31, 2000. In December 1999, under the Third Interim Order to Use Cash Collateral, we began paying the bank group monthly payments of $1.8 million per month as adequate protection payments. We paid additional interest payments of $1.8 million on February 1, 2000 and $1.8 million on March 1, 2000.



     Immediately following the commencement of our bankruptcy case, we obtained permission from the bankruptcy court to pay working and royalty interest owners to insure that payments to them were not interrupted. As a result, working and royalty interest owners have continued to receive all payments to which they are entitled throughout the pendency of our bankruptcy cases.



     In October, 1999, one of our shareholders filed a motion to compel our holding an annual shareholders' meeting. Our annual shareholders' meeting is historically held between May and August. We decided not to hold the annual shareholders' meeting by August 23, 1999, the date we filed for bankruptcy protection, because of extensive, ongoing negotiations between us, the bank group and the holders of our existing bonds concerning the restructuring of our debt and operations. Rather than incur the significant expenses associated with holding the annual meeting, and then having to incur additional significant expenses to hold a special shareholders' meeting to approve a restructuring of the debt to the bank group and holders of our existing bonds, we elected to postpone the annual meeting and combine it with a special meeting once an agreement with the bank group and holders of our existing bonds was reached. Although we reasonably believed that we would reach an agreement with the bank group and the holders of our existing bonds before August 23, 1999, an agreement was not reached and we filed for bankruptcy protection.



     The bankruptcy court denied the shareholders' request to compel a shareholders' meeting provided that we permit representatives of the Equity Committee to attend and participate, in a non-voting capacity, at a future board meeting to discuss our plan of reorganization. We complied with the bankruptcy court's directive. The bankruptcy court also issued an order for us to show cause as to why our exclusive period to file a plan of reorganization under
Section 1121 of the Bankruptcy Code should not be terminated to allow other parties to file plans of reorganization in the case. The bank group moved for a termination of this exclusivity period as well. Exclusivity was terminated as to the bank group, the Equity Committee and the Unsecured Creditors Committee.



  Other Proceedings.



     Hicks Muse Lawsuit. We are the plaintiff in a lawsuit styled Coho Energy, Inc. v. Hicks, Muse, et al, which was filed in the District Court of Dallas County, Texas, 68th Judicial District. This lawsuit has been removed to the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, where it currently is pending.



     We allege in the Hicks Muse lawsuit that Hicks Muse reneged on a commitment to inject $250 million dollars of equity capital into our operations, which would have given Hicks Muse control of Coho through the purchase of 41,666,666 shares of newly-issued common stock at $6 per share.



     We further allege that Hicks Muse waited until after our shareholders approved the commitment, then reneged on the commitment at the last minute to renegotiate the price down to $4 per share to increase the number of shares that Hicks Muse would receive for the $250 million. We also allege that Hicks Muse reneged on this new commitment to purchase stock. We seek damages against Hicks Muse in excess of $500 million. This description is only a general description of the Hicks Muse lawsuit and should not be relied on as conclusively stating all the alleged facts, claims or circumstances surrounding the lawsuit. We are not able to evaluate the recovery we might receive in the lawsuit.



     Brookhaven Lawsuits. Coho Resources, Inc., was a defendant in a number of individual lawsuits in Mississippi, which allege environmental damage to property and personal injury, resulting from our drilling and production operations and those of our predecessors in the Brookhaven field, located in Lincoln County, Mississippi. The plaintiffs alleged that their damages were caused by naturally occurring radioactive material resulting from petroleum exploration and production operations. Our predecessors on the Brookhaven field were Florabama Associates, Inc., and Chevron Corp. or Chevron USA. Inc. Florabama and Chevron alleged claims for indemnification for any liability they may have had to the Brookhaven field plaintiffs, including claims for monetary and punitive damages, as well as clean-up costs associated with the properties. The Florabama claim is asserted at $3,671,953.33.



     The plaintiffs have compromised and settled their $250 million claim for the cash sum of $900,000 to be paid in installments over the 180 days following the effective date of our confirmed plan of reorganization. The court has approved this settlement. We have also settled the claims of Chevron Corp. and Chevron USA, Inc. by agreeing to contribute $2.5 million over the next two years to a fund to be used to finance the implementation of a thorough remediation plan for the Brookhaven field. Chevron USA will contribute at least $3 million to that fund as well, and will supervise the implementation of the remediation plan. The remediation plan was filed with the court and circulated to numerous parties in interest. This Coho-Chevron settlement also calls for Chevron to withdraw its claims in the Florabama bankruptcy in Mississippi. That will have the effect of greatly reducing the dollar amount of Florabama's claim in the Coho bankruptcy to less than $1.3 million, subject to further negotiations and final resolution.



  Insurance Coverage Disputes with United National Insurance Company Involving Pending Litigation.



     We have notified United National Insurance Company of those claims asserted against them in the Brookhaven lawsuit.



     United National has submitted detailed reservations of rights letters to us, outlining the grounds upon which coverage will not or may not be available for the claims included in this lawsuit. United National has also informed us about limitations to potential coverage, including applicable deductibles chargeable to us.



     If we pursue coverage, the disputed coverage issues raised by these lawsuits may require judicial resolution through declaratory judgment litigation.



     (a) THE BROOKHAVEN LAWSUITS



          United National has informed us that United National reserves its rights to decline coverage on grounds that we had not adequately disclosed the pending prior suits, including the Brookhaven litigation, during the underwriting process before the issuance of the United National insurance policies.



          We have conducted some operations at particular locations within the Brookhaven field since mid-1995. The primary claims in the Brookhaven lawsuits arise out of radioactive waste material and alleged contamination of drinking water aquifers in and around the Brookhaven field. Operations at the Brookhaven field date back into the 1940's.



     (b) UNITED NATIONAL POLICIES



          United National has issued two primary liability policies and two umbrella liability policies in effect from June 5, 1998 through June 5, 1999, and June 5, 1999 through June 5, 2000, respectively subject to various deductible and limits.



          There are two basic coverage parts in the policies, commercial general liability and energy industries pollution liability, both of which are modified by various endorsements included in the policies. The energy industries pollution liability form is issued on a claims made basis.



     (c) GENERAL LIABILITY COVERAGE ISSUES



          United National has informed us of its position that potential coverage is not available for the claims in the Brookhaven lawsuit under the general liability provisions of the policies. In particular, United National has informed us that the lawsuits do not seek damages because of "bodily injury" and "personal injury" defined in the policies, although the suits include claims for "property damage." United National has also advised that the Brookhaven lawsuit may be seeking recovery for damage occurring before the issuance of the United National policies. United National has also informed us that the policy exclusions would preclude potential coverage under the general liability provisions, including, but not limited to, pollution exclusions, health hazard exclusions, and exclusions applicable to liability arising from waste disposal sites owned, operated or used by an insured.



          Other general liability policy provisions, exclusions and coverage positions have been outlined and reserved by United National.



     (d) ENERGY INDUSTRIES POLLUTION LIABILITY COVERAGE ISSUES



          United National has also informed us of its position that the claims in the Brookhaven lawsuit also may not be subject to potential coverage under the energy industries pollution liability provisions. United National has informed us that United National reserves its rights to decline potential coverage under the energy industries pollution liability provisions of the policies. Grounds to avoid coverage include the fact that some of the lawsuits do not include allegations of a pollution incident, that any pollution incidents may not have commenced before the policy retroactive date, that property damage to waste facilities is excluded; and that bodily injury or property damage arising out of a pollution incident which results from a deliberate failure to comply with applicable statutes or regulations is excluded from potential coverage. Other energy industries pollution liability provisions, exclusions and coverage positions have been outlined and reserved by United National.



     (e) COVERAGE POSITIONS APPLICABLE TO BOTH GENERAL LIABILITY AND ENERGY INDUSTRIES POLLUTION LIABILITY PROVISIONS



          United National has also informed us of its position that the claims in the Brookhaven lawsuit also may not be subject to potential coverage under both the general liability and the energy industries pollution liability provisions based on one or more of exclusions or other grounds applicable to both coverage forms, including damage expected or intended from the standpoint of the insured, or damage which the insured is obligated to pay by reason of the assumption of liability in a contract or agreement, liability arising out of the actual, alleged or threatened properties of any "radioactive material"; and any loss, cost or expense arising out of any request, demand or order to respond to or assess the effects or presence of radioactive material; and property damage or personal injury arising from known damages or an occurrence or offense known to any insured before the inception of the policies. Other policy provisions, exclusions and coverage positions applicable to both coverage forms have been outlined and reserved by United National.

          United National also has maintained that:



          - its policies do not extend potential coverage to punitive damages sought in the lawsuits,



          - there is a per occurrence deductible applicable to pollution claims in the amount of $50,000 per occurrence, and



          - each lawsuit is subject to a minimum of one $50,000-per-occurrence pollution deductible for which we would be liable before policy proceeds attaching.



     We believe that there is no merit to United National's various positions described above and we have reserved all rights with respect to these policies and United National's conduct in connection therewith.



  Unasserted Causes of Action.



     We have an unasserted claim against Texaco Exploration and Production, Inc. regarding imbalances in gas volume from wells in which we have an interest.



     The Equity Committee in our bankruptcy proceedings contends that causes of action may exist against one or more of our management team as it existed on August 23, 1999. We contend that these claims lack merit.



     We believe that we have been damaged as a result of the actions of some members of the Equity Committee, including communications by those members on the internet. The Equity Committee contends that these claims lack merit.



     We are involved in various other legal actions arising in the ordinary course of business. While it is not feasible to predict the ultimate outcome of these actions or those listed above, we believe that the resolution of these matters will not have a material adverse effect, either individually or in aggregate, on our financial position or results of operations.

                                   MANAGEMENT

DIRECTORS


     The names of our directors and other information with respect to each of them are set forth below:



DIRECTOR                                                      AGE     SINCE*
--------                                                      ---     ------
Jeffrey Clarke..............................................  54       1982
Louis F. Crane(a)...........................................  57       1993
Alan Edgar(b)...............................................  53       1998
Kenneth H. Lambert(a).......................................  55       1980
Douglas R. Martin(b)........................................  54       1990
Jake Taylor(b)..............................................  54       1993


---------------


 * Represents the year each individual became a director of us or Coho Resources, Inc.



(a)  Member of the Audit Committee.



(b)  Member of the Compensation Committee.



     Jeffrey Clarke has served as our Chairman since October 1993 and our President and Chief Executive Officer since September 1993. Mr. Clarke served as Executive Vice President and Chief Operating Officer of Coho Resources, Inc. from May 1982 until May 1990, as President and Chief Operating Officer of Coho Resources, Inc. from May 1990 to October 1992 and as President and Chief Executive Officer of Coho Resources, Inc. since October 1992. He served as Senior Vice President, Chief Operating Officer and a director of Coho Resources Limited from 1984 to October 1992 and as President and Chief Executive Officer of Coho Resources Limited since October 1992 and has been engaged by Coho Resources Limited in various capacities since 1980.



     Louis F. Crane has served as President and Chief Executive Officer of Orleans Capital, an investment portfolio management firm, since November 1991. Mr. Crane is Chairman of the Board of Offshore Logistics Inc.



     Alan Edgar has been an independent financial consultant since January 1999. He served as Managing Director, Co-head Energy Group with Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm, from 1990 until his retirement in December 1998.



     Kenneth H. Lambert served as Chairman of the Board of Directors of Coho Resources, Inc. from 1980 until September 1993, as Chief Executive Officer of Coho Resources, Inc. from 1980 to 1992 and as President of Coho Resources, Inc. from 1980 to 1990. Mr. Lambert served as President and Chief Executive Officer of Coho Resources Limited from 1980 to June 1992, and as Chairman of the Board of Coho Resources Limited from June 1992 until September 1993. Mr. Lambert has served as President and Chief Executive Officer of Nugold Technology Ltd., a private company dealing in the recovery of precious metals, since April 1993. Mr. Lambert is chairman of the board, president, chief executive officer and director of Edmonton International Industries Ltd., a Canadian public investment holding company, the Chairman of the Board of Destination Resorts, Inc., a Canadian public resort development corporation, and Chairman of the Board of Oz New Media, a Canadian public educational network, multimedia and digital content company.



     Douglas R. Martin has served as Chairman of Pursuit Resources Corp., a Canadian public oil and gas company, since September 1993. Mr. Martin served as Senior Vice President and Chief Financial Officer of Coho Resources, Inc. from May 1990 to August 1993. He served as the Senior Vice President and Chief Financial Officer of Coho Resources Limited from April 1990 to August 1993.



     Jake Taylor has been an independent financial consultant since 1989.



     Under the terms of the Registration Rights and Shareholder Agreement dated May 12, 1998, between Energy Investment Partnership No. 1, L.P. and us, we have agreed to nominate two persons designated by

EIP for election to our board of directors at each annual meeting of our shareholders. Currently, no EIP designee serves on our board of directors, and EIP has not made any nominations. If the shares of common stock owned by EIP decreases to both less than one million shares and less than 4% of the outstanding shares of common stock, our obligation under the registration rights agreement to nominate any designees of EIP to our board ceases. The registration rights agreement further provides that, if our proxy statement for any annual meeting includes a recommendation regarding the election of any other nominees to our board of directors, we must include a recommendation that the shareholders also vote in favor of the nominees of EIP. So long as any designee of EIP serves as one of our directors, we have agreed to appoint one of those designees to be a member of the Compensation Committee of the board and, if our board of directors establishes an Executive Committee, the Executive Committee of the board.



     Jeffrey Clarke, our Chairman, President and Chief Executive Officer, and Keri Clarke, our Vice President, Land and Environmental/Regulatory Affairs, are brothers. There is no other family relationship between any director, executive officer or person nominated or chosen by the registrant to become a director or executive officer.



EXECUTIVE OFFICERS



     The names of our executive officers and other information with respect to them are set forth below:



NAME                                   AGE                          POSITION
----                                   ---                          --------
Jeffrey Clarke.......................  54    Chairman, President, Chief Executive Officer and
                                             Director
R. M. Pearce.........................  48    Executive Vice President and Chief Operating Officer
Anne Marie O'Gorman..................  41    Senior Vice President, Corporate Development and
                                             Corporate Secretary
Keri Clarke..........................  43    Vice President, Land and Environmental/Regulatory
                                             Affairs
R. Lynn Guillory.....................  53    Vice President, Human Resources and Administration
Gary Hoge............................  56    Vice President, Exploration
Larry L. Keller......................  41    Vice President, Mid-Continent Division
Susan J. McAden......................  42    Vice President & Controller
Patrick S. Wright....................  43    Vice President, Gulf Coast Division
Joseph F. Ragusa.....................  46    Treasurer



     For information concerning Jeffrey Clarke, see the table under the caption "Directors," above.



     R. M. Pearce has served as our Executive Vice President and Chief Operating Officer since August 1995 and has been an officer of us since November 1993. From July 1991 to October 1993, Mr. Pearce served as President of GRL Production Services Company.



     Anne Marie O'Gorman was appointed as our Senior Vice President, Corporate Development, in March 1996 and was Vice President, Corporate Development, of us from August 1993 and for Coho Resources, Inc. before then. Ms. O'Gorman had been employed by Coho Resources, Inc. or Coho Resources Limited in various capacities since 1985. Ms. O'Gorman has served as our Secretary since September 1993.



     Keri Clarke has served as Vice President, Land and Environmental/Regulatory Affairs, of us from August 1993 and for Coho Resources, Inc. before then. He has also been employed by Coho Resources Limited in various positions since 1981.



     R. Lynn Guillory joined us as our Vice President, Human Resources and Administration, when we acquired Interstate Natural Gas on December 8, 1994. Mr. Guillory held that same position with Interstate Natural Gas since its inception in March 1992.



     Gary Hoge joined us as Vice President, Exploration in April 1998. From 1994 until he joined us, Mr. Hoge served as Vice President, Exploration for Greenhill Petroleum. From 1992 until 1994 Mr. Hoge served in several senior positions with Coffman Exploration and Cielo Energy.

     Larry L. Keller has served as our Vice President, Mid-Continent Division since August 1998 and Vice President, Exploitation, of us from August 1993 and for Coho Resources, Inc. before then. He had been employed in various engineering positions with Coho Resources, Inc. since July 1990.



     Susan J. McAden was appointed as our Vice President and Controller in January 1998 and joined us as Controller in February 1995. From September 1993 to February 1995, Ms. McAden was Vice President and Controller of Lincoln Property Company, a property development and management company. From November 1990 to September 1993, Ms. McAden was Chief Accounting Officer and Treasurer of Concap Equities, Inc., the acting general partner for sixteen public real estate partnerships.



     Patrick S. Wright has served as our Vice President, Gulf Coast Division, since August 1998 and joined us as Vice President, Operations, in January 1996. From January 1991 until he joined us, Mr. Wright served in several managerial positions with Snyder Oil Corporation, an international oil and gas exploration and production company.



     Joseph F. Ragusa was appointed Treasurer in January 1998 and joined us as Assistant Treasurer when we acquired Interstate Natural Gas on December 8, 1994. Mr. Ragusa held that same position with Interstate Natural Gas since January 1993.



     In late 1999, we proposed a work force reduction. In connection with the proposed work force reduction, Eddie M. LeBlanc, III, is no longer employed by us. Mr. LeBlanc was our Senior Vice President and Chief Financial Officer.



     On February 29, 2000 the majority holders of our existing bonds informed us that, on the effective date of the plan of reorganization, they would cause a new chief executive officer to be appointed. Any action to elect a new chief executive officer has not been taken, and is not expected to be taken, by our current board of directors, but rather will be taken by our board of directors as it will exist after the effective date. As a result of the announcement of the majority bondholders, on the effective date, Mr. Clarke is expected to resign as our Chairman, President and Chief Executive Officer and as one of our directors. The majority bondholders have named Mr. Michael McGovern as the designated future chief executive officer. Mr. McGovern has served as Managing Director of Pembrook Capital Corporation (an energy investment and advisory services company) since 1998 and served as Chairman and Chief Executive Officer for Edisto Resources Corporation (a publicly held oil and gas company) from 1993 to 1997. Mr. McGovern is a director of Greystar Corporation (a private production management service company), Century Seismic LLC (a private seismic data library service) and Goodrich Petroleum Corporation (a public oil and gas company).



     With the exception of Mr. Clarke, we expect the above directors and officers to be our directors and officers after the confirmation of our plan of reorganization, subject to the provisions of this paragraph. Under our plan of reorganization, for the first year after the confirmation, our board of directors will consist of seven members. Four members of the board of directors will be selected by the principal holders of the existing bonds. One member of the board of directors will be selected by the post-confirmation board of directors from our post-confirmation management. Two members of the board of directors will be selected by the entities whose funding is used after the confirmation of our plan of reorganization, based upon their relative contributions of capital.


     The four members of the board of directors selected by the principal holders of existing bonds are set forth below:

          Michael McGovern. For information concerning Mr. McGovern, see above.

          Eugene L. Davis. Mr. Davis has served as Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a consulting firm specializing in crisis and turn-around management advisory services for public and private businesses, since 1999. Mr. Davis served as Chief Operating Officer of Total-Tel USA Communications, Inc., an integrated telecommunications provider, from 1998 to 1999. He also served in various officer positions, lastly as Vice Chairman and Director, of Emerson Radio Corporation, an international distributor of consumer electronics products, since 1990.

          John G. Graham. Mr. Graham has served as President and Chief Executive Officer of Utilities Mutual Insurance Company, a mutual provider of workers' compensation and other insurance lines, since May 1999. Mr. Graham also served as Senior Vice President and Chief Financial Officer of GPU Service Corporation, a domestic and international electric utility, from 1976 to April 1999.

          James E. Bolin. Mr. Bolin has served as Vice President and Secretary of Appaloosa Partners, Inc., and investment firm, since 1995. Mr. Bolin served as a Vice President and Analyst for Goldman, Sachs & Company, an investment banking firm, from 1989 to 1995, and as Director of Corporate Bond Research from 1992 to 1995.

     We are not currently aware of the identities of the remaining board members for the one-year period after confirmation that will be nominated in accordance with our plan of reorganization.

                             EXECUTIVE COMPENSATION


     The following tables contain information about our five most highly compensated executive officers, including our Chief Executive Officer, in 1997, 1998 and 1999.



                           SUMMARY COMPENSATION TABLE



                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     -------------
                                           ANNUAL COMPENSATION        SECURITIES
                                        --------------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR    SALARY     BONUS     OPTIONS(#)(7)   COMPENSATION
---------------------------             ----   --------   --------   -------------   ------------
Jeffrey Clarke........................  1999   $300,000   $      0           --        $ 53,194
  President and Chief                   1998    300,000          0           --         378,060
  Executive Officer(1)(6)               1997    265,000    250,000      300,000          52,539
R.M. Pearce...........................  1999   $225,000   $      0           --        $ 17,508
  Executive Vice President and          1998    225,000          0           --          17,171
  Chief Operating Officer(2)            1997    195,000    140,000      160,000          13,954
Eddie M. LeBlanc, III.................  1999   $175,000   $      0           --        $ 13,042
  Senior Vice President and             1998    175,000          0           --          12,835
  Chief Financial Officer(3)            1997    161,650     85,000      150,000          11,170
Anne Marie O'Gorman...................  1999   $175,000   $      0           --        $ 11,511
  Senior Vice President                 1998    175,000          0           --          83,106
  Corporate Development and             1997    161,650     85,000      100,000          10,516
  Corporate Secretary(4)(6)
Larry L. Keller.......................  1999   $163,000   $      0           --        $ 10,481
  Vice President Exploitation(5)(6)     1998    163,000          0           --          83,685
                                        1997    143,100     65,000       45,000          10,050


---------------


(1) Mr. Clarke's All Other Compensation includes our contributions to a 401(k) savings plan of $8,000 in each year of 1999, 1998 and 1997; premiums paid on a disability and life insurance policy of $33,118, $32,656 and $32,463 in 1999, 1998 and 1997, respectively; and $12,076 in each year of 1999, 1998 and 1997 of imputed interest on a loan from Coho.



(2) Mr. Pearce's All Other Compensation includes our contributions to a 401(k) savings plan of $8,000 in each year of 1999, 1998 and 1997; and premiums paid on a disability policy of $9,508, $9,171 and $5,954 in 1999, 1998 and 1997, respectively.



(3) Mr. LeBlanc's All Other Compensation includes our contributions to a 401(k) savings plan of $8,000 in each year of 1999, 1998 and 1997; and premiums paid on a disability policy of $5,042, $4,835 and $3,171 in 1999, 1998 and 1997, respectively. In late 1999, we proposed a work force reduction. In connection with the proposed work force reduction, Mr. LeBlanc is no longer employed by us.



(4) Ms. O'Gorman's All Other Compensation includes our contributions to a 401(k) savings plan of $8,000, in each year of 1999, 1998 and 1997; and premiums paid on a disability policy of $3,511, $3,429 and $2,050 in 1999, 1998 and 1997, respectively.



(5) Mr. Keller's All Other Compensation includes our contributions to a 401(k) savings plan of $8,000 in each year of 1999, 1998 and 1997; and premiums paid on a disability policy of $2,481, $2,345 and $2,050 in 1999, 1998 and 1997, respectively.



(6) Included in All Other Compensation for Messrs. Clarke and Keller and Ms. O'Gorman for 1998 are $324,992, $73,331 and $71,678, respectively. The amounts represent our payment on January 22, 1998 of the difference of the guaranteed price of $10.50 and the strike price of stock options exercised in October 1997. For more information, see the section of this prospectus called "Certain Relationships and Related Transactions."



(7) Upon consummation of our plan of reorganization, all options will be canceled.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR


                     AND FISCAL YEAR-END OPTION/SAR VALUES



                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                               SHARES                  UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                              ACQUIRED              OPTIONS AT FISCAL YEAR-END(1)       AT FISCAL YEAR-END(2)
                                 ON       VALUE     -----------------------------   -----------------------------
NAME                          EXERCISE   REALIZED   EXERCISABLE   NON-EXERCISABLE   EXERCISABLE   NON-EXERCISABLE
----                          --------   --------   -----------   ---------------   -----------   ---------------
Jeffrey Clarke..............     --         $--       482,023              0            $0              $0
R.M. Pearce.................     --         $--       380,000              0            $0              $0
Eddie M. LeBlanc, III(3)....     --         $--       250,000              0            $0              $0
Anne Marie O'Gorman.........     --         $--       203,432              0            $0              $0
Larry L. Keller.............     --         $--        78,333         15,000            $0              $0


---------------


(1) Upon consummation of our plan of reorganization, all options will be canceled.



(2) Computed based upon the difference between the market price on December 31, 1999 of $7/16 per share and the exercise price per share.



(3) In late 1999, we proposed a work force reduction. In connection with the proposed work force reduction, Mr. LeBlanc is no longer employed by us.



EMPLOYMENT AGREEMENTS



     We have entered into employment agreements with each of Messrs. Clarke and Pearce and Ms. O'Gorman, which provide for minimum annual compensation in the amount of $300,000, $225,000, and $175,000, respectively, in each case to be reviewed annually by our board of directors for possible increases. Each employment agreement is for a term of three years, renewable annually for a term to extend two years from the renewal date unless either party gives notice. Each employment agreement entitles the officer to participate in the bonus, incentive compensation and other programs that are created by our board of directors. If any of Messrs. Clarke or Pearce or Ms. O'Gorman terminates his or her employment for "Good Reason" (as defined below) or is terminated by Coho for other than "Cause" (as defined below), Coho would:



     - pay that individual a cash lump sum payment equal to two times the executive's then-current annual rate of total compensation, and



     - continue, until the first anniversary of the employment termination, health and medical benefits under our plans or the equivalent thereof.



If any of Messrs. Clarke or Pearce or Ms. O'Gorman terminates his or her employment for Good Reason or is terminated by Coho for other than Cause within three years of a "Change of Control" (as defined below), we will pay the executive an additional lump sum equal to 0.99 times his or her then-current annual rate of total compensation and continue health benefits until the third anniversary of the employment termination. If any of Messrs. Clarke or Pearce or Ms. O'Gorman becomes disabled or dies during the term of the respective employment agreement, we will pay the executive or his or her estate compensation under the employment agreement for a six-month period following death or disability. Under the Deficit Reduction Act of 1984, severance payments contingent upon a "change of control" that exceeded a specified amount subject both us and the officer to adverse U.S. federal income tax consequences. Each of the employment agreements was amended on March 17, 1997 to provide that we shall pay the officer a "gross-up" payment to insure that the officer receives the total benefit intended by the employment agreement.

     The term "Good Reason" is defined in each employment agreement generally to mean:



     - the failure by Coho to elect or re-elect the executive to his or her existing office with Coho without Cause,



     - a material change by Coho of the executive's function, duties or responsibilities that would cause his or her position with Coho to become of less dignity, responsibility, importance or scope,



     - we require the executive to relocate his or her primary office to a location that is greater than 50 miles from our current location, or



     - any other material breach of the employment agreement by Coho.



     The term "Cause" is defined in each employment agreement generally to mean:



     - any material failure of the executive after written notice to perform his or her duties,



     - commission of fraud by the executive against Coho, our affiliates or customers,



     - a material breach by the executive of the confidentiality or non-competition provisions in the employment agreement, or



     - conviction of the executive of a felony offense or a crime involving moral turpitude.



     Under each employment agreement, a "Change of Control" of Coho is deemed to have occurred if:



     - any person or group of persons acting in concert becomes the beneficial owner of 20 percent or more of the outstanding shares of our common stock or the combined voting power of our voting securities, with specified exceptions,



     - individuals who as of the date of the employment agreement constitute our board of directors or their designated successors cease for any reason to constitute at least a majority of our board of directors, or



     - there occurs a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets unless, after the transaction:



      -- all or substantially all of those persons who were the beneficial owners of our common stock before the transaction beneficially own more than 60 percent of the then-outstanding common stock of the resulting corporation,



      -- only people who owned our common stock before the transaction beneficially owns 40 percent or more of the then-outstanding common stock of the resulting corporation, and



      -- at least a majority of the board of directors of the corporation resulting from the transaction were members of our board of directors at the time of the execution of the initial agreement or of the action by our board of directors providing for the corporate transaction.



     We currently have an executive severance agreement with Larry L. Keller. The purpose of the severance agreement is to encourage the executive officer to continue to carry out his duties with Coho in the event of a "change of control" of Coho. Under the severance agreement, a "change of control" of Coho is generally deemed to have occurred if:



     - any person or group of persons acting in concert becomes the beneficial owner of 20 percent or more of the outstanding shares of our common stock or the combined voting power of our voting securities, with specified exceptions,



     - individuals who as of the date of the severance agreement constitute our board of directors or their designated successors cease for any reason to constitute at least a majority of our board of directors,



     - our shareholders approve a complete liquidation or dissolution of Coho, or

     - there occurs a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets unless, after the transaction:



      -- all or substantially all of those persons who were the beneficial owners of our common stock before the transaction beneficially own more than 60 percent of the then-outstanding common stock of the resulting corporation, except to the extent their ownership existed before the corporate transaction,



      -- no person, with specified exceptions, beneficially owns 20 percent or more of the then-outstanding common stock of the resulting corporation, and



      -- at least a majority of the board of directors of the corporation resulting from the transaction were members of our board of directors at the time of the execution of the initial agreement or of the action by our board of directors providing for the corporate transaction.



     The severance agreement provides for severance payments in the event of termination of the executive officer's employment within two years after a change of control of Coho, unless the executive's employment is terminated by Coho or our successor for "cause" or because of the executive's death, "disability" or "retirement" or by the executive's voluntary termination for other than "good reason," in each case as these terms are defined in the severance agreement. The benefits include:



     - lump sum payment equal to 1.5 times the highest salary plus bonus paid to the executive in any of the five years preceding the year of termination of employment,



     - salary to the date of termination, and



     - immediate vesting of all stock options or restricted stock awards that may have been granted to the executive under our employee benefit plans, except that those options or restricted stock awards shall vest only to the extent the total payments to the executive under the severance agreement or otherwise would not be subject to excise taxes imposed under
       Section 4999 of the Internal Revenue Code of 1986.



     The employment agreements and the severance agreement described above will be modified according to the terms of our plan of reorganization if our plan of reorganization is consummated.



     Our board of directors has proposed that our plan of reorganization provide for a retention plan under which key employees are provided with additional incentives to continue their employment with Coho throughout our bankruptcy reorganization. If our plan of reorganization is confirmed and consummated, the total amount of cash awards that will be granted under the retention plan is $1,472,507, 33% of which is paid shortly after the confirmation of our plan of reorganization and 67% of which is paid on the first business day following the 270th day after the effectiveness of the confirmation.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     At December 31, 1999 the members of our compensation committee were Douglas
R. Martin, Alan Edgar and Jake Taylor. No member of our compensation committee was an officer of Coho at any time during 1999.



     During 1999 no executive officer of Coho served as:



     - a member of the compensation committee or other board committee performing equivalent functions of another entity, one of whose executive officers served on the compensation committee of our board of directors,



     - director of another entity, one of whose executive officers served on the compensation committee of our board of directors, or



     - a member of the compensation committee or other board committee performing equivalent functions of another entity, one of whose executive officers served as a director of Coho.

COMPENSATION OF DIRECTORS



  Director Fees



     Directors who are not our employees receive a semi-annual retainer of $7,000 plus a fee of $500 for each meeting of our board of directors or meeting of a committee of our board of directors attended in person. If attendance is by telephone, directors who are not our employees receive a fee of $250 for each meeting in which he participated. All directors are reimbursed for expenses incurred in attending meetings of our board of directors or meetings of committees of our board of directors. Our employees who are also directors do not receive a retainer or fees for attending meetings of our board of directors or meetings of committees of our board of directors.



  Non-Employee Director Stock Option Plan



     Under our 1993 Non-Employee Director Stock Option Plan, for so long as there is an adequate number of shares available for grant, each person who becomes a non-employee director of Coho is entitled to receive an option to purchase 5,000 shares of our common stock at a price per share equal to the closing sale price of our common stock on the date of his appointment or election. In addition, and for so long as there is then an adequate number of shares available for grant under the Non-Employee Director Plan, each non-employee director is entitled to receive, on the date of each annual meeting of our shareholders at which he is re-elected as a director, an option to purchase an additional 1,000 shares of our common stock at the closing sale price on the date of grant. However, until a non-employee director has received options under the Non-Employee Director Plan for an aggregate of 15,000 shares of our common stock, he shall receive an option to purchase 5,000 shares on the date of each annual meeting of our shareholders at which he is re-elected as director.



     Options granted under the Non-Employee Director Plan are exercisable one year after the date of grant and must be exercised within five years from the date the option becomes exercisable. The options terminate on the earlier of the date of the expiration of the option or one day less than one month after the date the optionee ceases to serve as a director of Coho for any reason other than death, disability or retirement of the director. If an optionee retires from our board of directors or dies while serving as a director of Coho, the option terminates on the earlier of the date of expiration of the option or one year following the date of retirement or death.



     During the year ended December 31, 1999, no director was granted options under the Non-Employee Director Plan. Upon consummation of our plan of reorganization, we anticipate that the Non-Employee Director Plan will be terminated.

        SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information as to persons or entities who, to our knowledge based on information received from those persons or entities, were the beneficial owners of more than 5% of the outstanding shares of common stock as of March 23, 2000. Unless otherwise specified, these persons have sole voting power and sole dispositive power with respect to all shares attributable to them.



NAME AND ADDRESS OF                                        AMOUNT AND NATURE OF
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP   PERCENT OF CLASS(1)
-------------------                                        --------------------   -------------------
President and Fellows of Harvard College.................      3,245,000(2)              12.70%
c/o Harvard Management Company, Inc.
600 Atlantic Avenue
Boston, Massachusetts 02210
Energy Investment Partnership No. 1......................      2,182,084(3)               8.52%
200 Crescent Court, Suite 1600
Dallas, Texas 75201


---------------


(1) Based on 25,603,512 shares issued and outstanding as of March 1, 2000.



(2) Based solely on information contained in a Schedule 13G dated February 14, 2000 filed with the Commission. President and Fellows of Harvard College is an employee benefit plan or endowment fund in accordance with Rule 13d-1(6)(l)(ii)(F) and has sole voting and dispositive power with respect to 3,245,000 shares of common stock that are owned by it.



(3) Based solely on information contained in a Schedule 13G dated May 20, 1998 filed with the Commission. Energy Investment Partnership No. 1 is a general partnership and has shared voting and dispositive power with respect to 2,182,084 shares of common stock that are owned by the partnership.



     The following table sets forth information with respect to common stock beneficially owned as of December 31, 1999 by each of our directors, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group. Unless otherwise specified, these persons have sole voting power and sole dispositive power with respect to all shares attributable to him or her.



                                                              AMOUNT AND NATURE OF
                                                                   BENEFICIAL        PERCENT
                                                                  OWNERSHIP(1)       OF CLASS
                                                              --------------------   --------
Jeffrey Clarke..............................................         551,811            2.2%
Louis F. Crane..............................................          27,000               *
Alan E. Edgar...............................................         480,000            1.9%
Larry L. Keller.............................................          93,505               *
Eddie M. LeBlanc, III**.....................................         251,000               *
Kenneth H. Lambert..........................................       398,191(2)           1.6%
Douglas R. Martin...........................................           6,000               *
Anne Marie O'Gorman.........................................         219,766               *
R. M. Pearce................................................         385,000            1.5%
Jake Taylor.................................................          67,400               *
All directors and executive officers as a group (16
  persons)..................................................       2,738,315           10.7%


---------------


 *  Less than 1%



** In late 1999, we proposed a work force reduction. In connection with the proposed work force reduction, Mr. LeBlanc's employment relationship with us was severed effective December 31, 1999.

(1) Includes 482,023; 13,000; 78,333; 250,000; 5,000; 380,000; 13,000; 203,432
    and 1,699,453 shares that may be acquired within 60 days upon the exercise of stock options held by Messrs. Clarke, Crane, Keller, LeBlanc, Martin, Pearce and Taylor, Ms. O'Gorman and all directors and executive officers as a group, respectively. If our plan of reorganization is confirmed, all options will be canceled.



(2) Mr. Lambert is the beneficial owner of the shares held by Lambert Management Ltd., Lambert Holdings, Ltd., Edmonton International Industries Ltd., 372268 Alberta Ltd., 249172 Alberta Ltd. and 297139 Alberta Ltd. The number of shares shown as beneficially owned by Mr. Lambert include the shares owned by these entities and also include 17,523 shares that may be acquired by Mr. Lambert within 60 days upon the exercise of stock options. Included in Mr. Lambert's total shares are 31,984 which are held by family members; Mr. Lambert claims no beneficial interest in these shares.



     In addition to the foregoing options, Mr. Keller and all executive officers and directors as a group held options to acquire 15,000 and 58,498 shares of existing common stock, respectively, which options were not exercisable within 60 days. If our plan of reorganization is consummated, all options will be canceled.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Under the terms of a Financial Advisory Agreement entered into between us and Hicks, Muse & Co. Partners, L.P., on August 21, 1998, we paid Hicks, Muse & Co. Partners $1,250,000 as compensation for its services as our financial advisor in connection with an agreement to issue shares of our common stock to HM4 Coho L.P., an affiliate of Hicks, Muse & Co. Partners. John R. Muse and Lawrence D. Stuart, Jr., are limited partners in Hicks, Muse & Co. Partners and limited partners of a limited partner in HM4, and at the time of the payment to Hicks, Muse & Co. Partners, were two of our directors under an agreement with EIP. For more information regarding EIP, see the section of this prospectus called "Management." On March 18, 1999, Messrs. Muse and Stuart resigned from our board of directors.



     In May 1990 we made a non-interest bearing loan in the amount of $205,000 to Mr. Jeffrey Clarke, our Chairman, President and Chief Executive Officer, to assist him in the purchase of a house in Dallas, Texas. The loan is unsecured and repayable when Mr. Clarke ceases to be employed by us, unless Mr. Clarke's employment is terminated as a result of our current restructuring process, at which time the loan will be forgiven.



     In October 1997 we made non-interest bearing sole recourse loans to Jeffrey Clarke, our Chairman, President and Chief Executive Officer; Anne Marie O'Gorman, our Senior Vice President, Corporate Development; Larry Keller, our Vice President Exploitation; and Kenneth Lambert, one or our directors, in the amounts of $383,064; $84,006; $66,665 and $88,375, respectively, to assist them in the exercise of expiring options. At the time of the expiration of these options all of our officers and directors were subject to a 90-day lock up agreement with the underwriters of our 1997 equity offering. Under the terms of this agreement, the officers and directors were not able to sell any of their shares and would not have had the funds necessary to purchase the stock without the loan. In addition to the loan, we also provided a guaranteed price of $10.50, which was the price of the common stock in the 1997 equity offering, to be received by Messrs. Clarke, Keller and Lambert and Ms. O'Gorman.



     In 1999, we entered into an agreement with Alan Edgar, one of our directors, that provides for Mr. Edgar to receive a percentage of the net proceeds received by us from the lawsuit we commenced against Hicks Muse up to a maximum of $5.75 million, in consideration of Mr. Edgar's extensive and ongoing involvement in working with our special litigation counsel in prosecuting the lawsuit. If the plan of reorganization is consummated, this contract will be rejected.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

EXISTING BANK GROUP LOAN


     We have a revolving credit facility with the following institutions:



     - Banque Paribas, Houston Agency;



     - Bank One Texas, N.A.;



     - MeesPierson Capital Corp.;



     - Bank of Scotland;



     - Credit Lyonnais;



     - Christiana Bank;



     - Den Norske Bank; and



     - Toronto Dominion Bank.



Our total credit commitment and borrowing base under the revolving credit facility at December 31, 1998 was $300 million and $242 million, respectively. The revolving credit facility is secured by our crude oil and natural gas properties and guaranteed by all of our material subsidiaries, excluding the revolving credit facility co-borrowers. The guarantees are secured by all of the crude oil and natural gas properties of the subsidiaries and the stock of all guaranteeing subsidiaries. The revolving credit facility is subject to borrowing base availability as determined from time to time by our bank group at their sole discretion, and in accordance with customary practices and standards in effect from time to time for crude oil and natural gas loans to borrowers similar to us. The borrowing base may be affected from time to time by the performance of our crude oil and natural gas properties and changes in crude oil and natural gas prices. We incur a commitment fee of 3/8% per annum on the unused portion of the borrowing base.



     Loans under the revolving credit facility up to $220 million bear interest, at our option, at the bank prime rate or a Eurodollar rate plus a maximum of 1.5%, with amounts outstanding in excess of $220 million bearing interest, at our option, at either the prime rate plus 1.0% or LIBOR plus 2.50%. Loans under the revolving credit facility are secured by a lien on substantially all of our crude oil and natural gas properties and the capital stock of our wholly owned subsidiaries. If the outstanding amount of the loan exceeds the borrowing base at any time, we are required to



     - provide collateral with value equal to the excess,



     - prepay, without premium or penalty, the excess plus accrued interest or



     - prepay the principal amount of the notes equal to the excess in five equal monthly installments provided the entire excess shall be paid before the immediately succeeding redetermination date.



The fee on the portion of the unused credit facility is 0.375% per annum. The commitment fee applicable to increases from time to time in the borrowing base is 0.375% of the incremental borrowing base amount. The revolving credit facility terminates January 2, 2003, though as described below, all amounts due under the revolving credit facility have been accelerated.



     On February 22, 1999, we were informed by our bank group that our borrowing base was reduced from $242 million to $150 million effective January 31, 1999 creating an over advance of $89.6 million under the new borrowing base. We were unable to cure the over advance as required by the revolving credit facility by March 2, 1999 by taking one of the actions described above. On March 8, 1999, we received written notice from our bank group that we were in default under the terms of the revolving credit facility and the bank group reserved all rights, remedies and privileges as a result of the payment default. Additionally, we were unable to pay the second, third, fourth and fifth installments, which were due at the beginning of April, May, June and July 1999, respectively, and have been unable to make interest payments when due, although we have made aggregate interest payments of $3.4 million during the period between March and July 1999. As a result of the payment defaults, advances under the revolving credit facility bear interest at the prime rate. The revolving credit facility provides that past due installments to repay the over advance and the past due interest payments bear interest at the default interest rate of prime plus 4%. On August 19, 1999, our bank group accelerated the full amount outstanding under the revolving credit facility. The bank group contends that the default rate of interest is owed on all amounts, not only on the overadvance, since the date of acceleration. Under a cash collateral order approved by the bankruptcy court in November 1999, we made an interest payment of $878,000 to the bank group in December 1999 and are required to make monthly interest payments of approximately $1.8 million. The current Cash Collateral Order of the bankruptcy court expires on March 31, 2000. We paid additional interest payments on February 1, 2000 and March 1, 2000. The outstanding advances of $239.6 million as of December 31, 1999 have been included in Liabilities Subject to Compromise in our consolidated balance sheet of December 31, 1999. The total arrearage related to the installment payments due on the over advance and past due interest was approximately $108.8 million as of December 31, 1999, including approximately $19.2 million of past due interest and $89.6 million related to installments due on the over advance.



     The revolving credit facility contains financial and other covenants including:



     - the maintenance of minimum amounts of shareholders' equity,



     - maintenance of minimum ratios of cash flow to interest expense as well as current assets to current liabilities,



     - limitations on our ability to incur additional debt, and



     - restrictions on the payment of dividends.



At December 31, 1999, we were not in compliance with the minimum shareholders' equity, cash flow to interest expense and current assets to current liabilities covenants.


EXISTING BONDS


     The $150 million of our existing bonds are unsecured senior subordinated obligations and rank pari passu in right of payment to all of our existing and future senior subordinated indebtedness. The existing bonds mature on October 15, 2007 and bear interest from October 3, 1997 at the rate of 8 7/8% per annum payable semi-annually, commencing on April 15, 1998. Most of our subsidiaries issued guarantees of the existing bonds on a senior subordinated basis. The indenture issued in conjunction with the existing bonds contains covenants, including covenants that limit



     - indebtedness,



     - restricted payments,



     - distributions from restricted subsidiaries,



     - transactions with affiliates,



     - sales of assets and subsidiary stock, including sale and leaseback transactions,



     - dividends and other payment restrictions affecting restricted subsidiaries and



     - mergers or consolidations.



     We did not pay the April 15, 1999 interest payment of $6.7 million due on our existing bonds and currently are in default under the terms of the bond indenture. Under the bond indenture, the trustee by written notice to us, or the holders of at least 25% in principal amount of the outstanding existing bonds by written notice to the trustee and us, may declare the principal and accrued interest on all the existing bonds due and payable immediately. However, we may not pay the principal of, any premium or interest on the existing bonds so long as any required payments due on our revolving credit facility remain outstanding and have not been cured or waived. On May 19, 1999, we received a written notice of acceleration from two holders of the existing bonds, which own in excess of 25% in principal amount of the outstanding existing bonds. Both the accelerated principal and the past due interest payment bore interest at the default rate of 9.875% from the date of acceleration to August 23, 1999, which is 1% in excess of the stated rate for the existing bonds. As a result of our Chapter 11 filing, we have ceased accruing interest on unsecured debt, including the existing bonds. An additional $5.7 million of existing bond interest expense, including $2.2 million that would have been due on October 15, 1999, would have been recognized in 1999 if we had not made our Chapter 11 filing. For more information regarding our discontinuance of interest on the existing bonds, see the section of this prospectus called "Management's Discussion and Analysis of Financial Position and Results of Operations -- Liquidity and Capital Resources."

                        DESCRIPTION OF OUR CAPITAL STOCK

OUR AUTHORIZED CAPITAL STOCK


     Our authorized capital stock consists of 100,000,000 shares of existing common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At March 1, 2000, 25,603,512 shares of existing common stock were outstanding and no shares of preferred stock were outstanding. Any shares of existing common stock reserved for issuance upon the exercise of options granted under our stock option plans are of no effect since these plans will be canceled and no shares will be reserved on the effective date of the confirmation of our plan of reorganization.


DESCRIPTION OF OUR COMMON STOCK

     Holders of shares of existing common stock


     - are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders;



     - have the right to cumulate their votes in the election of directors;



     - have no redemption or conversion rights and no preemptive or other rights to subscribe for our other securities in the event of our liquidation, dissolution or winding up;



     - upon our liquidation, dissolution or winding up, are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all of our debts and liabilities and the preferential rights of any series of preferred stock then outstanding; and



     - have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of preferred stock and after we have made provision for any required sinking or purchase funds for series of preferred stock.


     The shares of existing common stock outstanding are fully paid and non-assessable.

DESCRIPTION OF OUR PREFERRED STOCK


     The preferred stock may be issued, from time to time, in one or more series, and our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each series of preferred stock. If we issue a series of preferred stock in the future that has voting rights or preferences over the existing common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up, the rights of the holders of the new common stock offered may be adversely affected. The issuance of shares of preferred stock could be used in an attempt to prevent an acquisition of us. We have no present intention to issue any shares of preferred stock.


LIMITATION OF DIRECTOR LIABILITY


     Our articles of incorporation contain a provision that limits the liability of our directors as permitted under Texas law. The provision eliminates the liability of a director to us or our shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director



     - for breach of his duty of loyalty to us or to our shareholders,



     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     - for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or



     - in respect of any transaction from which a director received an improper personal benefit.



Under the articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.



     Upon consummation of our plan of reorganization, the articles of incorporation will be amended and restated, and the amended and restated articles of incorporation will include the same provisions.


DIVIDENDS


     Our bond indenture limits our ability to pay dividends, based on our ability to incur additional indebtedness and primarily limited to 50% of consolidated net income earned, excluding any write down of property, plant and equipment after the date the existing bonds were issued plus the net proceeds from any future sales of our capital stock. If our plan of reorganization is consummated, we will enter into new agreements, in which similar restrictions on our payment of dividends will be imposed.


RIGHTS PLAN


     In September 1994, we adopted a rights plan which, as amended, provided for the distribution by us of one common share purchase right for each outstanding share of existing common stock to holders of record of the existing common stock at the close of business on September 28, 1994, and for the issuance of one plan right for each share of existing common stock thereafter issued before the earlier of the date the plan rights first become exercisable, the date of redemption of the plan rights and September 13, 2004, the expiration date of the plan rights. The plan rights are currently evidenced by the certificates representing the shares of existing common stock with respect to which the plan rights were issued and may only be traded with shares of the existing common stock.



     If our plan of reorganization is consummated, the rights plan will be terminated.


REGISTRATION AND NOMINATION RIGHTS


     We are a party to two agreements giving registration and nomination rights to specified shareholders. First, we and Kenneth H. Lambert, one of our directors, are parties to an Amended and Restated Registration Rights Agreement, providing him with the right to make one request that we register his shares of the existing common stock and to participate in a registration by us, also called a piggyback registration. Second, we and EIP are parties to a Shareholder Agreement under which EIP has registration rights as well as the right to nominate two of our directors.



     If our plan of reorganization is consummated, these two agreements will be terminated.



     Under our plan of reorganization we will enter into a registration rights agreement with the principal holders of our existing bonds under which the shares of new common stock issued to them under our plan of reorganization will be registered under federal securities laws under prescribed circumstances.


TRANSFER AGENT AND REGISTRAR

     The transfer agents for the existing common stock are Chase Mellon Shareholder Services L.L.C. and Montreal Trust Company of Canada and the registrar is Chase Mellon Shareholder Services L.L.C.

THE NEW COMMON STOCK


     Upon consummation of our plan of reorganization, we will cancel our existing common stock and issue new common stock. Generally, the new common stock will carry the same rights as the existing common stock, except that holders of new common stock will not have cumulative voting rights. Under our plan of reorganization, our articles of incorporation will be amended to authorize the new common stock. Our plan of reorganization provides for amendments to our existing articles of incorporation. Those amendments will be effected by filing with the Secretary of State of the State of Texas amended and restated articles of incorporation. Currently, our articles of incorporation permit the holders of the existing common stock to cumulate their votes at each election of directors by giving one candidate for director as many votes as the number of directors to be elected multiplied by the voting shareholder's number of shares, or by distributing the voting shareholder's votes on the same principle among any number of those candidates. Under our plan of reorganization our articles of incorporation will be amended to expressly prohibit cumulative voting by the shareholders at elections of directors. In addition, in accordance with Section 1123(a)(6) of the United States Bankruptcy Code, our amended and restated articles of incorporation will prohibit the issuance of any shares of non-voting equity securities. The shares of common stock resulting after the effectiveness of our amended and restated articles of incorporation are referred to in this prospectus as the new common stock.

                                    DILUTION


     Under our plan of reorganization, as of February 7, 2000, the date the bankruptcy court entered its order approving our disclosure statement, our shareholders will receive 640,088 shares of the new common stock and the holders of existing bonds will receive 15,362,107 shares of the new common stock. Some of the holders of existing bonds may also receive additional shares, as described below. Before taking into account shares issued under this offering or the standby loan, the bondholder group will receive 96%, and the shareholders will receive 4%, of the total number of outstanding shares of new common stock. These percentages may not be exact, as cash will be distributed in lieu of fractional shares upon the exchange of existing common stock for new common stock. THESE PERCENTAGES ARE SUBJECT TO DILUTION UNDER SOME FEATURES OF OUR PLAN OF REORGANIZATION, AS DISCUSSED BELOW.



     Under this offering, each of our shareholders as of the record date of the offering is being given the opportunity to purchase additional new common stock at an initial purchase price of $10.40 per share. For each share of existing common stock held as of the record date of this offering, a shareholder will have the right to buy initially 0.338 shares of new common stock. To the extent the shareholders do not purchase their allocable portion of these offered shares, those shareholders who do purchase their allocable portion of these offered shares may elect to purchase any number of additional shares of the new common stock, up to the maximum number of shares offered under this offering, for $10.40 per share. To the extent some shares of the new common stock were allocated for purchase by the shareholders but were not purchased by them, those unsubscribed shares will be distributed to the fully-subscribed shareholders who have elected to purchase the unsubscribed shares on a pro rata basis. To the extent any shares offered under this offering are not purchased by the shareholders, including those accepting their basic subscription privilege and those purchasing shares under the over-subscription privilege, we may offer those remaining shares to other parties at $10.40 per share.



     The total number of shares offered under this offering is 8,663,846; if all of these shares are sold under this offering, then, before taking into account the shares to be issued under the standby loan, the shareholders will receive a total of 9,303,934 shares of the new common stock, constituting 37.7% of the total number of shares outstanding, and the bondholder group will receive 15,362,107 shares of the new common stock, constituting 62.3% of the total number of shares outstanding.



     We do not know whether we will be able to sell all of the shares offered under this offering. To the extent that we do not sell all of those shares, we will borrow funds in an amount to be determined by us under the standby loan.



     Under the terms of the standby loan, we must issue to the standby lenders a number of shares sufficient to give them a specified percentage of the total outstanding shares of the new common stock as of the effective date of the confirmation of our plan of reorganization. If $70 million is borrowed, that percentage will be 14%. This percentage will be adjusted ratably according to the amount actually borrowed under the standby loan; if no amount is borrowed, no shares will be issued to the standby lenders.



     Also under the terms of the standby loan, any shares issued to the standby lenders will dilute the percentage ownership but not the actual number of shares issued to the bondholder group and the shareholders in exchange for their shares of the existing common stock. However, shares issued to the standby lenders may not dilute the percentage ownership issued to the shareholders or other third parties for shares purchased under this offering. To assure that these results are achieved, we will issue additional shares of the new common stock to the purchasers under this offering sufficient to assure those purchasers that they will maintain their relative percentage ownership interests before taking into account the shares to be issued under the standby loan. This "gross-up" feature will have the effect of further diluting the percentage ownership interests represented by shares issued to the shareholders in exchange for their existing common stock and of the bondholder group in exchange for their claims. It will also have the effect of reducing the per-share purchase price under this offering because the gross-up feature will not require those purchasing shares under this offering to make any additional payments for the additional gross-up shares.

     Because the number of shares that will be purchased under this offering cannot be predicted, it is not possible to state accurately the relative percentage ownership interests that ultimately will be held by the shareholders who elect not to participate in the offering, the bondholder group, the purchasers under this offering and the standby lenders. However, for illustrative purposes, the following table indicates what those percentages would be under the stated assumptions.



                                                                  ASSUMING 50% OF THE
                                                                     SHARES OF NEW         ASSUMING NO SHARES
                                                                      COMMON STOCK         OF NEW COMMON STOCK
                                                                OFFERED IN THIS OFFERING   ARE PURCHASED UNDER
                                       ASSUMING ALL SHARES         ARE PURCHASED AND        THIS OFFERING AND
                                       OF NEW COMMON STOCK           $45,000,000 IS          $70 MILLION IS
                                     OFFERED IN THIS OFFERING      BORROWED UNDER THE      BORROWED UNDER THE
                                          ARE PURCHASED               STANDBY LOAN            STANDBY LOAN
                                     ------------------------   ------------------------   -------------------
Shareholders (solely in exchange
  for their shares of the existing
  common stock)....................             2.6%                       2.8%                    3.4%
Bondholder group...................            62.3%                      66.9%                   82.6%
Purchasers under this offering.....            35.1%                      21.3%                    N/A
Standby lenders....................             N/A                        9.0%                   14.0%


                                 LEGAL MATTERS


     Legal matters related to the rights offered by this prospectus are being passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas.


                              INDEPENDENT AUDITORS


     Our consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent auditors, as set forth in their reports appearing in this prospectus.


                                   ENGINEERS

     The historical reserve information prepared by Ryder Scott Company and Sproule Associates, Inc. included in this prospectus has been included in reliance upon the authority of each firm as experts with respect to matters contained in their respective reserve reports.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read, or copy, any document we file at the public reference room maintained by the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this information can be obtained by mail from the Commission's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the Commission are also available to the public on the Commission's internet website at http://www.sec.gov.


     We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the rights offered in this offering and the shares of our new common stock to be issued upon exercise of the rights or otherwise under this offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contacts, agreements or other documents, you should carefully read the exhibits to the registration statement.

     The registration statement, together with its exhibits and schedules, which we filed with the Commission, may also be reviewed and copied at the public reference facilities of the Commission located at the addresses set forth above. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets, December 31, 1998 and 1999.....   F-3
Consolidated Statements of Operations, Years Ended December
  31, 1997, 1998 and 1999...................................   F-4
Consolidated Statements of Shareholders' Equity, Years Ended
  December 31, 1997, 1998
  and 1999..................................................   F-5
Consolidated Statements of Cash Flows, Years Ended December
  31, 1997, 1998 and 1999...................................   F-6
Notes to Consolidated Financial Statements, Years Ended
  December 31, 1997, 1998 and 1999..........................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of


Coho Energy, Inc. (debtor-in-possession)



     We have audited the accompanying consolidated balance sheets of Coho Energy, Inc. (a Texas corporation debtor-in-possession) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' investments and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coho Energy, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of our operations and our cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations, has received a notice of default from its lenders under its existing bank credit facility and is in default under the terms of its 8 7/8% Senior Subordinated notes, that raise substantial doubt about the Company's ability to continue as a going concern. On August 23, 1999, the Company, together with certain of its wholly owned subsidiaries, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and is currently operating as a debtor-in-possession subject to the bankruptcy court's supervision and orders. As discussed in Note 2 to the financial statements, management believes that it may not be possible to satisfy all claims against the Company if the reorganization plan filed with the Bankruptcy Court is not approved. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                                    Arthur Andersen LLP



Dallas, Texas


March 3, 2000 (Except with respect to


the matters discussed in Note 15, as to


which the date is March 20, 2000.)

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                   DECEMBER 31
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
Current assets
  Cash and cash equivalents.................................  $   6,901   $  18,805
  Cash in escrow............................................      1,505          78
  Accounts receivable, principally trade....................      9,960      11,158
  Other current assets......................................        948       1,428
                                                              ---------   ---------
                                                                 19,314      31,469
Property and equipment, at cost net of accumulated depletion and depreciation, based on full cost accounting method
  (note 3)..................................................    324,574     311,788
Other assets................................................      6,180       5,544
                                                              ---------   ---------
                                                              $ 350,068   $ 348,801
                                                              =========   =========

LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities not subject to compromise:
  Current liabilities
     Accounts payable, principally trade....................  $   5,577   $   1,294
     Accrued liabilities and other payables.................      6,656       3,751
     Accrued interest.......................................      7,302      10,175
     Accrued state income taxes payable.....................      4,045          --
     Current portion of long term debt (note 4).............    384,031          --
                                                              ---------   ---------
          Total current liabilities.........................    407,611      15,220
Liabilities subject to compromise:
  Accounts payable, principally trade.......................         --       4,166
  Accrued liabilities and other payables....................         --       5,373
  Accrued interest..........................................         --      21,379
  Accrued state income taxes payable........................         --       4,136
  Current portion of long term debt (note 4)................         --     388,685
                                                              ---------   ---------
          Total liabilities subject to compromise...........         --     423,739
                                                              ---------   ---------
                                                                407,611     438,959
                                                              ---------   ---------
Commitments and contingencies (note 9)......................      3,700       1,800
Shareholders' deficit (note 7)
  Preferred stock, par value $0.01 per share
     Authorized 10,000,000 shares, none issued..............
  Common stock, par value $0.01 per share
     Authorized 50,000,000 shares
     Issued and outstanding 25,603,512 shares...............        256         256
  Additional paid-in capital................................    137,812     137,812
  Retained deficit..........................................   (199,311)   (230,026)
                                                              ---------   ---------
          Total shareholders' deficit.......................    (61,243)    (91,958)
                                                              ---------   ---------
                                                              $ 350,068   $ 348,801
                                                              =========   =========

          See accompanying Notes to Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                  YEAR ENDED DECEMBER 31
                                                              -------------------------------
                                                                1997       1998        1999
                                                              --------   ---------   --------
Operating revenues
  Net crude oil and natural gas production..................  $ 63,130   $  68,759   $ 57,323
                                                              --------   ---------   --------
Operating expenses
  Crude oil and natural gas production......................    13,747      23,475     18,218
  Taxes on oil and gas production...........................     2,223       3,384      2,937
  General and administrative (note 3).......................     7,163       7,750      9,905
  State income tax penalties................................        --          --      1,048
  Allowance for bad debt....................................        --         894         --
  Unsuccessful transaction costs............................        --       2,129         --
  Depletion and depreciation................................    19,214      28,135     13,702
  Writedown of crude oil and gas properties.................        --     188,000      5,433
                                                              --------   ---------   --------
          Total operating expenses..........................    42,347     253,767     51,243
                                                              --------   ---------   --------
Operating income (loss).....................................    20,783    (185,008)     6,080
                                                              --------   ---------   --------
Other income and expenses
  Interest and other income.................................       646         214        246
  Interest expense (note 4).................................   (11,120)    (32,935)   (33,944)
                                                              --------   ---------   --------
                                                               (10,474)    (32,721)   (33,698)
                                                              --------   ---------   --------
Earnings (loss) from operations before reorganization costs
  and income taxes..........................................    10,309    (217,729)   (27,618)
                                                              --------   ---------   --------
Reorganization costs
  Professional fees.........................................        --          --      3,319
  Interest income...........................................        --          --       (210)
  Other.....................................................        --          --         14
                                                              --------   ---------   --------
                                                                    --          --      3,123
                                                              --------   ---------   --------
Earnings (loss) from operations before income taxes.........    10,309    (217,729)   (30,741)
                                                              --------   ---------   --------
Income taxes (note 5)
  Current (benefit) expense.................................       163       4,111        (26)
  Deferred (benefit) expense................................     3,858     (18,494)        --
                                                              --------   ---------   --------
                                                                 4,021     (14,383)       (26)
                                                              --------   ---------   --------
Net earnings (loss).........................................  $  6,288   $(203,346)  $(30,715)
                                                              ========   =========   ========
Basic earnings (loss) per common share (note 1).............  $    .29   $   (7.94)  $  (1.20)
                                                              ========   =========   ========
Diluted earnings (loss) loss per common share (note 1)......  $    .28   $   (7.94)  $  (1.20)
                                                              ========   =========   ========


          See accompanying Notes to Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                NUMBER OF
                                                 COMMON               ADDITIONAL   RETAINED
                                                 SHARES      COMMON    PAID-IN     EARNINGS
                                               OUTSTANDING   STOCK     CAPITAL     (DEFICIT)     TOTAL
                                               -----------   ------   ----------   ---------   ---------
Balance at December 31, 1996.................  20,347,126     $203     $ 83,516    $  (2,253)  $  81,466
  Issued on
     (i) Exercise of Employee Stock
       Options...............................     256,386        3        1,733           --       1,736
     (ii) Public offering of common stock....   5,000,000       50       49,173           --      49,223
     (iii) Warrants..........................          --       --        3,390           --       3,390
  Net earnings...............................          --       --           --        6,288       6,288
                                               ----------     ----     --------    ---------   ---------
Balance at December 31, 1997.................  25,603,512      256      137,812        4,035     142,103
  Net loss...................................          --       --           --     (203,346)   (203,346)
                                               ----------     ----     --------    ---------   ---------
Balance at December 31, 1998.................  25,603,512      256      137,812     (199,311)    (61,243)
  Net loss...................................          --       --           --      (30,715)    (30,715)
                                               ----------     ----     --------    ---------   ---------
Balance at December 31, 1999.................  25,603,512     $256     $137,812    $(230,026)  $ (91,958)
                                               ==========     ====     ========    =========   =========



          See accompanying Notes to Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)



                                                                  YEAR ENDED DECEMBER 31
                                                             --------------------------------
                                                               1997        1998        1999
                                                             ---------   ---------   --------
Cash flows from operating activities
  Net earnings (loss)......................................  $   6,288   $(203,346)  $(30,715)
Adjustments to reconcile net earnings (loss) to net cash
  provided (used) by operating activities:
  Depletion and depreciation...............................     19,214      28,135     13,702
  Writedown of crude oil and natural gas properties........         --     188,000      5,433
  Deferred income taxes....................................      3,858     (18,488)        --
  Amortization of debt issue costs and other...............        591       1,756        679
Changes in:
  Cash in escrow...........................................         --      (1,505)     1,427
  Accounts receivable......................................      1,160      (1,150)    (1,194)
  Other assets.............................................       (351)       (628)      (454)
  Accounts payable and accrued liabilities.................      4,346       7,917     25,981
  Investment in marketable securities......................      1,962          --         --
                                                             ---------   ---------   --------
Net cash provided by operating activities..................     37,068         691     14,859
                                                             ---------   ---------   --------
Cash flows from investing activities
  Acquisitions.............................................   (259,355)         --         --
  Property and equipment...................................    (72,667)    (70,143)    (6,349)
  Changes in accounts payable and accrued liabilities
     related to exploration and development................      3,559      (2,986)    (1,186)
  Proceeds on sale of property and equipment...............         --      61,452         --
                                                             ---------   ---------   --------
Net cash used in investing activities......................   (328,463)    (11,677)    (7,535)
                                                             ---------   ---------   --------
Cash flows from financing activities
  Increase in long term debt...............................    402,894      76,113      4,600
  Debt issuance costs......................................     (4,275)         --         --
  Repayment of long term debt..............................   (155,989)    (62,043)       (20)
  Proceeds from exercised stock options....................      1,495          --         --
  Issuance of common stock.................................     49,223          --         --
                                                             ---------   ---------   --------
Net cash provided by financing activities..................    293,348      14,070      4,580
                                                             ---------   ---------   --------
Net increase in cash and cash equivalents..................      1,953       3,084     11,904
Cash and cash equivalents at beginning of year.............      1,864       3,817      6,901
                                                             ---------   ---------   --------
Cash and cash equivalents at end of year...................  $   3,817   $   6,901   $ 18,805
                                                             =========   =========   ========
Cash paid (received) during the period for:
  Interest.................................................  $   7,774   $  28,426   $  8,936
  Income taxes.............................................  $     603   $    (256)  $     33
  Reorganization costs (including prepayments).............  $      --   $      --   $  3,352
  Reorganization costs (interest income)...................  $      --   $      --   $   (210)



          See accompanying Notes to Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


        (TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT WHERE NOTED)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  Organization



     Coho Energy, Inc. ("CEI") was incorporated in June 1993 as a Texas corporation and conducts a majority of its operations through its subsidiary, Coho Resources, Inc. ("CRI"), and its subsidiaries (collectively the "Company").



  Principles of Presentation



     These consolidated financial statements have been prepared in conformity with generally accepted accounting principles as presently established in the United States and include the accounts of CEI as successor to CRI, and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior year statements to conform with the current year presentation.



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     Substantially all of the Company's exploration, development and production activities are conducted in the United States and Tunisia jointly with others and, accordingly, the financial statements reflect only the Company's proportionate interest in such activities.



  Cash Equivalents



     For purposes of reporting cash flows, cash and cash equivalents include cash and highly liquid debt instruments purchased with an original maturity of three months or less.



  Cash in Escrow



     Substantially all of the cash at December 31, 1998 was held pending completion of the April 1999 post closing review by the buyer of the Monroe field natural gas properties, as discussed in Note 6.



  Accounts Receivable



     The Company performs ongoing reviews with respect to accounts receivable and maintains an allowance for doubtful accounts receivable ($929,000 and $885,000 at December 31, 1998 and 1999, respectively) based on expected collectibility.



  Crude Oil and Natural Gas Properties



     The Company's crude oil and natural gas producing activities, substantially all of which are in the United States, are accounted for using the full cost method of accounting. Accordingly, the Company capitalizes all costs incurred in connection with the acquisition of crude oil and natural gas properties and with the exploration for and development of crude oil and natural gas reserves, including related gathering facilities. All internal corporate costs relating to crude oil and natural gas producing activities are expensed as incurred. Proceeds from disposition of crude oil and natural gas properties are accounted for as a

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



reduction in capitalized costs, with no gain or loss recognized unless such dispositions involve a significant alteration in the depletion rate in which case the gain or loss is recognized.



     Depletion of crude oil and natural gas properties is provided using the equivalent unit-of-production method based upon estimates of proved crude oil and natural gas reserves and production which are converted to a common unit of measure based upon their relative energy content. Unproved crude oil and natural gas properties are not amortized but are individually assessed for impairment. The costs of any impaired properties are transferred to the balance of crude oil and natural gas properties being depleted. Estimated future site restoration and abandonment costs are charged to earnings at the rate of depletion of proved crude oil and natural gas reserves and are included in accumulated depletion and depreciation.



     In accordance with the full cost method of accounting, the net capitalized costs of crude oil and natural gas properties as well as estimated future development, site restoration and abandonment costs are not to exceed their related estimated future net revenues discounted at 10%, net of tax considerations, plus the lower of cost or estimated fair value of unproved properties.



  Impairment of Long-Lived Assets



     During fiscal year 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived-Assets To Be Disposed Of." The Company has no long-lived assets which are subject to the impairment test requirements of SFAS No. 121. The Company's only long-lived assets are oil and gas properties which are subject to the full cost ceiling test in accordance with the full cost method of accounting, as discussed above.



  Other Assets



     Other assets generally include deferred financing charges which are amortized over the term of the related financing under the straight line method.



  Stock-Based Compensation



     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.



  Earnings Per Common Share



     The Company accounts for earnings per share ("EPS") in accordance with SFAS No. 128, "Earnings Per Share." Under SFAS No. 128, no dilution for any potentially dilutive securities is included for basic EPS. Diluted EPS are based upon the weighted average number of common shares outstanding including

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



common shares plus, when their effect is dilutive, common stock equivalents consisting of stock options and warrants.


                                           1997                                  1998                              1999
                            ----------------------------------   ------------------------------------   ---------------------------
                                               COMMON                               COMMON                                 COMMON
                                INCOME         SHARES     EPS         LOSS          SHARES      EPS          LOSS          SHARES
                            --------------   ----------   ----   --------------   ----------   ------   --------------   ----------
                            (IN THOUSANDS)                       (IN THOUSANDS)                         (IN THOUSANDS)
Basic Earnings per
  Share...................      $6,288       21,692,804   $.29     $(203,346)     25,603,512   $(7.94)     $(30,715)     25,603,512
                                                          ====                                 ======
Stock Options.............                      641,099                                   --                                     --
                                ------       ----------            ---------      ----------               --------      ----------
Diluted Earnings Per
  Share...................      $6,288       22,333,903   $.28     $(203,346)     25,603,512   $(7.94)     $(30,715)     25,603,512
                                ======       ==========   ====     =========      ==========   ======      ========      ==========

                             1999
                            ------

                             EPS
                            ------

Basic Earnings per
  Share...................  $(1.20)
                            ======
Stock Options.............
Diluted Earnings Per
  Share...................  $(1.20)
                            ======



     Basic EPS were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted EPS were calculated based upon the weighted average number of common shares outstanding during the year including common stock equivalents, consisting of stock options and warrants, when their effect is dilutive. In 1998 and 1999, conversion of the stock equivalents would have been anti-dilutive and, therefore, was not considered in diluted EPS.



  Income Taxes



     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.



  Hedging Activities



     Periodically, the Company enters into futures contracts which are traded on the stock exchanges in order to fix the price on a portion of its crude oil and natural gas production. Changes in the market value of crude oil and natural gas futures contracts are reported as an adjustment to revenues in the period in which the hedged production or inventory is sold. The gain or loss on the Company's hedging transactions is determined as the difference between the contract price and a reference price, generally closing prices on the New York Mercantile Exchange.



     The Company will be required to adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" for fiscal year ended 2000. If the Company had adopted SFAS No. 133 during 1999, there would be no effect on the Company's financial statements as the Company had no hedges outstanding at December 31, 1999. Although the future impact of adopting SFAS No. 133 has not been determined yet, the Company believes that the impact will not be material.



  Revenue Recognition Policy



     Revenues generally are recorded when products have been delivered and services have been performed.



  Environmental Expenditures



     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures which improve the condition of a property as compared to the condition when

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



originally constructed or acquired or prevent environmental contamination are capitalized. Expenditures which relate to an existing condition caused by past operations, and do not contribute to future operations, are expensed. The Company accrues remediation costs when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated.



  Business Segments



     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which requires information to be reported in segments. The Company currently operates in a single reportable segment; therefore, no additional disclosure will be required.



2. BANKRUPTCY PROCEEDINGS



     On August 23, 1999 (the "Petition Date"), the Company and its wholly-owned subsidiaries, Coho Resources, Inc., Coho Oil & Gas, Inc., Coho Exploration, Inc., Coho Louisiana Production Company and Interstate Natural Gas Company, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 filing") in the U.S. District Court for the Northern District of Texas (the "Bankruptcy Court"). The Company is currently operating as a debtor-in-possession subject to the Bankruptcy Court's supervision and orders. Schedules were filed by the Company on September 21, 1999 with the Bankruptcy Court, which were subsequently amended on December 14, 1999, setting forth the unaudited, and in some cases estimated, assets and liabilities of the Company as of the date of the Chapter 11 filing, as shown by the Company's accounting records.



     The bankruptcy petitions were filed in order to facilitate the restructuring of the Company's long term debt and to protect the Company while it develops a solution to its capital needs with the banks, bondholders and potential investors. On November 30, 1999, the Company filed a plan of reorganization with the Bankruptcy Court. On February 15, 2000, the Company and the Official Unsecured Creditors Committee filed the First Amended and Restated Joint Plan of Reorganization (which, as amended, is referred to as the "Plan of Reorganization") with the Bankruptcy Court. At a hearing on February 4, 2000, the Bankruptcy Court approved the Company's disclosure statement (which, as amended is referred to as the "Disclosure Statement"). In that hearing, the Bankruptcy Court also scheduled the confirmation hearing to consider the Plan of Reorganization for March 15, 2000 ("Confirmation Hearing"). The Disclosure Statement and Plan of Reorganization were mailed to holders of interests in the Chapter 11 filing for a vote on February 14, 2000. The Company has requested that all votes be submitted by March 10, 2000. The Plan of Reorganization sets forth the means for satisfying claims, including liabilities subject to compromise, and interests in the Company. The Plan of Reorganization includes the cancellation of the existing common stock of the Company and the issuance of a new class of common stock in exchange for such existing common stock and debt of the Company which materially dilutes the current equity interests.



     The ability of the Company to effect a successful reorganization will depend upon the Company's ability to obtain approval for the Plan of Reorganization. At this time, it is not possible to predict the outcome of the bankruptcy proceedings, in general, or the effect on the business of the Company or on the interests of creditors or shareholders. The Company believes, however, that it may not be possible to satisfy in full all of the claims against the Company if the Plan of Reorganization is not approved. As a result of the bankruptcy filing, all of the Company's liabilities incurred before the Petition Date, including secured debt, are subject to compromise. Under the Bankruptcy Code, payment of these liabilities may not be made except under a Plan of Reorganization or Bankruptcy Court approval.

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     The December 31, 1999 financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts (including $311.8 million in net property, plant and equipment) or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon confirmation of a plan of reorganization, adequate sources of capital and the ability to sustain positive results of operations and cash flows sufficient to continue to explore for and develop oil and gas reserves. These factors, among others, raise substantial doubt concerning the ability of the Company to continue as a going concern.



     As a result of the Chapter 11 filing, the Company has incurred and will continue to incur significant costs for professional fees as the Plan of Reorganization is developed. The Company has incurred approximately $3.1 million in reorganization costs during 1999 which relate to professional fees for consultants and attorneys assisting in the negotiations associated with financing and reorganization alternatives, partially offset by interest income earned since the Petition Date on accumulated cash.



     The Chapter 11 filing included the Company's wholly-owned subsidiaries Coho Resources, Inc., Coho Oil & Gas, Inc., Coho Exploration, Inc., Coho Louisiana Production Company and Interstate Natural Gas Company. The following information summarizes the combined results of operations for the Company and these subsidiaries. This information has been prepared on the same basis as the consolidated financial statements.



                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Current assets..............................................      $ 30,929
Accounts receivable from affiliates.........................         3,023
Property and equipment......................................       309,262
Other assets................................................         5,515
                                                                  --------
Total assets................................................      $348,729
                                                                  ========
Current liabilities not subject to compromise...............      $ 15,149
Liabilities subject to compromise...........................       423,739
Commitments and contingencies...............................         1,800
Shareholder's equity........................................       (91,959)
                                                                  --------
                                                                  $348,729
                                                                  ========
Operating revenues..........................................      $ 57,323
Operating expenses..........................................      $ 48,923
Net loss....................................................      $(30,716)



3. PROPERTY AND EQUIPMENT



                                                                    DECEMBER 31
                                                              ------------------------
                                                                1998           1999
                                                              ---------      ---------
Crude oil and natural gas leases and rights including
  exploration, development and equipment thereon, at cost...  $ 678,547      $ 684,896
Accumulated depletion and depreciation......................   (353,973)      (373,108)
                                                              ---------      ---------
                                                              $ 324,574      $ 311,788
                                                              =========      =========



     Overhead expenditures directly associated with exploration for and development of crude oil and natural gas reserves have been capitalized in accordance with the accounting policies of the Company.

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



Such charges totaled $4,081,000, $5,749,000 and $-0- in 1997, 1998 and 1999,
respectively. Due to the cessation of exploration and development of crude oil and natural gas reserves in 1998, all overhead expenditures during 1999 have been charged to general and administrative expense.



     During 1997, 1998 and 1999, the Company did not capitalize any interest or other financing charges on funds borrowed to finance unproved properties or major development projects.



     Unproved crude oil and natural gas properties totaling $58,854,000 and $56,296,000 at December 31, 1998 and 1999, respectively, have been excluded from costs subject to depletion. These costs are anticipated to be included in costs subject to depletion within the next five years.



     Depletion and depreciation expense per equivalent barrel of production was $4.69, $4.38 and $3.63 in 1997, 1998 and 1999, respectively.



4. LONG-TERM DEBT



                                                                1998        1999
                                                              ---------   ---------
Revolving credit facility...................................  $ 235,000   $ 239,600
8 7/8% Senior Subordinated Notes Due 2007...................    150,000     150,000
Other.......................................................         24           3
                                                              ---------   ---------
                                                                385,024     389,603
Unamortized original issue discount on senior subordinated
  notes.....................................................       (993)       (918)
Current maturities on long term debt........................   (384,031)   (388,685)
                                                              ---------   ---------
                                                              $      --   $      --
                                                              =========   =========



  Revolving Credit Facility



     In August 1992, the Company established a revolving credit and term loan facility with a group of international and domestic financial institutions. The agreement, as amended and restated (the "Existing Bank Group Loan Agreement"), provided a maximum commitment amount available to the Company ("Borrowing Base") of $242 million for general corporate purposes at December 31, 1998. Outstanding advances as of December 31, 1998, were $235 million, and increased to $239.6 million as of January 5, 1999. The average effective interest rates for 1998 and 1999 were 7.38% and 9.91%, respectively. The Existing Bank Group Loan Agreement, which permits advances and repayments, terminates January 2, 2003. The repayment of all advances is guaranteed by Coho Energy, Inc. and outstanding advances are secured by substantially all of the assets of the Company.



     Loans under the Existing Bank Group Loan Agreement up to $220 million bear interest, at the option of the Company, at the bank prime rate or a Eurodollar rate plus a maximum of 1.5% (currently 1.5%), with amounts outstanding in excess of $220 million bearing interest, at the option of the Company at (i) the prime rate plus 1.0% or (ii) LIBOR plus 2.50%. Loans under the Existing Bank Group Loan Agreement are secured by a lien on substantially all of the Company's crude oil and natural gas properties and the capital stock of the Company's wholly owned subsidiaries. If the outstanding amount of the loan exceeds the Borrowing Base at any time, the Company is required to either (a) provide collateral with value equal to such excess, (b) prepay, without premium or penalty, such excess plus accrued interest or (c) prepay the principal amount of the notes equal to such excess in five (5) equal monthly installments provided the entire excess shall be paid prior to the immediately succeeding redetermination date. The fee on the portion of the unused credit facility is .375% per annum. The commitment fee applicable to increases from time to time in the Borrowing Base is .375% of the incremental Borrowing Base amount.

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     On February 22, 1999, the Company was informed by the lenders under the Company's Existing Bank Group Loan Agreement that its borrowing base was reduced to $150 million effective January 31, 1999 creating an over advance of $89.6 million under the new Borrowing Base. The Company was unable to cure the over advance as required by the Existing Bank Group Loan Agreement by March 2, 1999 by either (a) providing collateral with value and quantity in amounts equal to such excess, (b) prepaying, without premium or penalty, such excess plus accrued interest or (c) paying the first of five equal monthly installments to repay the over advance. The Company has received written notice from the lenders under the Existing Bank Group Loan Agreement that it is in default under the terms of the Existing Bank Group Loan Agreement and the lenders reserved all rights, remedies and privileges as a result of the payment default. Additionally, the Company was unable to pay the second, third, fourth and fifth installments, which were due at the beginning of April, May, June and July 1999, respectively, and has been unable to make interest payments when due, although the Company has made aggregate interest payments of $4.3 million during March, April, May, July and December 1999. As a result of the payment defaults, the lenders accelerated the full amount outstanding under the Existing Bank Group Loan Agreement. Advances under the Existing Bank Group Loan Agreement and the past due interest payments bear interest at the default interest rate of prime plus 4%. The outstanding advances of $239.6 million as of December 31, 1999 have been included in Liabilities Subject to Compromise as of December 31, 1999. The total arrearage related to the installment payments due on the over advance and past due interest was approximately $108.8 million as of December 31, 1999, including approximately $19.2 million of past due interest ($10.2 million included in Liabilities Not Subject to Compromise) and $89.6 million related to installments due on the over advance.



     The Existing Bank Group Loan Agreement contains certain financial and other covenants including, among other covenants, (i) the maintenance of minimum amounts of shareholder's equity, (ii) maintenance of minimum ratios of cash flow to interest expense as well as current assets to current liabilities, (iii) limitations on the Company's and CRI's ability to incur additional debt, and
(iv) restrictions on the payment of dividends. At December 31, 1999, the Company was not in compliance with the shareholder's equity, cash flow to interest expense and current assets to current liabilities covenants.



  8 7/8% Senior Subordinated Notes



     On October 3, 1997, the Company completed a sale to the public of $150 million of 8 7/8% Senior Subordinated Notes due 2007 ("Existing Bonds"). Proceeds of the offering, net of offering costs, were approximately $144.5 million. The proceeds from this offering, together with the proceeds from the common stock offering discussed in Note 7, were used to repay indebtedness outstanding under the Existing Bank Group Loan Agreement and for general corporate purposes.



     The Existing Bonds are unsecured senior subordinated obligations of the Company and rank pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company. The Existing Bonds mature on October 15, 2007 and bear interest from October 3, 1997 at the rate of 8 7/8% per annum payable semi-annually, commencing on April 15, 1998. Certain subsidiaries of the Company issued guarantees of the Existing Bonds on a senior subordinated basis.



     The indenture issued in conjunction with the Existing Bonds (the "Indenture") contains certain covenants, including, among other covenants, covenants that limit (i) indebtedness, (ii) restricted payments, (iii) distributions from restricted subsidiaries, (iv) transactions with affiliates,
(v) sales of assets and subsidiary stock (including sale and leaseback transactions), (vi) dividends and other payment restrictions affecting restricted subsidiaries and (vii) mergers or consolidations.

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     The Company did not pay the April 15, 1999 interest payment of $6.7 million due on its Existing Bonds and currently is in default under the terms of the Indenture. Under the Indenture, the trustee under the Indenture by written notice to the Company, or the holders of at least 25% in principal amount of the outstanding Existing Bonds by written notice to the trustee and the Company, may declare the principal and accrued interest on all the Existing Bonds due and payable immediately. However, the Company may not pay the principal of, premium (if any) or interest on the Existing Bonds so long as any required payments due on the Existing Bank Group Loan Agreement remain outstanding and have not been cured or waived. On May 19, 1999, the Company received a written notice of acceleration from two holders of the Existing Bonds, which own in excess of 25% in principal amount of the outstanding Existing Bonds. Both the accelerated principal and the past due interest payment bore interest at the default rate of 9.875% (1% in excess of the stated rate for the Existing Bonds) from the date of acceleration to the Petition Date. As a result of the Chapter 11 filing the Company has ceased accruing interest on unsecured debt, including the Existing Bonds. Approximately $5.7 million of additional Existing Bond interest expense, including $2.2 million of Existing Bond interest expense that would have been due on October 15, 1999, would have been recognized by the Company in 1999 if not for the discontinuation of such interest expense accruals. All amounts outstanding under the Existing Bonds as of December 31, 1999 have been included in Liabilities Subject to Compromise.



  Debt Repayments



     Based on the balances outstanding and current default under the Existing Bank Group Loan Agreement and the Existing Bonds indenture, estimated aggregate principal repayments for each of the next five years are as follows:
2000 -- $389,603,000 and $0 thereafter.



5. INCOME TAXES



     Deferred income taxes are recorded based upon differences between financial statement and income tax basis of assets and liabilities. The tax effects of these differences which give rise to deferred income tax assets and liabilities at December 31, 1998 and 1999, were as follows:



                                                                1998      1999
                                                              --------   -------
DEFERRED TAX ASSETS
  Net operating loss carryforwards..........................  $ 25,283   $46,614
  Property and equipment, due to differences in depletion,
     depreciation, amortization and writedowns..............    35,442    20,822
  Alternative minimum tax credit carryforwards..............     1,467     1,466
  Employee benefits.........................................        58        61
  Reorganization costs......................................        --     1,062
  Other.....................................................       182       502
                                                              --------   -------
  Total gross deferred tax assets...........................    62,432    70,527
  Less valuation allowance..................................   (62,432)  (70,527)
                                                              --------   -------
  Net deferred tax assets...................................        --        --
                                                              --------   -------
DEFERRED TAX LIABILITIES
  Property and equipment, due to differences in depletion,
     depreciation, amortization and writedowns..............        --        --
                                                              --------   -------
NET DEFERRED TAX LIABILITY..................................  $     --   $    --
                                                              ========   =======

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     The valuation allowance for deferred tax assets as of December 31, 1998 and 1999 includes $2,051,000 and $248,314, respectively, related to Canadian deferred tax assets.



     To determine the amount of net deferred tax liability it is assumed no future capital expenditures will be incurred other than the estimated expenditures to develop the Company's proved undeveloped reserves.



     The following table reconciles the differences between recorded income tax expense and the expected income tax expense obtained by applying the basic tax rate to earnings (loss) before income taxes:



                                                        1997       1998        1999
                                                       -------   ---------   --------
Earnings (loss) before income taxes.................   $10,309   $(217,729)  $(30,742)
                                                       =======   =========   ========
Expected income tax expense (recovery)
  (statutory rate - 34%)............................   $ 3,505   $ (74,028)  $(10,452)
State taxes -- deferred.............................       552      (6,242)      (913)
Federal benefit of state taxes......................      (188)      2,122        310
Permanent differences...............................        --          --        367
Expiring NOLs.......................................        --       1,043      2,390
Change in valuation allowance.......................       444      57,838      8,095
Other...............................................      (293)      4,884        177
                                                       -------   ---------   --------
                                                       $ 4,020   $ (14,383)  $    (26)
                                                       =======   =========   ========



     At December 31, 1999, the Company had the following income tax carryforwards available to reduce future years' income for tax purposes:



                                                               EXPIRES     AMOUNT
                                                              ---------   --------
Net operating loss carryforwards for federal income tax
  purposes..................................................    2000      $  4,253
                                                                2001         3,015
                                                                2002           211
                                                                2003         4,697
                                                              2004-2019    111,540
                                                                          --------
                                                                          $123,716
                                                                          ========
Operating loss carryforwards for Canadian income tax
  purposes..................................................  2000-2003   $    653
                                                                          ========
Operating loss carryforwards for federal alternative minimum
  tax purposes..............................................  2010-2019   $ 71,973
                                                                          ========
Federal alternative minimum tax credit carryforwards........     --       $  1,466
                                                                          ========
Operating loss carryforwards for Mississippi income tax
  purposes..................................................  2010-2014   $ 85,081
                                                                          ========
Operating loss carryforwards for Oklahoma income tax
  purposes..................................................  2012-2013   $ 45,290
                                                                          ========



6. ACQUISITIONS AND DISPOSITIONS



     Effective December 31, 1997, the Company acquired from Amoco Production Company ("Amoco") interests in certain crude oil and natural gas properties ("Oklahoma Properties") located primarily in southern Oklahoma for cash consideration of approximately $257.5 million and warrants to purchase one million shares of common stock at $10.425 per share for a period of five years valued at $3.4 million. The Oklahoma Properties are in more than 25,000 gross acres concentrated in southern Oklahoma, including 14 major producing oil fields. The aggregate purchase price was $267.8 million, including transaction costs

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



of approximately $1.9 million and assumed liabilities of $5 million. Investing activities in the cash flow statement for the year ended December 31, 1997 related to this acquisition, exclude the noncash portions of the purchase price of $3.4 million attributable to the warrants and $5 million for assumed liabilities.



     On December 2, 1998, the Company sold its natural gas assets, including its natural gas properties and the related gas gathering systems, located in Monroe, Louisiana to an unaffiliated third party for net proceeds of approximately $61.5 million. The proved reserves attributable to such natural gas properties were approximately 94 billion cubic feet of natural gas and represented approximately 14% of the Company's year end 1997 proved reserves.



7. SHAREHOLDERS' EQUITY



     On October 3, 1997, the Company completed the sale to the public of 5,000,000 shares of common stock at $10.50 per share. Proceeds of the offering, net of offering costs, were approximately $49.2 million. The proceeds from this offering, together with the proceeds from the Existing Bond offering discussed in Note 4, were used to repay indebtedness outstanding under the Company's Existing Bank Group Loan Agreement and for general corporate purposes.



     In December 1997, the Company issued warrants, valued at $3,390,000, to purchase one million shares of common stock at $10.425 per share for a period of five years to Amoco Production Company as partial consideration for the purchase of certain crude oil and natural gas properties discussed in Note 6.



8. STOCK-BASED COMPENSATION



     Options to purchase the Company's common stock have been granted to officers, directors and key employees pursuant to the Company's 1993 Stock Option Plan and 1993 Non Employee Director Stock Option Plan, or assumed from the reorganization of the Company's subsidiaries in 1993. The stock option plans provide for the issuance of five year options with a three-year vesting period and a grant price equal to or above market value. Some exceptions have been made to provide immediate or shortened vesting periods as approved by the Company's board of directors. All options outstanding available for grant pursuant to the Company's existing stock option plans will be terminated according to the Plan of Reorganization if the Plan of Reorganization is confirmed. A summary of the status of the Company's stock option plans at December 31, 1997, 1998 and 1999 and changes during the years then ended follows:



                                     1997                    1998                    1999
                             ---------------------   ---------------------   ---------------------
                                          WTD AVG                 WTD AVG                 WTD AVG
                              SHARES     EX PRICE     SHARES     EX PRICE     SHARES     EX PRICE
                             ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at January 1...  1,815,784     $5.55     2,823,815     $6.96     2,631,260     $6.98
  Granted..................  1,286,000      8.73        14,000      6.88            --        --
  Exercised................   (256,386)     5.82            --        --            --        --
  Canceled.................    (21,583)     6.50       (75,000)     8.90       (30,000)     8.42
  Expired..................         --        --      (131,555)     5.40      (363,159)     5.97
                             ---------     -----     ---------     -----     ---------     -----
Outstanding at December
  31.......................  2,823,815      6.96     2,631,260      6.98     2,238,101      7.13
                             ---------     -----     ---------     -----     ---------     -----
Exercisable at December
  31.......................  2,250,903      6.31     2,310,438      6.60     2,112,445      6.94
Available for grant at
  December 31..............     36,419                 189,919                 437,668

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     Significant option groups outstanding at December 31, 1999 and related weighted average price and life information follows:



                                                                          WTD
                                                                          AVG
                                              OPTIONS       OPTIONS     EXERCISE    REMAINING
GRANT DATE                                  OUTSTANDING   EXERCISABLE    PRICE     LIFE (YEARS)
----------                                  -----------   -----------   --------   ------------
May 12, 1998..............................      4,000         4,000      $ 6.88      4
December 2, 1997..........................    361,000       240,677       10.50      5
August 22, 1997...........................     16,000        10,667        9.38      5
May 12, 1997..............................      8,000         8,000        8.13      3
March 3, 1997.............................    799,000       799,000        7.88      2
June 13, 1996.............................     12,000        12,000        6.63      2
February 22, 1996.........................    150,000       150,000        5.13      3
January 8, 1996...........................     40,000        40,000        5.00      3
September 25, 1995........................     50,000        50,000        5.00      2
September 12 ,1995........................     29,666        29,666        5.00      3
August 3, 1995............................     24,000        24,000        4.88      2
April 14, 1995............................     32,500        32,500        5.00      2
December 4, 1994..........................    105,000       105,000        5.01      3
November 10, 1994.........................    240,000       240,000        5.00      2
June 7, 1994..............................     63,167        63,167        5.49      1
October 22, 1993..........................    252,056       252,056        6.00      1
September 29, 1993........................     11,689        11,689        6.52      1
October 19, 1992..........................     40,023        40,023        6.52      1



     The weighted average fair value of options at date of grant for options granted during 1997 and 1998 was $4.02 and $3.12 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:



                                                              1997    1998    1999
                                                              -----   -----   ----
Expected life (years).......................................      5       5   --
Interest rate...............................................   6.44%   5.67%  --
Volatility..................................................  43.76%  42.01%  --
Dividend yield..............................................     --      --   --



     Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma net income and earnings per share from continuing operations would have been as follows:



                                                            1997       1998         1999
                                                           ------    ---------    --------
Net income (loss)                    As reported.........  $6,288    $(203,346)   $(30,715)
                                     Pro forma...........  $4,385    $(204,108)   $(31,321)
Basic earnings (loss) per share      As reported.........  $ 0.29    $   (7.94)   $  (1.20)
                                     Pro forma...........  $ 0.20    $   (7.97)   $  (1.22)
Diluted earnings (loss) per share    As reported.........  $ 0.28    $   (7.94)   $  (1.20)
                                     Pro forma...........  $ 0.20    $   (7.97)   $  (1.22)

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



9. COMMITMENTS AND CONTINGENCIES



     (a) Coho Resources, Inc., is a defendant in a number of individual lawsuits in Mississippi, which allege environmental damage to property, and personal injury, in connection with drilling and production operations of the Company and its predecessors in Lincoln County, Mississippi (the "Brookhaven Field"). The plaintiffs allege that their damages were caused by "naturally occurring radioactive materials" resulting from petroleum exploration and production operations. The Company's predecessors on the Brookhaven Field were Florabama Associates, Inc. ("Florabama"), and Chevron Corp. or Chevron USA. Inc. ("Chevron"). The Company is vigorously defending against these claims. Florabama and Chevron allege claims for indemnification for any liability they may have to the Brookhaven Field plaintiffs (the "Plaintiffs"), including claims for monetary and punitive damages, as well as clean-up costs associated with the properties. The Company is also vigorously defending against the indemnity claims of Florabama and Chevron. The Plaintiffs, Florabama and Chevron have filed proofs of claim in the Company's bankruptcy cases. The Company has objected to these claims and has requested that they be disallowed. The Company has also requested that these claims be estimated pursuant to Section 502 of the Bankruptcy Code. The claims of Chevron are unliquidated, except for a contingent claim in the amount of $2,349,275 which is subject to a pending appeal, and cannot be quantified at this time. The Florabama claim is asserted at $3,671,953.33. The Plaintiffs' claim is alleged at a combined amount of $250 million.



     The Plaintiffs have compromised and settled their $250,000,000 claim for the cash sum of $900,000 to be paid in installments over the 180 days following the effective date of a confirmed chapter 11 plan of reorganization. We have agreed to that settlement subject to court approval. The court will take up the question of approval of this settlement on March 15, 2000. We have also settled the claims of Chevron Corp. and Chevron USA, Inc., subject to court approval, by agreeing to contribute $2.5 million over the next two years to a fund to be used to finance the implementation of a thorough remediation plan for the Brookhaven Field. Chevron USA will contribute at least $3 million to that fund as well, and will supervise the implementation of the remediation plan. The remediation plan has been filed with the court and circulated to numerous parties in interest. This Coho-Chevron settlement arrangement is opposed by the Plaintiffs, and the court will take up the question of approval of the Coho-Chevron settlement on March 10, 2000. The Coho-Chevron settlement also calls for Chevron to withdraw its claims in the Florabama bankruptcy in Mississippi. That will have the effect of greatly reducing the dollar amount of Florabama's claim in the bankruptcy to less than $1.3 million, subject to further negotiations and final resolution. The feasibility of the Plan of Reorganization is dependent upon the court's approval of these settlements.



     The Company is involved in various other legal actions arising in the ordinary course of business. While it is not feasible to predict the ultimate outcome of these actions or those listed above, management believes that the resolution of these matters will not have a material adverse effect, either individually or in the aggregate, on the Company's financial position or results of operations. The Company has accrued $4.0 million, including $2.2 million which has been reflected in current accrued liabilities, for the proposed settlements discussed in the preceding paragraph and for future remediation costs.



     On May 27, 1999, the Company filed a lawsuit (the "Hicks Muse Lawsuit") against HM4 Coho L.P. ("HM4") and affiliated persons. The lawsuit alleges (1) breach of the written contract terminated by HM4 in December 1998, (2) breach of the oral agreements reached with HM4 on the restructured transaction in February 1999 and (3) promissory estoppel. In the lawsuit, the Company seeks monetary damages of approximately $500 million. The lawsuit is currently in the discovery stages. While the Company believes that the lawsuit has merit and that the actions of HM4 in December 1998 and February 1999 were the primary cause of the Company's current liquidity crisis, there can be no assurance as to the outcome of this litigation.

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     (b) During June 1999, the Company extended its Anaguid permit in Tunisia, North Africa through June 2001. The Company has a commitment to drill two additional wells during this two year period.



     (c) The Company has leased (i) 47,942 square feet of office space in Dallas, Texas under a non-cancellable lease extending through October 2000, (ii) 5,000 square feet of office space in Laurel, Mississippi under a non-cancellable lease extending through June 2000, (iii) various vehicles under non-cancellable leases extending through February 2000, and (iv) surface leases in Laurel, Mississippi with expiration dates extending through the year 2018. Rental expense totaled $1,196,000, $1,668,000 and $1,798,000 in 1997, 1998 and 1999,
respectively. Minimum rentals payable under these leases for each of the next five years are as follows: 2000 -- $1,225,000; 2001 -- $441,000; 2002 -$437,000;
2003 -- $418,000 and 2004 -$416,000. Total rentals payable over the remaining terms of the leases are $8,765,000.



     (d) Like other crude oil and natural gas producers, the Company's operations are subject to extensive and rapidly changing federal, state and local environmental regulations governing emissions into the atmosphere, waste water discharges, solid and hazardous waste management activities, noise levels and site restoration and abandonment activities. The Company's policy is to make a provision for future site restoration charges on a unit-of-production basis. Total future site restoration costs are estimated to be $6,000,000, including the Oklahoma Properties. A total of $1,589,000 has been included in depletion and depreciation expense with respect to such costs as of December 31, 1998.



     (e) The Company has entered into employment agreements with certain of its officers. In addition to base salary and participation in employee benefit plans offered by the Company, these employment agreements generally provide for a severance payment in an amount equal to two times the rate of total annual compensation of the officer in the event the officer's employment is terminated for other than cause. If the officer's employment is terminated for other than cause following a change in control in the Company, the officer generally is entitled to a severance payment in the amount of 2.99 times the rate of total annual compensation of the officer. The above described employment agreements will be modified according to the terms of the Plan of Reorganization if the Plan of Reorganization is confirmed.



     The officers' aggregate base salary and bonus portion of total annual compensation covered under such employment agreements is approximately $1.4 million.



     (f) The Company has entered into executive severance agreements with its other officers which are designed to encourage executive officers to continue to carry out their duties with the Company in the event of a change in control of the Company. In the event the officer's employment is terminated for other than cause following a change of control, these severance agreements generally provide for a severance payment in an amount equal to 1.5 times the highest salary plus bonus paid to such officer in any of the five years preceding the year of termination. These severance rights will be terminated according to the terms of the Plan of Reorganization if the Plan of Reorganization is confirmed.



     The highest salary plus bonus paid to the officers covered under such severance agreements during the preceding five year period would aggregate approximately $1.2 million.



     (g) In conjunction with the acquisition of the Oklahoma Properties, the acquisition of ING and the 1993 reorganization of the Company, the Company has granted certain persons the right to require the Company, at its expense, to register their shares under the Securities Act of 1933. These registration rights may be exercised on up to 4 occasions. The number of shares of Common Stock subject to registration rights as of December 31, 1999, is approximately 3,324,000. These registration rights will be terminated according to the terms of the Plan of Reorganization if the Plan of Reorganization is confirmed.

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



10. FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS



     Financial instruments which are potentially subject to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. Cash and cash equivalents are placed with high credit quality financial institutions to minimize risk. The carrying amounts of these instruments approximate fair value because of their short maturities. The Company has entered into certain financial arrangements which act as a hedge against price fluctuations in future crude oil and natural gas production. Included in operating revenues are gains (losses) of $(232,000), $488,000 and $-0- for 1997, 1998 and 1999, respectively, resulting from these hedging programs. At December 31, 1998 and 1999, the Company had no deferred hedging gains or losses. As of December 31, 1999, the Company had no crude oil or natural gas hedged.



     Fair values of the Company's financial instruments are estimated through a combination of management's estimates and by reference to quoted prices from market sources and financial institutions, if available. As of December 31, 1999, the fair market value of the Company's Existing Bonds was $83 million compared to the related carrying value of $149 million. The fair value of the Existing Bonds at December 31, 1998 was $57 million compared to the related carrying value of $149 million. The carrying value of the Existing Bank Group Loan Agreement approximated fair market value at December 31, 1998 and 1999 since the applicable interest rate approximated the market rate. On the effective date of the Plan of Reorganization, the Existing Bonds will be converted to new common stock of the reorganized company and the Existing Group Loan Agreement will be paid in full in cash.



     During 1998, three purchasers of our crude oil and natural gas, EOTT Energy Corp. ("EOTT"), Amoco Production Company, and Mid Louisiana Marketing Company, accounted for 42%, 28% and 14%, respectively, of the Company's revenues. During 1999, EOTT and Amoco Production Company accounted for 39% and 41%, respectively, of the Company's revenue. Included in accounts receivable is $2,969,000, $1,965,000 and $114,000 from these customers at December 31, 1997, 1998 and 1999, respectively.



11. RELATED PARTY TRANSACTIONS



     (a) In 1990, the Company made a non-interest bearing loan in the amount of $205,000 to Jeffrey Clarke, President, Chief Executive Officer and Director of the Company, to assist him in the purchase of a house in Dallas. The loan is unsecured and is repayable on the date Mr. Clarke ceases employment with the Company, unless Mr. Clarke's employment is terminated as a result of the Company's current restructuring process, at which time the loan will be forgiven, and is included in other assets at December 31, 1998 and December 31, 1999.



     (b) Pursuant to the equity offering, the Company's officers and directors were precluded from selling stock for a 90-day period beginning October 3, 1997 (the "Lock Up Period"). On October 6, 1997, the Company made sole recourse, non-interest bearing loans of $622,111, payable on demand, secured by the related Company's common stock to certain officers and a director. The loans were made to provide assistance in acquiring stock upon exercise of expiring stock options during the Lock Up Period. During 1998, the Company has provided an allowance for bad debt for the entire amount of such loans due to the decrease in the share price of the Company's common stock provided by such officers and directors as collateral.



     (c) During 1997, certain of the Company's hedging agreements were with an affiliate of the Company, Morgan Stanley Capital Group, which owned over 10% of the Company's outstanding common stock until October 3, 1997, when its ownership dropped to 5.3% as a result of the equity offering discussed in Note 7. Management of the Company believes that such transactions are on similar terms as could be obtained from unrelated third parties.

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     (d) Under the terms of a Financial Advisory Agreement entered into between the Company and Hicks, Muse & Co. Partners, L.P. ("HMCo"), on August 21, 1998, the Company paid HMCo $1,250,000 as compensation for HMCo's services as a financial advisor to the Company and its subsidiaries in connection with an agreement to issue common stock of the Company to HM4. John R. Muse and Lawrence
D. Stuart, Jr., are each limited partners in HMCo and limited partners of a limited partner in HM4, and at the time of the payment to HMCo, were directors of the Company under an agreement with Energy Investment Partnership No. 1, L.P. On March 18, 1999, Messrs, Muse and Stuart resigned from the board of directors of the Company.



     (e) In 1999, the Company entered into a contract with Alan Edgar, a director of the Company, that provides for Mr. Edgar to receive a percentage of the net proceeds received by the Company from the Hicks Muse Lawsuit up to a maximum of $5.75 million, in consideration of Mr. Edgar's extensive and ongoing involvement in working with the special litigation counsel for the Company in prosecuting the Hicks Muse Lawsuit.



12. CANADIAN ACCOUNTING PRINCIPLES



     These financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") as presently established in the United States. These principles differ in certain respects from those applicable in Canada. These differences would have affected net earnings (loss) as follows:



                                                           YEAR ENDED DECEMBER 31
                                                        -----------------------------
                                                         1997      1998        1999
                                                        ------   ---------   --------
Net earnings (loss) based on US GAAP..................  $6,288   $(203,346)  $(30,715)
Canadian writedown of oil and natural gas
  properties(i).......................................      --    (109,000)        --
Adjustment to depletion based on difference in
  carrying value of oil and gas properties related to:
  ING acquisition (ii)................................     562         483        358
  Business combination with Odyssey Exploration, Inc.
     in 1990..........................................    (168)       (135)       (94)
  Application of Canadian full cost ceiling test......    (455)       (364)     4,410
Deferred tax effect of differences in US GAAP and
  Canadian GAAP.......................................      21      (4,790)        --
                                                        ------   ---------   --------
Net earnings (loss) based on Canadian GAAP............  $6,248   $(317,152)  $(26,041)
                                                        ======   =========   ========
Net earnings (loss) per common share based on Canadian
  GAAP................................................  $ 0.29   $  (12.39)  $  (1.02)
                                                        ======   =========   ========


---------------


(i) Canadian GAAP requires a ceiling test to ensure that capitalized costs relating to oil and gas properties are recoverable in the future. The net book value of capitalized costs, less related deferred income taxes, is compared to the future net revenue plus the cost of major development projects and unproved properties, less future expenditures, which include removal and site restoration costs, income taxes, general and administrative costs and interest expense. General and administrative costs were calculated on a per barrel basis and calculated over the life of the reserves. Interest expense was calculated through the year 2013 based on the Company's current debt at December 31, 1998, assuming all future positive cash flow from future net revenue, net of general and administrative costs, income taxes and interest expense, was used for retirement of existing debt.

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(ii) Under SFAS No. 109 in the United States, the Company was required to increase deferred income taxes and property and equipment by $8,355,000 for the deferred tax effect of the excess of the Company's tax basis of the stock acquired in the ING acquisition over the tax basis of the net assets of ING acquired. Under Canadian GAAP this adjustment is not required.



     The effect on the consolidated balance sheets of the differences between United States GAAP and Canadian GAAP is as follows:



                                                                                       UNDER
                                                                AS       INCREASE    CANADIAN
                                                             REPORTED   (DECREASE)     GAAP
                                                             --------   ----------   ---------
DECEMBER 31, 1999
  Property and Equipment...................................  $311,788   $(102,211)   $ 209,577
  Shareholder's Equity.....................................   (91,958)   (102,211)    (194,169)
DECEMBER 31, 1998
  Property and Equipment...................................  $324,574   $(106,885)   $ 217,689
  Shareholder's Equity.....................................   (61,243)  $(106,885)    (168,128)



13. SUPPLEMENTARY QUARTERLY FINANCIAL DATA (UNAUDITED)



                                         FIRST      SECOND     THIRD      FOURTH       TOTAL
                                        --------   --------   --------   ---------   ---------
1999
  Operating revenues.................   $  8,967   $ 12,161   $ 16,829   $  19,366   $  57,323
  Operating income (loss)............     (1,127)       428       (675)      7,454       6,080
  Net loss...........................     (8,987)   (10,102)   (10,733)       (893)    (30,715)
  Basic loss per share...............   $  (0.35)  $  (0.40)  $  (0.41)  $   (0.04)  $   (1.20)
  Diluted loss per share.............   $  (0.35)  $  (0.40)  $  (0.41)  $   (0.04)  $   (1.20)
1998
  Operating revenues.................   $ 21,143   $ 18,147   $ 16,539   $  12,930   $  68,759
  Operating income (loss)............   $(28,206)   (38,306)     1,344    (119,840)   (185,008)
  Net loss...........................    (22,301)   (41,611)    (7,168)   (132,266)   (203,346)
  Basic loss per share...............   $  (0.87)  $  (1.63)  $  (0.28)  $   (5.16)  $   (7.94)
  Diluted loss per share.............   $  (0.87)  $  (1.63)  $  (0.28)  $   (5.16)  $   (7.94)
1997
  Operating revenues.................   $ 15,536   $ 13,985   $ 15,985   $  17,624   $  63,130
  Operating income...................      5,604      4,151      4,990       6,038      20,783
  Net earnings.......................      2,104      1,081      1,401       1,702       6,288
  Basic earnings per share...........   $   0.10   $   0.05   $   0.07   $    0.07   $    0.29
  Diluted earnings per share.........   $   0.10   $   0.05   $   0.07   $    0.06   $    0.28



     Basic per share figures are computed based on the weighted average number of shares outstanding for each period shown. Diluted per share figures are computed based on the weighted average number of shares outstanding including common stock equivalents, consisting of stock options and warrants, when their effect is dilutive.

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



14. SUPPLEMENTARY INFORMATION RELATED TO OIL AND GAS ACTIVITIES



  (a) Costs Incurred



     Costs incurred for property acquisition, exploration and development activities were as follows:



                                                         1997       1998       1999
                                                       --------   --------   --------
Property acquisitions
  Proved.............................................  $199,485   $  8,432   $     --
  Unproved...........................................    73,281      4,646         --
Exploration..........................................    13,374      5,061      2,198
Development..........................................    53,542     51,049      4,101
Other................................................       729        955         50
                                                       --------   --------   --------
                                                       $340,411   $ 70,143   $  6,349
                                                       ========   ========   ========
Property and equipment, net of accumulated
  depletion..........................................  $531,409   $324,574   $311,788
                                                       ========   ========   ========



  (b) Quantities of Oil and Gas Reserves (Unaudited)



     The following table presents estimates of the Company's proved reserves, all of which have been prepared by the Company's engineers and evaluated by independent petroleum consultants. Substantially all of the Company's crude oil and natural gas activities are conducted in the United States.



                                                              RESERVE QUANTITIES
                                                              -------------------
                                                                OIL        GAS
                                                              (MBBLS)     (MMCF)
                                                              --------   --------
Estimated reserves at December 31, 1996.....................   34,822    113,132
Revisions of previous estimates.............................    1,601      8,556
Purchase of reserves in place...............................   49,723     32,581
Extensions and discoveries..................................   11,758        902
Production..................................................   (2,820)    (7,666)
                                                              -------    -------
Estimated reserves at December 31, 1997.....................   95,084    147,505
Revisions of previous estimates.............................   (7,645)     4,459
Purchase of reserves in place...............................    6,842        480
Sales of reserves in place..................................       --    (94,106)
Extensions and discoveries..................................   10,792     16,114
Production..................................................   (5,069)    (8,124)
                                                              -------    -------
Estimated reserves at December 31, 1998.....................  100,004     66,328
Revisions of previous estimates.............................    9,718    (25,257)
Purchase of reserves in place...............................       --         --
Sales of reserves in place..................................       --         --
Extensions and discoveries..................................      734      2,175
Production..................................................   (3,343)    (2,608)
                                                              -------    -------
Estimated reserves at December 31, 1999.....................  107,113     40,638
                                                              =======    =======
Proved developed reserves at December 31,
  1997......................................................   62,663    129,392
  1998......................................................   66,869     48,176
  1999......................................................   73,748     25,794

                       COHO ENERGY, INC. AND SUBSIDIARIES


                             (DEBTOR-IN-POSSESSION)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



  (c) Standardized Measure of Oil and Gas Reserves (unaudited)



     Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Reserves.



     The following standardized measure of discounted future net cash flows was computed in accordance with the rules and regulations of the Securities and Exchange Commission and SFAS No. 69 using year end prices and costs, and year end statutory tax rates. Royalty deductions were based on laws, regulations and contracts existing at the end of each period. No values are given to unproved properties or to probable reserves that may be recovered from proved properties.



     The inexactness associated with estimating reserve quantities, future production and revenue streams and future development and production expenditures, together with the assumptions applied in valuing future production, substantially diminishes the reliability of this data. The values so derived are not considered to be an estimate of fair market value. The Company therefore cautions against this use.



     The following tabulation reflects the Company's estimated discounted future cash flows from crude oil and natural gas production:



                                                      1997         1998         1999
                                                   ----------   ----------   ----------
Future cash inflows..............................  $1,764,924   $1,081,003   $2,562,981
Future production costs..........................    (607,114)    (419,820)    (642,024)
Future development costs.........................    (114,294)    (112,165)    (136,589)
Future income taxes..............................    (233,945)     (55,008)    (435,311)
                                                   ----------   ----------   ----------
Future net cash flows............................     809,571      494,010    1,349,057
Annual discount at 10%...........................    (341,378)    (224,712)    (656,182)
                                                   ----------   ----------   ----------
Standardized measure of discounted future net
  cash flows.....................................  $  468,193   $  269,298   $  692,875
                                                   ==========   ==========   ==========
Crude oil posted reference price ($ per
  Bbl)(a)........................................  $    16.17   $    12.05   $    25.60
Estimated December 31 Company average realized
  price
  $/Bbl..........................................  $    15.06   $     9.36   $    21.78
  $/Mcf..........................................  $     2.26   $     2.10   $     2.25


---------------


(a) 1997 and 1998 prices were based on West Texas Intermediate posted prices and 1999 was based on the NYMEX posted price.

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The following are the significant sources of changes in discounted future net cash flows relating to proved reserves:



                                                       1997        1998        1999
                                                     ---------   ---------   --------
Crude oil and natural gas sales, net of production
  costs............................................  $ (47,392)  $ (41,412)  $(36,168)
Net changes in anticipated prices and production
  costs............................................   (176,309)   (184,445)   582,297
Extensions and discoveries, less related costs.....     73,565      39,510      7,683
Changes in estimated future development costs......     (6,393)       (905)   (19,335)
Development costs incurred during the period.......     10,817      22,040      2,212
Net change due to sales and purchase of reserves in
  place............................................    224,579     (53,534)        --
Accretion of discount..............................     41,708      52,628     26,930
Revision of previous quantity estimates............     11,737     (20,178)    45,605
Net changes in income taxes........................     21,780      58,084    (97,279)
Changes in timing of production and other..........    (23,118)    (70,683)   (88,368)
                                                     ---------   ---------   --------
Net increase (decrease)............................    130,974    (198,895)   423,577
Beginning of year..................................    337,219     468,193    269,298
                                                     ---------   ---------   --------
Standardized measure of discounted future net cash
  flows............................................  $ 468,193   $ 269,298   $692,875
                                                     =========   =========   ========



15. SUBSEQUENT EVENTS



     The confirmation hearing for the bankruptcy court to consider the plan of reorganization commenced on March 15, 2000. On March 20, 2000, the bankruptcy court entered a confirmation order confirming our plan of reorganization. If no objections are filed, the effective date of confirmation of our plan of reorganization will be March 31, 2000.



     On the effective date of our plan of reorganization we anticipate significant adjustments will be made to our first quarter 2000 financial statements to effect the reorganization.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                             ---------------------


                             UP TO 8,663,846 SHARES


                               COHO ENERGY, INC.

                                NEW COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------


                                MARCH    , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the Offering are:


Securities and Exchange Commission Registration Fee.........   $ 23,788
Blue Sky Registration Fees..................................      4,025
                                                               --------
Legal Fees and Expenses.....................................    200,000
                                                               --------
Accounting Fees and Expenses................................     30,000
                                                               --------
Printing Expenses...........................................    200,000
                                                               --------
Subscription Agent Fees.....................................     30,000
                                                               --------
Miscellaneous...............................................     62,187
                                                               --------
          TOTAL.............................................   $550,000
                                                               --------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation's best interests. In cases not concerning conduct in his official capacity as a director or officer, a director may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with this type of proceeding, indemnification is mandatory. The Bylaws of Coho Energy, Inc. provide for indemnification of its present and former directors and officers to the fullest extent provided by Article 2.02-1, and although Coho's bylaws will be amended to satisfy the provisions of the Plan of Reorganization and Section 1123(a)(6) of the Bankruptcy Code, the amended bylaws will include the same indemnification provisions.



     Coho's articles of incorporation contain a provision that limits the liability of Coho's directors as permitted under Texas law. Although the Plan of Reorganization provides for amendments to Coho's existing articles of incorporation, the amended and restated articles of incorporation includes the same provision. The provision eliminates the liability of a director to Coho or its shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (i) for breach of his duty of loyalty to Coho or to shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or (iv) in respect of any transaction from which a director received an improper personal benefit. Under the articles of incorporation, as amended, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.



     The above discussion of Texas law and the Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by Texas law and the Articles of Incorporation.



     Texas corporations are also authorized to obtain insurance to protect officers and directors from specified liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Coho Energy, Inc. currently has in effect a director's and officer's liability insurance policy, which provides coverage in the maximum amount of $15,000,000, subject to a $150,000 deductible.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Coho under the foregoing provisions, Coho has been informed that in the opinion of the Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     In December 1997, Coho issued warrants, valued at $3.4 million, to purchase one million shares of Coho existing common stock at $10.425 per share for a period of five years to Amoco Production Company as partial consideration for the purchase of crude oil and natural gas properties. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as no public offering was involved.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


     Exhibits designated by the symbol ** are filed with this Amendment No. 1 to Registration Statement. Exhibits designated by the symbol * were filed with the original Registration Statement. Exhibits designated by the symbol *** will be filed in a later amendment. All exhibits not so designated are incorporated by reference to a prior filing as indicated.



          2.1**          -- Debtor's First Amended and Restated Chapter 11 Plan of
                            Reorganization as filed with the United States Bankruptcy
                            Court for the Northern District of Texas on February 14,
                            2000 (included as Exhibit A to Exhibit 2.2 below).
          2.2**          -- Debtor's First Amended and Restated Disclosure Statement
                            with Respect to the Joint Plan of Reorganization under
                            Chapter 11 of the United States Bankruptcy Code as filed
                            with the United States Bankruptcy Court for the Northern
                            District of Texas on February 14, 2000.
          2.3***         -- Findings of Fact, Conclusions of Law, and Order
                            Confirming Debtors' First Amended and Restated Chapter 11
                            Plan of Reorganization dated March 20, 2000.
          3.1            -- Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
                            Statement on Form S-4 (Registration No. 33-65620)).
          3.2            -- Bylaws of the Company (incorporated by reference to
                            Exhibit 3.2 to the Company's Registration Statement on
                            Form S-4 (Registration No. 33-65620)).
          3.3**          -- Form of Amended and Restated Articles of Incorporation of
                            the Company.
          3.4**          -- Form of Amended and Restated Bylaws of the Company.
          4.1            -- Articles of Incorporation (included as Exhibit 3.1
                            above).
          4.2            -- Bylaws of the Company (included as Exhibit 3.2 above).
          4.3            -- Rights Agreement dated September 13, 1994 between Coho
                            Energy, Inc. and Chemical Bank (incorporated by reference
                            to Exhibit 1 to the Company's Form 8-A dated September
                            13, 1994).
          4.4            -- First Amendment to Rights Agreement made as of December
                            8, 1994 between Coho Energy, Inc. and Chemical Bank
                            (incorporated by reference to Exhibit 4.5 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1994).

           4.5            -- Second Amendment to Rights Agreement as of August 30, 1995 between Coho Energy, Inc.
                             and Chemical Bank (incorporated by reference to Exhibit 4.1 to the Company's Quarterly
                             Report on Form 10-Q for the quarter ended September 30, 1995).
           4.6            -- Third Amendment to Rights Agreement as of August 19, 1998 between Coho Energy, Inc. and
                             Chase Manhattan Bank (incorporated by reference to Exhibit 4.6 to the Company's Annual
                             Report on Form 10-K for the year ended December 31, 1998).
           4.7            -- Indenture dated as of October 1, 1997 for the 8 7/8% Senior Subordinated Notes due 2007
                             (incorporated by reference to Exhibit 4.7 to the Company's Second Amendment dated
                             September 9, 1997 to its Registration Statement on Form S-3 (Registration No.
                             333-33979)).
           4.8            -- First Supplemental Indenture dated as of September 2, 1998 for the 8 7/8% Senior
                             Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.8 in the Company's
                             Annual Report on Form 10-K for the year ended December 31, 1998).
           4.9**          -- Form of Amended and Restated Articles of Incorporation of the Company (included in
                             Exhibit 3.3 above).
           4.10**         -- Form of Amended and Restated Bylaws of the Company (included in Exhibit 3.4 above).
           5.1***         -- Opinion of Fulbright & Jaworski L.L.P.
          10.1            -- Amended and Restated Registration Rights Agreement dated December 8, 1994 among Coho
                             Energy, Inc., Kenneth H. Lambert and Frederick K. Campbell (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended December
                             31, 1994).
          10.2            -- 1993 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's
                             Registration Statement on Form S-4 (Reg. No. 33-65620)).
          10.3            -- First Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).
          10.4            -- Second Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).
          10.5            -- Third Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996).
          10.6            -- Employment Agreement dated as of November 11, 1994 by and between Coho Energy, Inc. and
                             Jeffrey Clarke (incorporated by reference to Exhibit 10.7 to the Company's Annual
                             Report on Form 10-K for the year ended December 31, 1994).
          10.7            -- Employment Agreement dated as of November 11, 1994 by and between Coho Energy, Inc. and
                             R. M. Pearce (incorporated by reference to Exhibit 10.8 to the Company's Annual Report
                             Form 10-K for the year ended December 31, 1994).
          10.8            -- Employment Agreement dated as of June 25, 1995 by and between Eddie M. LeBlanc, III and
                             Coho Energy, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Quarterly
                             Report on Form 10-Q for the quarterly period ended June 30, 1995).

         10.9            -- Employment Agreement dated as of August 19, 1996 by and between Anne Marie O'Gorman and Coho Energy, Inc.
                            (incorporated by reference to Exhibit 10.10 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1996).
         10.10           -- First Amendment to Employment Agreement dated as of
                            August 19, 1996 by and among Jeffrey Clarke and Coho
                            Energy, Inc. (incorporated by reference to Exhibit 10.11
                            to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1996).
         10.11           -- First Amendment to Employment Agreement dated as of
                            August 19, 1996 by and among R. M. Pearce and Coho
                            Energy, Inc. (incorporated by reference to Exhibit 10.12
                            to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1996).
         10.12           -- First Amendment to Employment Agreement dated as of
                            August 19, 1996 by and among Eddie M. LeBlanc and Coho
                            Energy, Inc. (incorporated by reference to Exhibit 10.13
                            to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1996).
         10.13           -- 1993 Non Employee Director Stock Option Plan
                            (incorporated by reference to Exhibit 10.2 to the
                            Company's Registration Statement on Form S-4 (Reg. No.
                            33-65620)).
         10.14           -- First Amendment to 1993 Non-Employee Director Stock
                            Option Plan (incorporated by reference to Exhibit 10.1 to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1996).
         10.15           -- Form of Executive Severance Agreement entered into with each of Keri Clarke, R. Lynn Guillory, Larry L. Keller,
                            Susan J. McAden, Joseph Ragusa, Gary Hoge and Patrick S.
                            Wright (incorporated by reference to Exhibit 10.15 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1995).
         10.16           -- Crude Oil Purchase Contract dated January 25, 1996, by
                            and between Coho Marketing and Transportation, Inc. and
                            EOTT Energy Operating Limited Partnership (incorporated
                            by reference to Exhibit 10.17 to the Company's Annual
                            Report on Form 10-K for the year ended December 31,
                            1995).
         10.17           -- Fourth Amended and Restated Credit Agreement among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Acquisitions Company, Coho
                            Energy, Inc., Banque Paribas, Houston Agency, Bank One,
                            Texas, N.A., and MeesPierson N.V. dated as of December
                            18, 1997 (incorporated by reference to Exhibit 10.23 to
                            the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1997).
         10.18           -- First Amendment to the Fourth Amended and Restated Credit
                            Agreement dated July 7, 1998 among Coho Resources, Inc.,
                            Coho Louisiana Production Company, Coho Exploration,
                            Inc., Coho Oil & Gas, Inc. (formerly Coho Acquisitions
                            Company), Coho Energy, Inc., Banque Paribas, Houston
                            Agency, Bank One, Texas, N.A., and MeesPierson N.V.
                            (incorporated by reference to Exhibit 10.19 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).

          10.19           -- Second Amendment to the Fourth Amended and Restated Credit Agreement dated November 13,
                             1998 among Coho Resources, Inc., Coho Louisiana Production Company, Coho Exploration,
                             Inc., Coho Oil & Gas, Inc. (formerly Coho Acquisitions Company), Coho Energy, Inc.,
                             Banque Paribas, Houston Agency, Bank One, Texas, N.A., and MeesPierson N.V.
                             (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K
                             for the year ended December 31, 1998).
          10.20           -- Third Amendment to the Fourth Amended and Restated Credit Agreement dated November 30,
                             1998 among Coho Resources, Inc., Coho Louisiana Production Company, Coho Exploration,
                             Inc., Coho Oil & Gas, Inc. (formerly Coho Acquisitions Company), Coho Energy, Inc.,
                             Banque Paribas, Houston Agency, Bank One, Texas, N.A., and MeesPierson N.V.
                             (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K
                             for the year ended December 31, 1998).
          10.21           -- Fourth Amendment to the Fourth Amended and Restated Credit Agreement dated January 29,
                             1999 among Coho Resources, Inc., Coho Louisiana Production Company, Coho Exploration,
                             Inc., Coho Oil & Gas, Inc. (formerly Coho Acquisitions Company), Coho Energy, Inc.,
                             Banque Paribas, Houston Agency, Bank One, Texas, N.A., and MeesPierson N.V.
                             (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K
                             for the year ended December 31, 1998).
          10.22           -- Crude Call Purchase Contract dated November 26, 1997 by and between Amoco Production
                             Company and Coho Acquisitions Company (incorporated by reference to Exhibit 2.1 to the
                             Company's Report on Form 8-K dated December 18, 1997).
          10.23           -- Purchase and Sale Agreement dated November 26, 1997 by and between Amoco Production
                             Company and Coho Acquisitions Company (incorporated by reference to Exhibit 2.1 to the
                             Company's Report on Form 8-K dated December 31,1997).
          10.24           -- Shareholder Agreement (incorporated by reference to Item 7(1) of the Exhibits to the
                             Schedule 13D dated May 18, 1998, relating to the Company and filed by Energy Investment
                             Partnership No. 1, Thomas O. Hicks, John R. Muse, Charles W. Tate, Jack D. Furst,
                             Lawrence D. Stuart, Jr., Michael J. Levitt, Dan H. Blanks, and David B. Deniger).
          10.25           -- Amended and Restated Stock Purchase Agreement dated November 4, 1998, by and between
                             Coho Energy, Inc. and HM4 Coho, L.P. (incorporated by reference to Exhibit 99.1 to the
                             Report on Form 8-K dated November 18, 1998).
          10.26           -- Adoption Agreement for Coho Resources, Inc.'s Amended and Restated 401(k) Savings Plan
                             dated July 1, 1995 (incorporated by reference to Exhibit 10.27 to the Company's Annual
                             Report on Form 10-K for the year ended December 31, 1998).
          10.27**         -- Letter Agreement dated March 5, 1999, by and between Coho Marketing and Transportation,
                             Inc. and EOTT Energy Operating Limited Partnership, amending the Crude Oil Purchase
                             Contract dated January 25, 1996, by and between Coho Marketing and Transportation, Inc.
                             and EOTT Energy Operating Limited Partnership.
          21.1*           -- List of Subsidiaries of the Company.
          23.1**          -- Consent of Arthur Andersen LLP
          23.2**          -- Consent of Ryder Scott Company, L.P.
          23.3**          -- Consent of Sproule Associates, Inc.

         23.4***         -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5.1 above).
         24.1            -- Powers of Attorney (included on signature page of
                            Registration Statement filed on February 7, 2000).
         27.1**          -- Financial Data Schedule.
         99.1**          -- Form of Notice of Exercise of Rights and related
                            documents.


     (b) Financial Statement Schedules.

     All schedules for which provision is made in applicable accounting regulations of the Securities and Exchange Commission have been omitted as the schedules are either not required under the related instructions, are not applicable or the information required thereby is set forth in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Coho under the foregoing provisions, or otherwise, Coho has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by Coho of expenses incurred or paid by a director, officer or controlling person of Coho in the successful defense of any action, suit or proceeding) is asserted by an director, officer or controlling person in connection with the securities being registered, Coho will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this type of indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Coho has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 24, 2000.


                                            COHO ENERGY, INC.

                                            By:     /s/ JEFFREY CLARKE
                                              ----------------------------------
                                                        Jeffrey Clarke
                                               Chairman of the Board, President
                                                 and Chief Executive Officer


     This report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                 /s/ JEFFREY CLARKE                    Chairman of the Board, President,     March 24, 2000
-----------------------------------------------------    Chief Executive Officer
                   Jeffrey Clarke                        (Principal Executive Officer and
                                                         Principal Financial Officer)

                          *                            Vice President and Controller         March 24, 2000
-----------------------------------------------------    (Principal Accounting Officer)
                   Susan J. McAden

                          *                            Director                              March 24, 2000
-----------------------------------------------------
                   Louis F. Crane

                          *                            Director                              March 24, 2000
-----------------------------------------------------
                     Alan Edgar

                          *                            Director                              March 24, 2000
-----------------------------------------------------
                 Kenneth H. Lambert

                          *                            Director                              March 24, 2000
-----------------------------------------------------
                  Douglas R. Martin

                          *                            Director                              March 24, 2000
-----------------------------------------------------
                     Jake Taylor

               *By: /s/ JEFFREY CLARKE
  ------------------------------------------------
                   Jeffrey Clarke
                  Attorney-in-Fact

                               INDEX TO EXHIBITS


     Exhibits designated by the symbol ** are filed with this Amendment No. 1 to Registration Statement. Exhibits designated by the symbol * were filed with the original Registration Statement. Exhibits designated by the symbol *** will be filed in a later amendment. All exhibits not so designated are incorporated by reference to a prior filing as indicated.



          2.1**          -- Debtor's First Amended and Restated Chapter 11 Plan of
                            Reorganization as filed with the United States Bankruptcy
                            Court for the Northern District of Texas on February 14,
                            2000 (included as Exhibit A to Exhibit 2.2 below).
          2.2**          -- Debtor's First Amended and Restated Disclosure Statement
                            with Respect to the Joint Plan of Reorganization under
                            Chapter 11 of the United States Bankruptcy Code as filed
                            with the United States Bankruptcy Court for the Northern
                            District of Texas on February 14, 2000.
          2.3***         -- Findings of Fact, Conclusions of Law, and Order
                            Confirming Debtors' First Amended and Restated Chapter 11
                            Plan of Reorganization dated March 20, 2000.
          3.1            -- Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
                            Statement on Form S-4 (Registration No. 33-65620)).
          3.2            -- Bylaws of the Company, (incorporated by reference to
                            Exhibit 3.2 to the Company's Registration Statement on
                            Form S-4 (Registration No. 33-65620)).
          3.3**          -- Form of Amended and Restated Articles of Incorporation of
                            the Company.
          3.4**          -- Form of Amended and Restated Bylaws of the Company.
          4.1            -- Articles of Incorporation (included as Exhibit 3.1
                            above).
          4.2            -- Bylaws of the Company (included as Exhibit 3.2 above).
          4.3            -- Rights Agreement dated September 13, 1994 between Coho
                            Energy, Inc. and Chemical Bank (incorporated by reference
                            to Exhibit 1 to the Company's Form 8-A dated September
                            13, 1994).
          4.4            -- First Amendment to Rights Agreement made as of December
                            8, 1994 between Coho Energy, Inc. and Chemical Bank
                            (incorporated by reference to Exhibit 4.5 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1994).
          4.5            -- Second Amendment to Rights Agreement as of August 30,
                            1995 between Coho Energy, Inc. and Chemical Bank
                            (incorporated by reference to Exhibit 4.1 to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1995).
          4.6            -- Third Amendment to Rights Agreement as of August 19, 1998
                            between Coho Energy, Inc. and Chase Manhattan Bank
                            (incorporated by reference to Exhibit 4.6 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
          4.7            -- Indenture dated as of October 1, 1997 for the 8 7/8%
                            Senior Subordinated Notes due 2007 (incorporated by
                            reference to Exhibit 4.7 to the Company's Second
                            Amendment dated September 9, 1997 to its Registration
                            Statement on Form S-3 (Registration No. 333-33979)).
          4.8            -- First Supplemental Indenture dated as of September 2,
                            1998 for the 8 7/8% Senior Subordinated Notes due 2007
                            (incorporated by reference to Exhibit 4.8 in the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
          4.9**          -- Form of Amended and Restated Articles of Incorporation of
                            the Company (included as Exhibit 3.3 above).

           4.10**         -- Form of Amended and Restated Bylaws of the Company (included as Exhibit 3.4 above).
           5.1***         -- Opinion of Fulbright & Jaworski L.L.P.
          10.1            -- Amended and Restated Registration Rights Agreement dated December 8, 1994 among Coho
                             Energy, Inc., Kenneth H. Lambert and Frederick K. Campbell (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended December
                             31, 1994).
          10.2            -- 1993 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's
                             Registration Statement on Form S-4 (Reg. No. 33-65620)).
          10.3            -- First Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).
          10.4            -- Second Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).
          10.5            -- Third Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996).
          10.6            -- Employment Agreement dated as of November 11, 1994 by and between Coho Energy, Inc. and
                             Jeffrey Clarke (incorporated by reference to Exhibit 10.7 to the Company's Annual
                             Report on Form 10-K for the year ended December 31, 1994).
          10.7            -- Employment Agreement dated as of November 11, 1994 by and between Coho Energy, Inc. and
                             R. M. Pearce (incorporated by reference to Exhibit 10.8 to the Company's Annual Report
                             Form 10-K for the year ended December 31, 1994).
          10.8            -- Employment Agreement dated as of June 25, 1995 by and between Eddie M. LeBlanc, III and
                             Coho Energy, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Quarterly
                             Report on Form 10-Q for the quarterly period ended June 30, 1995).
          10.9            -- Employment Agreement dated as of August 19, 1996 by and between Anne Marie O'Gorman and
                             Coho Energy, Inc. (incorporated by reference to Exhibit 10.10 to the Company's Annual
                             Report on Form 10-K for the year ended December 31, 1996).
          10.10           -- First Amendment to Employment Agreement dated as of August 19, 1996 by and among
                             Jeffrey Clarke and Coho Energy, Inc. (incorporated by reference to Exhibit 10.11 to the
                             Company's Annual Report on Form 10-K for the year ended December 31, 1996).
          10.11           -- First Amendment to Employment Agreement dated as of August 19, 1996 by and among R. M.
                             Pearce and Coho Energy, Inc. (incorporated by reference to Exhibit 10.12 to the
                             Company's Annual Report on Form 10-K for the year ended December 31, 1996).
          10.12           -- First Amendment to Employment Agreement dated as of August 19, 1996 by and among Eddie
                             M. LeBlanc and Coho Energy, Inc. (incorporated by reference to Exhibit 10.13 to the
                             Company's Annual Report on Form 10-K for the year ended December 31, 1996).
          10.13           -- 1993 Non Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-4 (Reg. No. 33-65620)).
          10.14           -- First Amendment to 1993 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the
                             quarter ended June 30, 1996).

         10.15           -- Form of Executive Severance Agreement entered into with each of Keri Clarke, R. Lynn Guillory, Larry L. Keller,
                            Susan J. McAden, Joseph Ragusa, Gary Hoge and Patrick S.
                            Wright (incorporated by reference to Exhibit 10.15 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1995).
         10.16           -- Crude Oil Purchase Contract dated January 25, 1996, by
                            and between Coho Marketing and Transportation, Inc. and
                            EOTT Energy Operating Limited Partnership (incorporated
                            by reference to Exhibit 10.17 to the Company's Annual
                            Report on Form 10-K for the year ended December 31,
                            1995).
         10.17           -- Fourth Amended and Restated Credit Agreement among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Acquisitions Company, Coho
                            Energy, Inc., Banque Paribas, Houston Agency, Bank One,
                            Texas, N.A., and MeesPierson N.V. dated as of December
                            18, 1997 (incorporated by reference to Exhibit 10.23 to
                            the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1997).
         10.18           -- First Amendment to the Fourth Amended and Restated Credit
                            Agreement dated July 7, 1998 among Coho Resources, Inc.,
                            Coho Louisiana Production Company, Coho Exploration,
                            Inc., Coho Oil & Gas, Inc. (formerly Coho Acquisitions
                            Company), Coho Energy, Inc., Banque Paribas, Houston
                            Agency, Bank One, Texas, N.A., and MeesPierson N.V.
                            (incorporated by reference to Exhibit 10.19 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.19           -- Second Amendment to the Fourth Amended and Restated
                            Credit Agreement dated November 13, 1998 among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Oil & Gas, Inc. (formerly Coho
                            Acquisitions Company), Coho Energy, Inc., Banque Paribas,
                            Houston Agency, Bank One, Texas, N.A., and MeesPierson
                            N.V. (incorporated by reference to Exhibit 10.20 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.20           -- Third Amendment to the Fourth Amended and Restated Credit
                            Agreement dated November 30, 1998 among Coho Resources,
                            Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Oil & Gas, Inc. (formerly Coho
                            Acquisitions Company), Coho Energy, Inc., Banque Paribas,
                            Houston Agency, Bank One, Texas, N.A., and MeesPierson
                            N.V. (incorporated by reference to Exhibit 10.21 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.21           -- Fourth Amendment to the Fourth Amended and Restated
                            Credit Agreement dated January 29, 1999 among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Oil & Gas, Inc. (formerly Coho
                            Acquisitions Company), Coho Energy, Inc., Banque Paribas,
                            Houston Agency, Bank One, Texas, N.A., and MeesPierson
                            N.V. (incorporated by reference to Exhibit 10.22 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.22           -- Crude Call Purchase Contract dated November 26, 1997 by and between Amoco Production Company and Coho
                            Acquisitions Company (incorporated by reference to
                            Exhibit 2.1 to the Company's Report on Form 8-K dated
                            December 18, 1997).
         10.23           -- Purchase and Sale Agreement dated November 26, 1997 by
                            and between Amoco Production Company and Coho
                            Acquisitions Company (incorporated by reference to
                            Exhibit 2.1 to the Company's Report on Form 8-K dated
                            December 31,1997).

          10.24           -- Shareholder Agreement (incorporated by reference to Item 7(1) of the Exhibits to the
                             Schedule 13D dated May 18, 1998, relating to the Company and filed by Energy Investment
                             Partnership No. 1, Thomas O. Hicks, John R. Muse, Charles W. Tate, Jack D. Furst,
                             Lawrence D. Stuart, Jr., Michael J. Levitt, Dan H. Blanks, and David B. Deniger).
          10.25           -- Amended and Restated Stock Purchase Agreement dated November 4, 1998, by and between
                             Coho Energy, Inc. and HM4 Coho, L.P. (incorporated by reference to Exhibit 99.1 to the
                             Report on Form 8-K dated November 18, 1998).
          10.26           -- Adoption Agreement for Coho Resources, Inc.'s Amended and Restated 401(k) Savings Plan
                             dated July 1, 1995 (incorporated by reference to Exhibit 10.27 to the Company's Annual
                             Report on Form 10-K for the year ended December 31, 1998).
          10.27**         -- Letter Agreement dated March 5, 1999, by and between Coho Marketing and Transportation,
                             Inc. and EOTT Energy Operating Limited Partnership, amending the Crude Oil Purchase
                             Contract dated January 25, 1996, by and between Coho Marketing and Transportation, Inc.
                             and EOTT Energy Operating Limited Partnership.
          21.1*           -- List of Subsidiaries of the Company.
          23.1**          -- Consent of Arthur Andersen LLP
          23.2**          -- Consent of Ryder Scott Company, L.P.
          23.3**          -- Consent of Sproule Associates, Inc.
          23.4***         -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
          24.1            -- Powers of Attorney (included on signature page of Registration Statement filed on
                             February 7, 2000).
          27.1**          -- Financial Data Schedule.
          99.1**          -- Form of Notice of Exercise of Rights and related documents.